Exhibit 10.1

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of October 28, 2019

among

CIENA CORPORATION,

CIENA COMMUNICATIONS, INC.,

CIENA GOVERNMENT SOLUTIONS, INC.,

CIENA CANADA, INC.,

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

The Other L/C Issuers Party Hereto,

and

The Other Lenders Party Hereto

BofA SECURITIES, INC.

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

as Co-Syndication Agents

JPMORGAN CHASE BANK N.A.,

as Documentation Agent

TABLE OF CONTENTS

SECTION			PAGE
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS			1
	1.01	Defined Terms	1
	1.02	Other Interpretive Provisions	63

(b)	In the computation of periods of time from a		64

(c)	In connection with the determination of the weighted average life to maturity of any Indebtedness, the effects of any reductions in		64

(d)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of		64

(e)	Any reference herein to a merger, transfer,		64

	1.03	Accounting Terms	64

(c)	Consolidation of Variable Interest Entities		65

	1.04	Rounding	65
	1.05	Times of Day; Rates	65
	1.06	Currency Equivalents Generally	65
	1.07	Concurrent Fixed/Ratio Basket Usage	66
	1.08	Limited Condition Transactions	66
	1.09	Cashless Settlement	67
	1.10	Letter of Credit Amounts	67
	1.11	Judgments	68
	1.12	Interpretation (Quebec)	68

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS			69
	2.01	The Revolving Borrowings	69

(c)	Overadvances		70

(d)	Protective Advances		70

	2.02	Borrowings, Conversions and Continuations of Loans	71

(c)	Except as otherwise provided herein, unless the Borrowers provide one Business Day’s prior notice and pays the amount due, if any, under Section 3.05 in connection therewith, a Eurodollar Rate Loan or Canadian BA Rate Loan may be continued or converted only on the		72

(d)	The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or Canadian BA Rate Loans, as applicable, upon determination of such interest rate		72

(e)	After giving effect to all Revolving		72

	2.03	Prepayments	72
	2.04	Termination or Reduction of Commitments	73
	2.05	Repayment of Loans	74
	2.06	Interest	74
	2.07	Fees	75
	2.08	Computation of Interest and Fees	75
	2.09	Evidence of Debt	75
	2.10	Payments Generally; Administrative Agent’s Clawback	76

(d)	Obligations of Lenders Several		77

(e)	Funding Source		77

i

(f)	Insufficient Funds		77

	2.11	Sharing of Payments by Lenders	78
	2.12	[Reserved]	78
	2.13	Incremental Facilities	78

(b)	Conditions		79

(c)	Terms of New Loans and Commitments		81

(e)	Equal and Ratable Benefit		81

	2.14	Extension of Maturity Date	81
	2.15	Defaulting Lenders	83
	2.16	Letters of Credit	86
	2.17	Swing Line Loans	95
	2.18	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest	97

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY			98
	3.01	Taxes	98

(b)	Payment of Other Taxes by the Company		99

(c)	Tax Indemnifications		99

	3.02	Illegality	102
	3.03	Inability to Determine Rates	103
	3.04	Increased Costs; Reserves on Eurodollar Rate Loans and Canadian BA Rate Loans	104

(d)	Delay in Requests		105

(e)	Reserves on Eurodollar Rate Loans and		105

	3.05	Compensation for Losses	105
	3.06	Mitigation Obligations; Replacement of Lenders	106
	3.07	Survival	106
	3.08	Successor LIBOR	106

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS			108
	4.01	Conditions of Initial Credit Extension	108
	4.02	Conditions to All Credit Extensions	111

(a)	The representations and warranties of the Loan Parties contained in		111

ARTICLE V REPRESENTATIONS AND WARRANTIES			112
	5.01	Existence, Qualification and Power	112
	5.02	Authorization; No Contravention	112
	5.03	Governmental Authorization; Other Consents	112
	5.04	Binding Effect	112
	5.05	Financial Statements; No Material Adverse Effect	113

(e)	The projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made and at the time such projections were made available to Administrative Agent and the Lenders		113

(f)	The summary of the pro forma adjustments (if any) to the financial statements delivered pursuant to Section 6.01(c) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present in all material respects the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements		113

	5.06	Litigation	113
	5.07	No Default	114
	5.08	Ownership of Property	114

(d)	Schedule 5.08(d)(i) sets forth as of October 31, 2018 a complete and accurate list of all leases of real property in the United States and Canada with annual rental payments of more than $2,500,000 under which any Loan Party is the lessee, showing as of October 31, 2018 the street address, county or other relevant jurisdiction, state or province, lessor, lessee, expiration date and annual rental cost thereof		114

	5.09	Environmental Compliance	114

(c)	Except as otherwise set forth on Schedule 5.09, or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (2) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries		114

(d)	Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and their respective Restricted Subsidiaries: (i) are, and have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and have been, in compliance with all of their Environmental Permits; and (iv) to the extent within the control of the Loan Parties and their respective Restricted Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained		115

	5.10	Insurance	115
	5.11	Taxes	115
	5.12	ERISA Compliance	115

(c)	(i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan, in any event, that could reasonably be expected to have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Responsible Officer of the Company or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan		115

(d)	Neither the Company, any other Loan Party, nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Canadian Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12(d) hereto and (ii) thereafter, Pension Plans and Canadian Pension Plans not otherwise prohibited by this Agreement		116

	5.13	Restricted Subsidiaries; Loan Parties	116
	5.14	Margin Regulations; Investment Company Act	117
	5.15	Disclosure	117
	5.16	Compliance with Laws	117
	5.17	Intellectual Property; Licenses, Etc.	117
	5.18	Solvency	118
	5.19	OFAC	118
	5.20	Anti-Corruption Laws	118
	5.21	Money Laundering and Counter-Terrorist Financing Laws	118
	5.22	EEA Financial Institution	118
	5.23	ERISA	118
	5.24	Beneficial Ownership Certification	118
	5.25	Borrowing Base Certificate	118

ARTICLE VI AFFIRMATIVE COVENANTS			118
	6.01	Financial Statements	119

(b)	as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended January 31, 2020), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (the Lenders agree that the Company’s obligations under this paragraph (b) will be satisfied in respect of any such fiscal quarter by delivery to the Administrative Agent within 45 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC); and		119

(c)	to the extent there exist any Unrestricted Subsidiaries, concurrently with the financial statements delivered pursuant to Sections 6.01(a) or (b) above, as applicable, a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries from the financial statements delivered pursuant to Sections 6.01(a) or (b) above, as applicable, in each case prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein		119

	6.02	Certificates; Other Information	119

(b)	promptly after the filing or delivery thereof, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Company or any of its Restricted Subsidiaries shall (i) publicly file with the SEC or any successor thereto or with any equivalent national securities exchange or similar governing body or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock or any Permitted Additional Indebtedness pursuant to the terms of the documentation governing the same (other than notices, reports or information of an administrative or ministerial nature);		120

(e)	as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, (i) a report supplementing Schedule 5.08(d)(i), including an identification of all leased real property with annual rental payments of more than $2,500,000 disposed of by any Loan Party thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value (in the case of all owned real property) thereof and lessor, lessee, expiration date and annual rental cost thereof) of all real property leased by a Loan Party during such fiscal year with annual rental payments of more than $2,500,000 and a description of such other changes in the information included in such Schedule as may be necessary for such Schedules to be accurate and complete in all material respects; (ii) a report supplementing Schedule II.B(1), (2) and (3) of the Perfection Certificate, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party during such fiscal year by the United States Patent and Trademark Office or United States Copyright Office, as applicable, and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party thereof during such fiscal year to the United States Patent and Trademark Office or United States Copyright Office, as applicable, and the status of each such application; and (iii) a report supplementing Schedule 5		120

(f)	as soon as available, but in any event within 90 days after the end of each fiscal year of the Company		121

(g)	promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request		121

	6.03	Notices	122

(b)	of any matter that has resulted in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;		122

(c)	of any litigation or governmental investigation or proceeding pending against the Company or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) that purports to affect the legality, validity or enforceability of any Loan Document;		122

(d)	of any action, claim, investigation or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit or of any Environmental Liability that could reasonably be expected to have a Material Adverse Effect;		122

(e)	of any changes to the information contained in the Beneficial Ownership Certification delivered as of the Closing Date that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification (in order to maintain the accuracy of such information as of any date of determination)		122

	6.04	Payment of Obligations	122
	6.05	Preservation of Existence, Etc.	123
	6.06	Maintenance of Properties	123
	6.07	Maintenance of Insurance	123
	6.08	Compliance with Laws	123
	6.09	Books and Records	123

v

	6.10	Inspection Rights; Exams; Appraisals	124
	6.11	Use of Proceeds	124
	6.12	Covenant to Guarantee Obligations and Give Security	124

(c)	The Borrowers shall provide endorsements to each policy of insurance as required under Section 6.07 of this Agreement which name the Administrative Agent, on behalf of the Secured Parties, as (i) an additional insured (in case of general liability insurance)		126

(d)	Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrowers shall, at the Borrowers’ expense:		126

(f)	If, as of the last day of any fiscal quarter of the Company:		127

(ii)	the aggregate consolidated total assets of all Immaterial Subsidiaries exceeds 10.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion), the Company shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 6.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary of the Company (in either case, other than an Excluded Subsidiary), as applicable would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets of all Immaterial Subsidiaries do not exceed 10.0% of Consolidated Total Assets		127

	6.13	Compliance with Environmental Laws	128
	6.14	Further Assurances	128
	6.15	Information Regarding Collateral	128
	6.16	Anti-Corruption Laws and Sanctions	129
	6.17	[Reserved]	129
	6.18	Designation of Subsidiaries	129

(b)	The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of such designation in an amount equal to the outstanding amount of all Investments by the Company and its Restricted Subsidiaries in such Subsidiary on such date (as reasonably determined by the Company). Accordingly, such designation shall be permitted only if the Investment represented thereby would be permitted under Section 7.03		129

(c)	The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence on the date of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing on such date and (ii) for purposes of calculating the outstanding amount of Investments by the Company and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by the Company and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all such Investments in such Subsidiary on the date of such designation		129

(d)	If at any time any Unrestricted Subsidiary (i) owns any Equity Interests or Indebtedness of, or owns or holds any Liens on, any property of the Company or any Restricted Subsidiary, (ii) Guarantees any Indebtedness of the Company or any Restricted Subsidiary (other than deferred purchase price arrangements in the ordinary course of business) or (iii) ceases to be an “unrestricted subsidiary” under any Additional Indebtedness, then the Company shall, concurrently therewith, re-designate such Unrestricted Subsidiary as a Restricted Subsidiary		129

	6.19	Accounts; Deposit Accounts	130
	6.20	Locations of ABL Priority Collateral	132

	6.21	Protection of Collateral	132
	6.22	Landlord and Storage Agreements	133
	6.23	Post-Closing Matters	133

ARTICLE VII NEGATIVE COVENANTS			133
	7.01	Liens	133

(b)	Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, replacements, refinancings or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), and (iii) any renewal, replacement, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d)		133

(c)	inchoate Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;		133

(d)	Forwarders’, bailee’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of the Company’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the		134

(f)	Liens incurred on deposits to secure the performance of bids, tenders, contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;		134

(g)	easements, rights-of-way, restrictions, encroachments and other similar encumbrances affecting real property which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;		134

(h)	Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h)		134

(l)	Liens on property or assets acquired pursuant to a Permitted Acquisition or other Investment permitted under Section 7.04 or on property or assets of a Restricted Subsidiary of the		135

(m)	Liens on accounts receivable or lease receivables, interests therein and/or related assets or rights sold in the ordinary course of business in accordance with Section 7.05(h)		135

(n)	(i) licenses, sublicenses, leases or subleases granted by the		135

(o)	Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the		135

(p)	Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller, broker or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;		136

(q)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents and Other Financial Investments on deposit in one or more accounts maintained by the		136

(r)	Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 7.02		136

(s)	Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition or other Investment permitted by Sections 7.03(u)		136

(u)	Liens on cash and Cash Equivalents to secure (x) the		136

(v)	licensing and cross-licensing arrangements entered into by the		136

(w)	(i) additional Liens		136

(x)	to the extent constituting a Lien, to the extent that the prepayment, repurchase or redemption thereof is permitted by this Agreement, cash deposited with the trustee or any paying agent under the applicable Indebtedness, or held in trust by the		136

(y)	Liens that arise or may be deemed to arise from any Permitted Foreign Receivables Facility that extend only to the Foreign Securitization Assets subject thereto and, to the extent consistent with customary market practice for such financing, Liens on Equity Interests or other securities issued by a Securitization Subsidiary securing obligations under such Permitted Foreign Receivables Facility;		137

(aa)	Liens on assets of any Restricted Subsidiary that is not a Loan Party securing Permitted Non-Loan Party Indebtedness; and		137

(bb)	Liens securing Refinancing Indebtedness permitted by Section 7.02(w)		137

	7.02	Indebtedness	137
(b)	Indebtedness constituting Intercompany Loans to the extent permitted by Sections 7.03(c), 7.03(g), 7.03(u), 7.03(w), 7.03(z), 7.03(aa) or 7.03(bb)		137

(c)	(i)(x) Indebtedness		137

(d)	Indebtedness outstanding on the Closing Date and, except for Intercompany Loans among the Company and its Restricted Subsidiaries, listed on Schedule 7		138

(f)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of the incurrence thereof;		138

(g)	Indebtedness of the Company and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;		138

(h)	Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;		138

(i)	Indebtedness in respect of Capitalized Leases (including the financing of such related installation, maintenance or software licensing charges), obligations in respect of any Synthetic Lease and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and any extension, renewal, replacement or refinancing thereof as permitted by Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding under this Section 7.02(i) shall not exceed, when taken together with all outstanding Indebtedness acquired or assumed pursuant to Section 7.02(j), the greater of $100,000,000 and 3		138

(j)	Indebtedness of a Restricted Subsidiary of the Company acquired pursuant to a Permitted Acquisition or other Investment permitted under Section 7.04 (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) the aggregate principal amount of all Indebtedness at any one time outstanding under this clause (j) shall not exceed, when taken together with all outstanding Indebtedness incurred pursuant to Section 7.02(i) and all Refinancing Indebtedness in respect thereof, the greater of (x) $100,000,000 and (y) 3		138

(k)	Indebtedness of the Company or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, severance arrangements, purchase price adjustments, earnouts, stay bonuses and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 7.02(e)		139

(m)	Indebtedness of the Company or any of its Restricted Subsidiaries for reimbursement obligations relating to letters of credit, performance bonds, surety bonds and bid bonds so long as the sum of the aggregate available amount of all such letters of credit (and any unreimbursed drawings in respect thereof) and the then outstanding amount of performance bonds, surety bonds and bid bonds does not at any time exceed the greater of $100,000,000 and 26		139

(n)	Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness may be (A) (a) unsecured or (b) to the extent permitted below in this clause (n), secured by a Lien on (x) the ABL Priority Collateral that is junior to the Lien that secures the Obligations and (y) the Collateral (other than ABL Priority Collateral) that is senior or pari passu to the Lien that secures the Obligations (including “Incremental Equivalent Debt” as defined in the Term Loan Credit Agreement) and (B) guaranteed on a like basis by any or all of the other Loan Parties, so long as (i) no Event of Default then exists or would result therefrom, (ii) other than with respect to any		139

(p)	so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the		141

(q)	Indebtedness of the Company and its Restricted Subsidiaries evidenced by the Ottawa Capitalized Lease, and any extension, renewal, replacement or refinancing thereof as permitted by Section 7.01(i)(iii); provided, however, that in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this clause (q) exceed Cdn		141

(t)	Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of such Indebtedness outstanding at any time pursuant to this clause (t) shall not exceed in the aggregate, when taken together with any outstanding Permitted Non-Loan Party Indebtedness incurred or assumed by Restricted Subsidiaries that are not Loan Parties under Sections 7.02(n) and 7.02(s), the greater of $50,000,000 and 13		142

(v)	Guarantees constituting Investments permitted under any of Sections 7.03(u)		143

	7.03	Investments	144

(f)	Guarantees permitted by Section 7.02		145

(g)	Investments existing on the Closing Date and set forth on Schedule 7		145

(h)	the Company and its Restricted Subsidiaries may enter Swap Contracts to the extent permitted by Section 7.02(a)		145

(j)	the Company and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 7.03		145

(k)	Contingent Obligations permitted by Section 7.02		145

(l)	(i) Permitted Acquisitions shall be permitted in accordance with the requirements of the definition thereof and any customary cash earnest money deposits made in connection therewith;		145

(n)	to the extent constituting Investments, transactions permitted by Section 7.04 and Section 7.06		145

(o)	the Company and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to tax or customs authorities, vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Company or such Restricted Subsidiary;		145

(p)	Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;		146

(q)	deposits of cash made in the ordinary course of business to secure the performance of operating leases or the Ottawa Capitalized Lease and any renewals, replacements, refinancings or extensions thereof;		146

(r)	Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;		146

(s)	to extent constituting an Investment, (w) cash deposits to secure obligations described in Section 7.01(x), (x) escrow deposits to secure indemnification obligations in connection with a transaction permitted by Section 7.05, (y) cash collateral to secure letters of credit and other obligations described in (and to the extent permitted by) Sections 7.01(e)		146

(u)	so long as no Default or Event of Default then exists or would result therefrom, the Company and its Restricted Subsidiaries may make additional Investments on or after the Closing Date not otherwise permitted by this Section 7.03 in an aggregate amount not to exceed at any time outstanding the greater of $100,000,000 and 26		146

(v)	Capitalized Expenditures by the Company and its Restricted Subsidiaries shall be permitted (other than Capitalized Expenditures constituting a Permitted Acquisition unless permitted under Section 7.03(l)		146

(w)	[reserved];		146

(x)	the Company and its Restricted Subsidiaries shall be permitted to make earnest money deposits permitted by Section 7.01(s)		146

(y)	Investments in trust or similar arrangements in connection with deferred compensation plans;		146

(z)	Investments by the Company or any Restricted Subsidiary in (i) a Person that is engaged in a Similar Business, (ii) Joint Ventures, (iii) Restricted Subsidiaries that are not Wholly-Owned Subsidiaries and (iv) Unrestricted Subsidiaries that do not exceed in the aggregate at any time outstanding the greater of (x) $100,000,000 and 26		146

(aa)	additional Investments so long as the Payment Conditions are satisfied		147

(cc)	Investments in any Securitization Subsidiary made to effect any Permitted Receivables Facility, including any Permitted Foreign Receivables Facility		147

	7.04	Fundamental Changes	147

(b)	Any non-operating Restricted Subsidiary of the Company with no material assets and no material liabilities may wind up, liquidate or dissolve;		147

(c)	Dispositions may be made to the extent permitted by Section 7.05		147

x

(d)	(i) Any merger, amalgamation or consolidation of an Acquired Entity or Business in accordance with the terms of the definition thereof pursuant to a Permitted Acquisition, and (ii) Investments may be made to the extent permitted by Section 7.03 (including any mergers, amalgamations or consolidations to effect such Investments)		147

	7.05	Dispositions	148

(b)	Dispositions of inventory in the ordinary course of business;		148

(c)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;		148

(d)	Dispositions of property by any Restricted Subsidiary to the Company or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor;		148

(e)	To the extent constituting Dispositions, Investments permitted by Section 7.03		148

(g)	the Company and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease except to the extent permitted by Section 7.02(i)		149

(i)	the Company and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business and which do not materially interfere with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects in any material respect the Administrative Agent’s security interest in the asset or property subject thereto (other than in respect of any Liens permitted hereunder and related thereto);		149

(k)	the Company and its Restricted Subsidiaries may (i) use or transfer cash in a manner not prohibited by the terms of the Loan Documents, and (ii)(a) liquidate or otherwise dispose of Cash Equivalents, (b) [reserved], and (c) liquidate or otherwise dispose of Other Financial Investments, in each case in this sub-clause (ii), for cash at Fair Market Value in a manner not prohibited by the terms of the Loan Documents;		150

(l)	Dividends may be paid to the extent permitted by Section 7.06		150

(m)	the Company and its Restricted Subsidiaries may cancel, abandon or otherwise dispose of IP Rights which are, in the reasonable business judgment of the Company or such Restricted Subsidiary, no longer used or useful in, the business of the Company or such Restricted Subsidiary;		150

(n)	the Company and its Restricted Subsidiaries may dispose of property and assets to the extent such property and assets were the subject of a casualty or condemnation proceedings upon the occurrence of the related Recovery Event;		150

(p)	the Company and its Restricted Subsidiaries may grant Liens permitted hereunder;		151

(r)	the Company and its Restricted Subsidiaries may convey, sell, lease or otherwise dispose of property or assets between or among themselves having a value not in excess of $25,000,000 in the aggregate following the Closing Date;		151

(s)	the Company and its Restricted Subsidiaries shall be permitted to make earnest money deposits permitted by Section 7.01(s)		151

	7.06	Dividends	151

(b)	the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;		152

(c)	the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;		152

(d)	the Company may redeem, repurchase or otherwise acquire for value outstanding shares of Company Common Stock (or options, warrants or other rights to acquire such Company Common Stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Company or any of its Restricted Subsidiaries, provided that (x) the aggregate amount of all such redemptions and repurchases pursuant to this Section 7.06(d) shall not exceed the greater of $5,000,000 and 1.50% of LTM Consolidated EBITDA (as of the date of the making of such Dividend) in any fiscal year of the Company (less the amount of any such redemption or repurchase effected by the forgiveness of Indebtedness owed to the Company by such officer, director or employee) and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 7.06(d)		152

(e)	the Company may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Company may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;		152

(f)	the Company may acquire shares of its Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants by way of cashless exercise;		152

(g)	the Company may make Dividends consisting of the issuance of equity rights convertible into Qualified Preferred Stock in connection with certain “anti-takeover” and “poison pill” arrangements approved by the board of directors of the Company;		152

(h)	the Company may make Dividends to directors, officers and employees of the Company and its Restricted Subsidiaries in connection with any incentive plans approved by the		152

(j)	[reserved];		152

(k)	so long as no Event of Default then exists or would result therefrom, Dividends in an aggregate amount on or after the Closing Date not to exceed, when taken together with the aggregate amount of prepayments, repayments, redemptions, repurchases or acquisitions of Indebtedness pursuant to Section 7.14(b) made on or after the Closing Date, the greater of $50,000,000 and 13		152

(m)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement		153

	7.07	Change in Nature of Business	153
	7.08	Transactions with Affiliates	153

(b)	loans may be made and other transactions may be entered into among the Company and its Restricted Subsidiaries to the extent permitted by Sections 7.02, 7.03, 7.04, 7.05 and 7.16		153

(c)	customary fees, indemnities and reimbursements may be paid to non-officer directors of the Company and its Restricted Subsidiaries;		153

(d)	the Company may issue Company Common Stock and Qualified Preferred Stock;		153

(e)	the Company and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Company and its Restricted Subsidiaries in the ordinary course of business;		153

(f)	the Company and its Restricted Subsidiaries may pay and/or charge management fees, service fees, licensing fees and similar fees to one another in the ordinary course of business (or, in the case of pricing, as otherwise determined by the Company and its Restricted Subsidiaries in their respective reasonable business judgment)		153

	7.09	Burdensome Agreements	153
	7.10	Use of Proceeds	154
	7.11	Sanctions	154
	7.12	Prohibition on Division/Series Transactions	155
	7.13	Accounting Changes	155
	7.14	Prepayments, Etc.	155

(b)	so long as no Event of Default then exists or would result therefrom, the Company may make any payment or prepayment on, or redemption, repurchase or acquisition for value of, any Junior Restricted Payment Indebtedness in an aggregate amount not to exceed, at any time on or after the Closing Date, when taken together with all Dividends paid pursuant to Section 7.06(k) on or after the Closing Date, the greater of $50,000,000 and 13		155

(c)	[reserved];		155

(d)	the Company may make additional payments or prepayments on, or redemptions, repurchase or acquisitions for value of, any Junior Restricted Payment Indebtedness (x) to the extent made with Company Common Stock or Qualified Preferred Stock (whether pursuant to any conversion thereof or otherwise) or (y) so long as no Event of Default then exists or would result therefrom, to the extent made with the proceeds from (1) the substantially concurrent incurrence or issuance of any Junior Restricted Payment Indebtedness or (2) an incurrence or issuance of Indebtedness pursuant to Section 7.02(l)		155

(f)	other additional payments or prepayments on, or redemptions, repurchase or acquisitions for value of, any Junior Restricted Payment Indebtedness so long the Payment Conditions are satisfied		156

	7.15	Amendment, Etc.	156
	7.16	Anti-Corruption Laws	157
	7.17	Consolidated Fixed Charge Coverage Ratio	157
	7.18	Canadian Pension Plans	157

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES			157

	8.01	Events of Default	157

(b)	Specific Covenants		157

(c)	Other Defaults		157

(d)	Representations and Warranties		158

(e)	Cross-Default		158

(f)	Insolvency Proceedings, Etc.		158

(g)	Inability to Pay Debts; Attachment		158

(h)	Judgments		158

(i)	ERISA		159

(j)	Invalidity of Loan Documents		159

(k)	Change of Control		159

(l)	Collateral Documents		159

(m)	Subordination		159

	8.02	Remedies upon Event of Default	160
	8.03	Application of Funds	160

ARTICLE IX ADMINISTRATIVE AGENT			163

	9.01	Appointment and Authority	163
	9.02	Rights as a Lender	164
	9.03	Exculpatory Provisions	164

(d)	The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own		164

(e)	The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi)the satisfaction of any condition set forth in		165

	9.04	Reliance by Administrative Agent	165
	9.05	Delegation of Duties	165
	9.06	Resignation of Administrative Agent	165

(c)	With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (		166

	9.07	Non-Reliance on Administrative Agent and Other Lenders	167
	9.08	No Other Duties, Etc.	167
	9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	167

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;		167

	9.10	Collateral and Guaranty Matters	168

(c)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and Section 7.01(x)		169

	9.11	Lender ERISA Representations	169
	9.12	Bank Product Providers and ABL Secured Other Letters of Credit Issuers	170

ARTICLE X MISCELLANEOUS			170

	10.01	Amendments, Etc.	170

(b)	waive any condition set forth in Section 4.02		171

(c)	extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02		171

(d)	postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment (it being understood that the waiver (or amendment to the terms) of		171

	any mandatory prepayment of the Loans or any component definitions thereof or any obligation of a Borrower to pay interest at the Default Rate shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Total Secured Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(e)	reduce the principal of, or the rate of interest specified herein on,		171

(f)	change (i) Section 8.03		171

(g)	change any provision of this Section 10.01		171

(h)	other than in connection with a transaction permitted under Section 7.04 or 7.05 or otherwise as provided in Section 9.10		171

(i)	release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from any Guaranty is permitted pursuant to Section 6.12(f) or 9.10		172

(j)	impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or		172

	10.02	Notices; Effectiveness; Electronic Communications	173

(d)	Change of Address, Etc.		174

(e)	Reliance by Administrative Agent,		174

	10.03	No Waiver; Cumulative Remedies; Enforcement	175
	10.04	Expenses; Indemnity; Damage Waiver	175

(c)	Reimbursement by Lenders		176

(d)	Waiver of Consequential Damages, Etc.		177

(e)	Payments		177

(f)	Survival		177

	10.05	Payments Set Aside	177
	10.06	Successors and Assigns	178

(d)	Participations		180

	10.07	Treatment of Certain Information; Confidentiality	182
	10.08	Right of Setoff	183
	10.09	Interest Rate Limitation	183
	10.10	Counterparts; Integration; Effectiveness	183
	10.11	Survival of Representations and Warranties	184
	10.12	Severability	184
	10.13	Replacement of Lenders	184

(c)	in the case of any such assignment resulting from a claim for compensation under Section		184

(d)	such assignment does not conflict with applicable Laws; and		184

(e)	in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent		184

	10.14	Governing Law; Jurisdiction; Etc.	185

(b)	WAIVER OF VENUE		185

(c)	SERVICE OF PROCESS		186

	10.15	Waiver of Jury Trial	186
	10.16	No Advisory or Fiduciary Responsibility	186

10.17	Electronic Execution of Assignments and Certain Other Documents	187
10.18	USA PATRIOT Act	187
10.19	Intercreditor Agreement	187
10.20	Borrower Agent	188
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	188
10.22	Acknowledgement Regarding Any Supported QFCs	189
10.23	Nature of Obligations	190
10.24	Limitation on Canadian Obligations	190
10.25	Canadian Anti-Money Laundering Legislation	190

SIGNATURES		S-1

SCHEDULES

1.01(a)	Commitments and Applicable Percentages
1.01(b)	L/C Commitments
1.01(c)	Foreign Account Debtors
1.01(d)	Existing Letters of Credit
5.08(d)(i)	Leased Real Property (Lessee)
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.12(d)	Pension Plans
5.13	Restricted Subsidiaries; Loan Parties
5.17	Intellectual Property Matters
6.12	Guarantors
6.19(f)	U.S. and Canadian Deposit Accounts; Securities Accounts
6.20	Locations of ABL Priority Collateral
6.23	Post-Closing Matters
7.01	Closing Date Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Revolving Note
D	Borrowing Base Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Canadian Guarantee
F-2	U.S. Guaranty
G-1	Canadian Security Agreement
G-2	U.S. Security Agreement
G-3	U.S. Pledge Agreement
H-1 – H-4	Tax Certificate
I-1	Perfection Certificate
K	Compliance Certificate
M	Landlord Personal Property Collateral Access Agreement
N	Solvency Certificate
O	Intercreditor Agreement
P	Intercompany Subordination Agreement
Q	Joinder Agreement

ABL CREDIT AGREEMENT

This ABL CREDIT AGREEMENT (“Agreement”) is entered into as of October 28, 2019, among CIENA CORPORATION, a Delaware corporation (the “Company”), CIENA COMMUNICATIONS, INC., a Delaware corporation (“CCI”), CIENA GOVERNMENT SOLUTIONS, INC., a Delaware corporation (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms hereof, collectively, the “U.S. Borrowers”), CIENA CANADA, INC., a corporation incorporated under the laws of Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms hereof, collectively, the “Canadian Borrowers”, and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer and the other L/C Issuers from time to time party hereto.

PRELIMINARY STATEMENTS:

Each Borrower has requested that the Lenders provide a revolving credit facility, the proceeds of which shall be used to fund cash to the Company’s and other Borrowers’ balance sheets and general corporate purposes, which may include the repayment of certain indebtedness, and the Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“30-Day Excess Availability” shall mean, on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such date (or, if shorter, the period commencing on the Closing Date and ending on the day immediately preceding such date) by (b) 30 (or, if applicable, the number of days (which is less than 30) from the Closing Date to the day immediately preceding such date).

“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“ABL Secured Other Letters of Credit Issuer” has the meaning specified in the definition of Secured Other Letters of Credit Issuer.

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC or in the PPSA, as applicable, and any and all supporting obligations in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account.

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Restricted Subsidiary of the Company or (b) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Restricted Subsidiary of the Company

(or shall be merged or amalgamated with and into the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided that, in the case of any merger or amalgamation involving (x) a Borrower, such Borrower shall be the surviving or continuing Person, and (y) a Guarantor, a Guarantor shall be the surviving or continuing Person (or if such surviving or continuing Person is not a Guarantor, it shall become a Guarantor contemporaneously with the consummation of such merger or amalgamation)).

“Acquisition” shall mean a transaction or series of transactions resulting in (a) the acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) the merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.

“Additional Commitment Lender” has the meaning specified in Section 2.14(c).

“Adjustment” shall have the meaning specified in Section 3.08.

“Administrative Agent” shall mean Bank of America in its capacity as administrative agent under any of the Loan Documents, and shall include any Affiliates or branches of Bank of America in its or their capacity as Administrative Agent, or any successor administrative agent.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Canadian Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Revolving Loans and Canadian Swing Line Loans outstanding at such time (in each case, for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars) and (b) the aggregate amount of all Outstanding Amounts with respect to Letters of Credit (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars) at such time in respect of Letters of Credit reimbursable by any Canadian Loan Party (exclusive of such Outstanding Amounts with respect to Letters of Credit which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Revolving Loans).

“Aggregate Exposure” shall mean, at any time, the sum of (a) the Aggregate U.S. Borrower Exposure at such time and (b) the Aggregate Canadian Borrower Exposure at such time.

“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Revolving Loans and U.S. Swing Line Loans outstanding at such time and (b) the aggregate amount of all Outstanding Amounts with respect to Letters of Credit at such time in respect of Letters of Credit reimbursable by any U.S. Loan Party (exclusive of such Outstanding Amounts with respect to Letters of Credit which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Revolving Loans).

“Agreement” shall mean this ABL Credit Agreement.

“Agreement Currency” has the meaning specified in Section 1.11.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“AML Legislation” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, including all regulations thereunder, and all other applicable terrorism, anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” policies, regulations, laws or rules in Canada.

“Amortization Reserve” shall mean, at any time, with respect to Indebtedness expressly referencing the imposition of an Amortization Reserve under Section 7.02, a reserve for any amortization payment required to be made in respect of such Indebtedness within 91 days of such time in an amount equal to the amount of such amortization payment (or such lesser amount as Administrative Agent may determine in its Permitted Discretion).

“Applicable Percentage” shall mean, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15(a). If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” shall mean the applicable percentage per annum for a Type of Revolving Loan, Letter of Credit Fees and Swing Line Loans set forth below, as determined by the Historical Excess Availability for the most recent fiscal quarter:

Applicable Rate
Level	Historical Excess Availability	Revolving Loans Maintained as Eurodollar Rate Loans, Canadian BA Rate Loans and Letter of Credit Fees	Swing Line Loans and Revolving Loans Maintained as Base Rate Loans or Canadian Prime Rate Loans
1	Greater than 50% of the Total Revolving Commitment	1.25%	0.25%
2	Less than or equal to 50% of the Total Revolving Commitment	1.50%	0.50%

Until February 1, 2020, margin shall be determined as if Level 1 were applicable. Thereafter, margins shall be subject to increase or decrease by the Administrative Agent on the first day of the fiscal month following each fiscal quarter end. If the Administrative Agent is unable to calculate Historical Excess Availability for a fiscal quarter due to the Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of the Administrative Agent or the Required Lenders, rates shall be determined as if Level 2 were applicable until the first day of the calendar month following its receipt.

“Applicable Revolving Percentage” shall mean with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” shall mean, at any time, (a) with respect to the Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.16(a), the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.17(a), the Revolving Lenders.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean BofA Securities, Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales, transfers and other dispositions of assets pursuant to Sections 7.05(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m), (n), (p), (q), (r), (s) and (t).

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates or branches of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” shall mean with respect to any Person on any date, in respect of any Permitted Receivables Facility, the amount of obligations outstanding on any date of determination that would be characterized as principal if such Permitted Receivables Facility had been structured as a secured loan rather than a sale; provided that, for the avoidance of doubt, no obligations outstanding under any Permitted Receivables Facility that is not recorded as debt in accordance with GAAP shall be deemed to be Attributable Indebtedness; provided further, that Attributable Indebtedness shall not include any amount of Indebtedness owing by any Securitization Subsidiary to the Company or any Restricted Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of Securitization Assets to such Securitization Subsidiary.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended October 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Authorized Officer” shall mean, with respect to (a) delivering Committed Loan Notices and similar notices, any person or persons that has or have been authorized by the board of directors (or equivalent governing body) of the applicable Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or certificates of incumbency on file with the Administrative Agent or the respective L/C Issuer, (b) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Company, and (c) any other matter in connection with this Agreement or any other Loan Document, any Responsible Officer of the applicable Loan Party.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.16(b).

“Availability Period” shall mean in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Facility, (b) the date of termination of the Revolving Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Currency” shall mean (a) with respect to Loans to a Canadian Borrower, U.S. Dollars and Canadian Dollars, (b) with respect to Loans to a U.S. Borrower, U.S. Dollars, and (c) with respect to Letters of Credit issued for the account of (x) a U.S. Borrower, U.S. Dollars, Canadian Dollars, Euros, Pounds Sterling and any other freely transferable currency to the extent that such currency is approved by the respective L/C Issuer issuing the respective Letter of Credit, and (y) a Canadian Borrower, Canadian Dollars.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Bank Product” shall mean any of the following products or services extended to any Loan Party (or, upon the Company’s request and with the Administrative Agent’s consent, to any of the Company’s other Subsidiaries) by a Secured Bank Product Provider: (a) Cash Management Services; (b) Swap Contracts; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

“Bank Product Amount” has the meaning specified in the definition of Secured Bank Product Provider.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations; provided, that the amount of any such Bank Product Reserve shall be reduced by the amount of any cash collateral provided to a Secured Bank Product Provider on account of any Secured Bank Product Obligations owing to such Secured Bank Product Provider to the extent that such Secured Bank Product Provider has provided written notice to the Administrative Agent of the amount of such cash collateral.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) (i) for a U.S. Borrower, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” or (ii) for a Canadian Borrower, the rate of interest in effect for such day as publicly announced from time to time by Bank of America (acting through its Canada branch) as its base rate for commercial loans made by it in Dollars, and (c) the Eurodollar Rate plus 1.00%; provided that the rate calculated pursuant to this clause (c) shall not be less than 1.00%. The “prime rate” and the “base rate” are each a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in either such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” shall mean each U.S. Dollar Denominated Revolving Loan designated or deemed designated as a Base Rate Loan by the relevant Borrower of such U.S. Dollar Denominated Revolving Loan at the time of the incurrence thereof or conversion thereto.

“Basket” shall mean any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Disposition, Investment, Dividend, transaction value, judgment or other amount under any provision in this Agreement.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.22(b).

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” shall mean a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” shall mean the Canadian Borrowing Base, the U.S. Borrowing Base and/or the Total Borrowing Base, as applicable.

“Borrowing Base Certificate” shall mean a certificate of the Borrowing Base, in the form attached hereto as Exhibit D or such other form reasonably satisfactory to the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (x) if such day relates to any Eurodollar Rate Loan, shall mean any such day that is also a London Banking Day and (y) if such day relates to any Canadian Dollar Denominated Revolving Loan or any other Canadian Revolving Loan (subject to clause (x) above in the case of a Canadian Revolving Loan that is a Eurodollar Rate Loan), shall mean any such day that is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“Calculation Period” shall mean, with respect to any Material Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Material Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Call Spread Option” shall mean the call spread options on the Company Common Stock held by the Company on or after the Closing Date and, if purchased on or after the Closing Date, purchased in accordance with the terms of this Agreement relating to the Company Common Stock issuable upon conversion at final maturity of any series of Permitted Convertible Notes.

“Canadian BA Rate” shall mean with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m., Toronto time, on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Canadian BA Rate Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that in no event shall the Canadian BA Rate be less than zero.

“Canadian BA Rate Loan” shall mean each Canadian Dollar Denominated Revolving Loan designated as such by the applicable Canadian Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Borrower” and “Canadian Borrowers” have the meaning specified in the introductory paragraph hereto.

“Canadian Borrowing Base” shall mean, as of any date of calculation, the amount calculated consistent with the Borrowing Base Certificate most recently delivered to the Administrative Agent hereunder equal to:

(a) 85% of Eligible Canadian Accounts; minus

(b) the Secured Other Letters of Credit Reserve for any Secured Other Letters of Credit reimbursable by any Canadian Loan Party; minus

(c) the Reserves (including, without limitation, the Canadian Priority Payables Reserve) then established by the Administrative Agent with respect to the Canadian Borrowing Base.

The Administrative Agent shall have the right (but no obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.

“Canadian Collection Bank” shall mean any bank that maintains a Core Canadian Deposit Account.

“Canadian Defined Benefit Plan” shall mean any “registered pension plan” that contains a “defined benefit provision”, as those terms are defined in the Income Tax Act (Canada).

“Canadian Dollar Denominated Revolving Loans” shall mean each Canadian Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollars” and “Cdn.$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Guarantee” shall mean, collectively, the Canadian Guarantee made by the Canadian Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F-1.

“Canadian Guarantors” shall mean and include each Canadian Borrower (in its capacity as a guarantor under the Canadian Guarantee) and each Canadian Subsidiary Guarantor.

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of any debts of the corporation, or a stay of proceedings to enforce any claims of the corporation’s creditors against it.

“Canadian Loan Parties” shall mean each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Multiemployer Plan” shall mean a “multi-employer pension plan”, as such term is defined in the Supplemental Pension Plans Act (Quebec) or any similar plan registered under pension standards legislation of another jurisdiction in Canada.

“Canadian Obligations” shall mean all Obligations owing by, or on account of, any Canadian Loan Party.

“Canadian Overadvance” shall mean, at any time, the amount by which Aggregate Canadian Borrower Exposure exceeds the lesser of (a) the Canadian Borrowing Base and (b) the Canadian Sublimit.

“Canadian Pension Plan” shall mean any plan that is a “registered pension plan” as such term is defined in the Income Tax Act (Canada) as amended that is sponsored or maintained by or under which the Company or any of its Subsidiaries has any liability whatsoever.

“Canadian Pension Plan Event” shall mean (a) either (i) the termination in whole or in part of a Canadian Pension Plan that is a Canadian Defined Benefit Plan or (ii) the cessation of participation of the Company or any of its Subsidiaries (or any Affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a Canadian Multiemployer Plan, for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan that is a Canadian Defined Benefit Plan or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan that is a Canadian Defined Benefit Plan, revoking the registration of same or appointing a new administrator of such a plan, and (c) the failure to remit by the Company or any of its Subsidiaries or any of their Affiliates any contribution to a Canadian Pension Plan when due.

“Canadian Prime Rate” shall mean, for any day, the greater of (a) the per annum rate of interest designated by Bank of America (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (b) the Canadian BA Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

“Canadian Prime Rate Loans” shall mean each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Priority Payables” shall mean, at any time, with respect to any Loan Party which has employees in Canada or otherwise carries on business in Canada or which leases, sells or otherwise owns goods in Canada or has Accounts with Account Debtors located in Canada:

(a) the amount past due and owing by such Loan Party, or the accrued amount for which such Loan Party has an obligation to remit to a Governmental Authority in Canada or in any province, municipality or other political subdivision thereof (“Canadian Governmental Authority”) or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, (iii) unemployment or employment insurance, (iv) harmonized sales taxes, goods and services taxes, sales taxes, excise taxes, employee income taxes and other taxes payable or to be remitted or withheld, (v) workers’ compensation, (vi) wages, vacation pay and severance pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), and (vii) other like charges and demands, in each case, in respect of which any Canadian Governmental Authority or other Person may claim a security interest, lien, trust, right or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents;

(b) the aggregate of any other amounts for which provision for payment is required to be made pursuant to Section 6 of the Companies’ Creditors Arrangement Act (Canada) or Section 60 of the Bankruptcy and Insolvency Act (Canada) (as such provisions may be amended or re-enacted from time to time) in order to obtain the court’s sanction or approval of an arrangement, compromise or proposal; and

(c) the aggregate amount of any other liabilities of such Loan Party (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment, (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral or (iii) the holder of which enjoys a right, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion in such amount as the Administrative Agent may reasonably determine in respect of Canadian Priority Payables of the Canadian Loan Parties.

“Canadian Protective Advance” has the meaning specified in Section 2.01(d).

“Canadian Revolving Loan” has the meaning specified in Section 2.01(a).

“Canadian Security Agreement” shall mean the Canadian Security Agreement, dated as of the Closing Date, in the form of Exhibit G-1, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Canadian Sublimit” shall mean the lesser of (a) $20,000,000, as such amount may be adjusted from time to time in accordance with this Agreement, and (b) the Total Revolving Commitment then in effect. The Canadian Sublimit is part of, and not in addition to, the Revolving Facility.

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized, or established or resident for the purposes of the Income Tax Act (Canada) as amended, in Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor” shall mean, collectively, (a) each Wholly-Owned Canadian Subsidiary of the Company (other than any Canadian Borrower and any Immaterial Subsidiary) that is a Restricted Subsidiary of the Company listed on Schedule 6.12 and each other Wholly-Owned Canadian Subsidiary of the Company (other than any Canadian Borrower and any Immaterial Subsidiary) that is a Restricted Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to (i) Secured Bank Product Obligations owing by any Canadian Loan Party or any Subsidiary of a Canadian Loan Party (other than any Canadian Borrower), (ii) Secured Other Letters of Credit Obligations owing by any Canadian Loan Party (other than any Canadian Borrower) to an ABL Secured Other Letters of Credit Issuer and (iii) the payment and performance by each Canadian Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act of its obligations under its Guaranty with respect to all Swap Obligations, in each case, the Canadian Borrowers; provided that no Excluded Subsidiary shall be a Canadian Subsidiary Guarantor.

“Canadian Swing Line Loan” has the meaning specified in Section 2.17(a).

“Canadian Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $2,000,000 and (b) the Canadian Sublimit then in effect. The Canadian Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“Capitalized Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Leases incurred by such Person.

“Capitalized Leases” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of L/C Obligations or Swing Line Loans (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuers or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) U.S. Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 12 months from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than 12 months after the date of acquisition by such Person, (f) investments in money market funds regulated under Rule 2a-7 of the Investment Company Act of 1940, (g) securities of the types described in clause (b) above having maturities of not more than 24 months from the date of acquisition thereof so long as such securities are fully guaranteed for both principal and interest by an irrevocable letter of credit issued by a commercial bank with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s and (h) in the case of any Foreign Subsidiary of the Company, substantially similar investments of the type described in clauses (a) though (g) above denominated in foreign currencies and from similarly capitalized and rated foreign banks or other Persons in the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and executed by an institution maintaining a Deposit Account or Securities Account, as applicable, for a Loan Party (other than Excluded Accounts), to perfect and/or better evidence the Administrative Agent’s Lien on such account. For the avoidance of doubt, each Cash Management Control Agreement shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in any such Deposit Account or Securities Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to a Core Canadian Deposit Account or a Core U.S. Deposit Account, as applicable.

“Cash Management Services” services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Company, (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) a “change of control” or similar event shall occur as provided in the Term Loan Credit Agreement.

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC or in the PPSA, as applicable).

“Closing Date” shall mean October 28, 2019.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the “Collateral” or “Trust Property” or other similar term referred to in the Collateral Documents (including all Pledge Agreement Collateral and all Security Agreement Collateral) and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided that for the avoidance of doubt, the Collateral with respect to a particular Collateral Document shall not include any “Excluded Assets” as such term is defined in such Collateral Document.

“Collateral Documents” or “Security Documents” shall mean, collectively, each Security Agreement, each Pledge Agreement, the Intellectual Property Security Agreements, each Cash Management Control Agreement, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien on the assets of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateralized Letter of Credit” has the meaning assigned to such term in Section 2.16(c)(iii).

“Commitment” shall mean a Revolving Commitment.

“Committed Loan Notice” shall mean a notice of (a) a Revolving Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans or Canadian BA Rate Loans, pursuant to Section 2.02(a), shall be substantially in the form of Exhibit A (or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Common Stock” shall mean the authorized shares of common stock of the Company, together with any subsequently authorized shares of common stock of the Company.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, an amount determined for the Company and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income for such period (without giving effect to (w) any extraordinary gains or losses, (x) any non-cash income, (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, or (z) any foreign currency gains or losses) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (a) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit issuance and facing fees, commitment fees and other banking transactional costs)) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period, (b) provision for taxes based on income and foreign withholding taxes for the Company and its Restricted Subsidiaries (including state, franchise, capital and similar taxes paid or accrued) determined on a consolidated basis for such period, (c) all depreciation and amortization expense of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period, (d) [reserved], (e) all unusual or non-recurring cash charges, including restructuring charges and related charges (which, for the avoidance of doubt, shall include retention, severance, system establishment costs, excess pension charges, contract and lease termination costs and costs to consolidate facilities and relocate employees) (with the aggregate amount added back pursuant to this clause (e) in any applicable period not to exceed 20% of Consolidated EBITDA in any Test Period (calculated on a Pro Forma Basis, but prior to giving effect to any add-backs pursuant to this clause (e)), (f) any expenses and fees incurred in connection with any actual or proposed Investment, incurrence or repayment of Indebtedness, including in connection with this Agreement, issuance of Equity Interests, acquisition, disposition or amendment or modification of any debt instrument, in each case, whether or not consummated, including any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, (g) the amount of any charge that is reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided that in respect of any charge added back pursuant to this clause (g), the Company in good faith expects to receive reimbursement for such charge within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such four (4) fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters) and such indemnification payments are not otherwise included in Consolidated Net Income, in each case, for such period or any other period when received or expected to be received, (h) proceeds received by the Company or any of its Restricted Subsidiaries from any business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Company in good faith expects to receive such proceeds within the next four (4) fiscal quarters (it being understood that to the extent such proceeds are not actually received within such four (4) fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters) to the extent such proceeds are not otherwise included in such Consolidated Net Income for such period or any other period when received or expected to be received, (i) all other non-cash charges of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period that are not expected to represent a cash item in such period or any future period and (j) pro forma adjustments, including “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized) factually supportable and reasonably identifiable (in the reasonable determination of the Company) related to Asset Sales, Acquisitions, Investments, Dispositions, operating improvements, restructurings, mergers, amalgamations and other business combinations, cost saving initiatives and other similar initiatives (including the renegotiation of contracts and other arrangements) that are permitted hereunder (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operational improvements and synergies had been realized on the first day of such period), in each case, reasonably projected by the Company to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable determination of the Company), in each case, within 18 months following the date of the consummation of the applicable transaction (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Closing Date), as the case may be (with the aggregate amount added back pursuant to this clause (j) in any Test Period not to exceed 20% of Consolidated EBITDA for such Test Period (calculated on a Pro Forma Basis but prior to giving effect to any add-backs pursuant to this clause (j)). For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) the aggregate amount of all Capitalized Expenditures made by the Company and its Restricted Subsidiaries during such period (other than Capitalized Expenditures to the extent financed with the proceeds of any sale or issuance of Equity Interests, the proceeds of any Disposition (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans)) minus (iii) the aggregate amount of all cash payments made by the Company and its Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (but excluding such cash payments related to Dispositions not in the ordinary course of business) minus (iv) the aggregate amount of all cash Dividends paid by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries as permitted under Section 7.06(k) or (l) for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) any amortization or other scheduled or mandatory payments made during such period on all Indebtedness of the Company (other than Indebtedness of the type described in clause (g) of the definition of Indebtedness) and its Restricted Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Leases, but excluding customary mandatory repayments associated with customary excess cash flow provisions and with asset sales, insurance and condemnation events, the incurrence of Indebtedness for borrowed money and the issuance of Equity Interests (but only to the extent made with the net cash proceeds from such asset sales, insurance and condemnation events, incurrences of Indebtedness and issuance of Equity Interests)), plus (b) Consolidated Interest Expense of the Company and its Restricted Subsidiaries paid in cash for such period.

“Consolidated Interest Expense” shall mean, for any period, (a) the total consolidated cash interest expense of the Company and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to Swap Contracts, letter of credit issuance and facing fees) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (b) without duplication, (x) that portion of Capitalized Leases of the Company and its Restricted Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Company and its Restricted Subsidiaries of the type described in clause (h) of the definition of Indebtedness contained herein (for the avoidance of doubt, excluding deemed interest arising from a financing arrangement constituting an operating lease) for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after any deduction for minority interests); provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (a) the net income (or loss) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, (b) all net after-tax gains, losses, income, expenses or charges from disposed, closed or discontinued operations, (c) any income (or loss) for such period attributable to the early extinguishment of Indebtedness and (d) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary.

“Consolidated Net Senior Secured Indebtedness” shall mean, at any time, (a) the sum of (without duplication) (i) all Indebtedness of the Company and its Restricted Subsidiaries (on a consolidated basis) (other than of the type described in clause (g) of the definition of Indebtedness and other Indebtedness evidenced by the Ottawa Capitalized Lease) that is secured by a Lien on any asset of the Company or any of its Restricted Subsidiaries as would be required to be reflected as debt or Capitalized Leases at such time on the liability side of a consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any asset of the Company or any of its Restricted Subsidiaries at such time of the type described in clauses (b) and (h) of the definition of Indebtedness and (iii) all Contingent Obligations of the Company and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries not to exceed $200,000,000 in the aggregate; provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Company or any of its Restricted Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Net Senior Secured Indebtedness” and (y) the proceeds of Indebtedness being incurred at the time any ratio including Consolidated Net Senior Secured Indebtedness is being incurred shall not be included in any determination pursuant to clause (b) above for purposes of calculating such ratio to determine whether such Indebtedness is permitted to be incurred.

“Consolidated Total Assets” shall mean, at any time of determination thereof, the aggregate amount of all assets of the Company and its Restricted Subsidiaries as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, calculated on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (solely for the purpose of this definition, “primary obligations”) of any other Person (solely for the purpose of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such primary obligation.

“Contractual Obligation” shall mean, as to any Person, any provision, of any security issued by such Person pursuant to any agreement, instrument or other written undertaking, or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Canadian Deposit Account” shall mean any Deposit Account that each of the Canadian Loan Parties has instructed all Account Debtors of such Canadian Loan Party that are remitting payments in Canadian Dollars to remit all such payments in Canadian Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank (or to remit such payments to the applicable Canadian Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection Bank and deposited into one or more Deposit Accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent.

“Core Deposit Accounts” shall mean, collectively, the Core U.S. Deposit Accounts and the Core Canadian Deposit Accounts.

“Core Foreign Deposit Accounts” shall have the meaning provided in the definition of Eligible Accounts.

“Core Securities Account” shall mean any Securities Account maintained with Bank of America or one of its Affiliates.

“Core U.S. Deposit Account” shall mean any Deposit Account that each of the U.S. Loan Parties has instructed all Account Debtors of such U.S. Loan Party that are remitting payments in U.S. Dollars to remit all such payments in U.S. Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank (or to remit such payments to the applicable U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited into one or more Deposit Accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Covered Party” has the meaning specified in Section 10.22(a).

“Credit Extension” shall mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Borrowing Base Certificate” has the meaning specified in Section 7.05(h).

“Customary Bridge Loans” shall mean customary bridge loans with a maturity date of no longer than one year, which, subject to customary conditions (as reasonably determined by the Company), would either be automatically converted into or required to be exchanged for permanent financing for which the final maturity date of such permanent financing is no earlier than (x) if such customary bridge loans are secured on a pari passu basis with the Loans, the Maturity Date and (y) otherwise, 91 days after the Maturity Date, in each case as such Maturity Date is in effect at the time of incurrence of such Indebtedness.

“Cyan” shall mean Cyan, Inc., a Delaware corporation.

“Cyan Acquisition” shall mean the (i) acquisition by the Company of all the outstanding Equity Interests of Cyan pursuant to, and in accordance with, the terms of the Cyan Merger Agreement, pursuant to which Merger Sub shall merge with and into Cyan, with Cyan being the surviving entity, and (ii) substantially simultaneous merger of Cyan with and into the Company, with the Company being the surviving entity.

“Cyan Merger Agreement” shall mean the Agreement and Plan of Merger dated as of May 3, 2015, among the Company, Merger Sub and Cyan, as amended, supplemented and otherwise modified from time to time.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, Canadian Insolvency Laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement (including corporate statutes providing for the same), receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” shall mean (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate or Canadian Prime Rate, as applicable plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans or Canadian Prime Rate Loans under the Revolving Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or Canadian BA Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning specified in Section 10.22(b).

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state, provincial, federal or foreign regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory itself is, or whose government is, the subject of any Sanction.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Dilution Percentage” shall mean the average of the rolling twelve-month dilution percentages, calculated to the first decimal place, determined for the Company’s most recently completed twelve-month period, which shall be measured at the end of the second month of each fiscal quarter of the Company most recently ended. The dilution percentage shall equal the proportion of (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos, and other dilutive items with respect to Accounts of the U.S. Borrowers for such twelve-month period, divided by (b) gross billings of the U.S. Borrowers for such twelve-month period.

“Dilution Reserve” shall mean a reserve against the U.S. Borrowing Base in an amount equal to the percentage (calculated to the first decimal place) that the Dilution Percentage exceeds 5%.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the purposes of clarity, an issuance of Equity Interests shall not be a Disposition by the issuer of such Equity Interests.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person to any other Person (solely in such other Person’s capacity as an equity holder of such Person) with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the avoidance of doubt, no conversion of Permitted Convertible Notes into Company Common Stock and no redemption, purchase, repayment or other acquisition or retirement of Permitted Convertible Notes prior to the conversion thereof into Company Common Stock, and no election to settle any Permitted Convertible Notes in cash upon conversion thereof and the payment of such cash to effect settlement, shall constitute a Dividend.

“Division/Series Transaction” shall mean, (a) with respect to any Loan Party or any Restricted Subsidiary of the Company that is a limited liability company organized under the laws of the State of Delaware, that such Person (i) divides into two or more Persons (whether or not the Loan Party or Restricted Subsidiary thereof survives such division) or (ii) creates or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware and (b) any similar or analogous transaction under other applicable law.

“Domestic Subsidiary” of any Person shall mean any Restricted Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia (other than any such Restricted Subsidiary where all or substantially all of its assets consist of Equity Interests of one or more Foreign Subsidiaries (for this purpose, determined without giving effect to this parenthetical) that are controlled foreign corporations as defined in Section 957 of the Code).

“Dominion Period” shall mean any period (a) commencing on the date on which (i) a Specified ABL Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap at such time or (y) $15,000,000 for a period of five (5) consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Event of Default exists and (ii) Excess Availability has been equal to or greater than the greater of (x) 10.0% of the Line Cap at such time or (y) $15,000,000 for 20 consecutive days.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean an Account owing to a Borrower that arises in the ordinary course of its business from the sale of goods or rendition of services and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may only be revised or any new criteria for Eligible Accounts may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts as determined by the Administrative Agent in its Permitted Discretion. Eligible Accounts shall not include the following:

(a) Accounts which either (x) are more than 90 days past due or (y) are unpaid more than 150 days after the original invoice date;

(b) Accounts owed by an Account Debtor where 50% or more of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under clause (a)(x) above;

(c) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or (ii) an employee or agent (other than bona fide resellers) of any Loan Party;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis although the portion (if any) of the Accounts in excess of the amount at any time and from time to time subject to a Reserve for returns in the ordinary course of business may be deemed Eligible Accounts);

(e) Accounts that are not payable in U.S. Dollars; provided that (i) Eligible Accounts of a Canadian Borrower and Accounts described in clause (f) of this definition also may be payable in Canadian Dollars and (ii) Accounts payable in Euros and Pounds Sterling shall not be excluded by this clause (e) to the extent (x) such Accounts do not constitute more than $25,000,000 of the Total Borrowing Base (it being understood that if such Accounts constitute in excess of 25,000,000 of the Total Borrowing Base, only such amount in excess of $25,000,000 shall be ineligible by virtue of this clause (e)) and (y) the proceeds of such Accounts are remitted to Deposit Accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent and subject to Cash Management Control Agreements (“Core Foreign Deposit Accounts”);

(f) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its chief executive office in the United States or Canada, (C) is organized under the laws of the United States or Canada or any state, province, territory or other subdivision thereof or (D) is a Foreign Account Debtor, provided that no more than $75,000,000 may be included as Eligible Accounts pursuant to this clause (i)(D); (ii) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (iii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount (net of any applicable deductibles) deemed acceptable to the Administrative Agent in its Permitted Discretion;

(g) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States or Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(h) Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727));

(i) Accounts with respect to which the Account Debtor is any state government of the United States or any department, agency, municipality or political subdivision thereof (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the state law (if any) that is the substantial equivalent of the Assignment of Claims Act of 1940 (31 USC Section 3727)), unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(j) Accounts with respect to which the Account Debtor is the federal government of Canada or the Province of Alberta, Manitoba or New Brunswick or the Territory of Northwest Territories or Nunavut or any other province or territory of Canada which has legislation which restricts the collateral assignment of Crown obligations which are Accounts or, in each case, of any department, agency or instrumentality thereof;

(k) (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Restricted Subsidiary of a Loan Party and such Account Debtor has asserted in writing a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) that portion of Accounts that constitute service charges, late fees or finance charges and (iv) Accounts less than 150 days past the original invoice date related to invoices that have been partially paid unless the Company reasonably believes in good faith that such Accounts will be fully paid and such Accounts are not otherwise excluded from being Eligible Accounts;

(l) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed 30.0% (or, in the case of Verizon Business Purchasing LLC, 35.0%) (such percentages, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent, in each case in its Permitted Discretion, if the creditworthiness of such Account Debtor deteriorates or is otherwise unacceptable to the Administrative Agent) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(m) Accounts (i) with respect to which (x) an Insolvency Proceeding has been commenced by or against the Account Debtor (or, to the best knowledge of a Responsible Officer of any Borrower, a controlling Affiliate thereof) or (y) the Account Debtor (or, to the best knowledge of a Responsible Officer of any Borrower, such controlling Affiliate) has failed, has suspended or ceased doing business, or, to the best knowledge of a Responsible Officer of any Borrower, is liquidating, dissolving or winding up its affairs or (z) the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, (ii) the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Company, or (iii) which have been placed with a collection agency;

(n) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Administrative Agent pursuant to a Collateral Document (other than an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable);

(o) Accounts with respect to which the services giving rise to such Account have not been performed, invoiced and/or billed to the Account Debtor;

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services;

(q) Accounts with respect to which any return, rejection or repression of any of the merchandise giving rise to such Account has occurred;

(r) Accounts with respect to which the sale to the respective Account Debtor is “cash on delivery”;

(s) Accounts that are evidenced by Chattel Paper or an instrument of any kind or have been reduced to a judgment;

(t) Accounts with respect to which the applicable Borrower has made any agreement with any Account Debtor for any deduction therefrom (but only to the extent of such deductions from time to time), except for discounts or allowances made in the ordinary course of business for prompt payment and except for volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and except for returns, rebates or credits reflected in the calculation of the face value of each such amount;

(u) Accounts that are not payable to a U.S. Borrower or Canadian Borrower, as applicable;

(v) Accounts to the extent representing unapplied cash balances;

(w) any Account of an Account Debtor whose Accounts are subject to or included in any Permitted Foreign Receivables Facility pursuant to Section 7.05(t) or a Disposition pursuant to Section 7.05(h)(ii); provided that if at any time none of the Accounts of such Account Debtor remain subject to or included in any Permitted Foreign Receivables Facility pursuant to Section 7.05(t) or a Disposition pursuant to Section 7.05(h)(ii), the Company may provide written notice to the Administrative Agent indicating that such Accounts are no longer ineligible on the basis of this clause (w) and an updated Borrowing Base Certificate (giving pro forma effect to the inclusion of such Accounts); or

(x) Accounts that are otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in its Permitted Discretion.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Sections 10.06(b)(i), 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by any Canadian Borrower.

“Eligible Cash” shall mean (a) Unrestricted cash of the U.S. Loan Parties denominated in U.S. Dollars and on deposit in (i) Deposit Accounts in the United States that are subject to Cash Management Control Agreements or (ii) Securities Accounts in the United States, for which the securities intermediary is a Lender or an Affiliate of a Lender, that are subject to a Cash Management Control Agreement; provided that the aggregate amount that may be included pursuant to this clause (a) shall not exceed $50,000,000; and provided further that from the Closing Date until the date that is ninety (90) days after the Closing Date (or such later date as agreed to by the Administrative Agent), such Unrestricted Cash shall constitute Eligible Cash whether or not on deposit in a Deposit Account or Securities Account, as applicable, subject to a Cash Management Control Agreement and (b) Unrestricted cash of the U.S. Loan

Parties denominated in U.S. Dollars and on deposit in a segregated non-operating account with the Administrative Agent that is subject to a Cash Management Control Agreement; provided that (i) so long as (x) no Default or Event of Default then exists or would result therefrom and (y) no Dominion Period is then in effect, the Loan Parties may withdraw cash therefrom so long as the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, completed on a Pro Forma Basis giving effect to such withdrawal or (ii) otherwise, cash shall not be withdrawn by the Company unless approved by the Administrative Agent in its Permitted Discretion; provided further that in the case of both clause (a) and (b), the Administrative Agent shall receive cash balance reports for such accounts from time to time upon request (which may be in the form of a standing request for notice of any withdrawal) of the Administrative Agent.

“Eligible Inventory” shall mean all of the Inventory owned by a U.S. Borrower that is located at a warehouse at 6380 Holmes Road, Memphis, Tennessee 38141, 1000 East 116th Street, Carmel, Indiana 64032, 4411 Schaefer Ave, Chino, California 91710 or 250 South Milpitas Blvd, Dock, 1 Milpitas, California 95035 (each an “Initial Primary Warehouse”) and any successor warehouse located in the United States to each such Initial Primary Warehouse for which the Company has provided written notice thereof to the Administrative Agent and the requirements of Section 6.22 have been satisfied (together with each Initial Primary Warehouse, a “Primary Warehouse”), except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a U.S. Borrower that:

(a) consists of work-in-process;

(b) is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(c) (x) is not of a type held for sale by the applicable U.S. Borrower in the ordinary course of business as is being conducted by each such U.S. Borrower or (y) is undergoing further testing, processing or rework;

(d) is not subject to a First Priority Lien in favor of the Administrative Agent on behalf of the Secured Parties;

(e) is not owned by a U.S. Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a U.S. Borrower’s performance with respect to that Inventory), except the First Priority Lien in favor of the Administrative Agent, on behalf of the Secured Parties, the junior Permitted Liens under any of Sections 7.01(a)(ii), 7.01(t), 7.01(z) and 7.01(bb) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens);

(f) (i) is not located on premises owned, leased or rented by a U.S. Borrower and in the case of leased or rented premises unless either (x) a reasonably satisfactory Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto or (ii) is stored with a bailee or warehouseman, including any vendor, unless either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, or (iii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Administrative Agent or the junior Permitted Liens under any of Sections

7.01(a)(ii), 7.01(t), 7.01(z) and 7.01(bb) unless either (x) a Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(g) is placed on consignment (other than any such Inventory that has been placed on consignment with, and is located at, 1000 East 116th Street, Carmel, Indiana 64032 or 4411 Schaefer Ave, Chino, California 91710) unless Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(h) is in transit except between locations of U.S. Borrowers;

(i) is covered by a negotiable document of title, unless, at the Administrative Agent’s request, such document has been delivered to the Administrative Agent or an agent thereof and such U.S. Borrower takes such other actions as the Administrative Agent reasonably requests in order to create a perfected First Priority security interest in favor of the Administrative Agent in such Inventory with all necessary endorsements, free and clear of all Liens except those in favor of the Administrative Agent on behalf of the Secured Parties, the junior Permitted Liens under any of Sections 7.01(a)(ii), 7.01(t), 7.01(z) and 7.01(bb) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens) and the amount of any shipping fees, costs and expenses shall be reflected in Reserves;

(j) consists of goods that are slow moving or constitute spare parts (not intended for sale), packaging and shipping materials, or supplies used or consumed in a U.S. Borrower’s business;

(k) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any U.S. Borrower or Restricted Subsidiary thereof;

(l) is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(m) is not covered by casualty insurance required by the terms of this Agreement;

(n) consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(o) breaches in any material respect any of the representations or warranties pertaining to such Inventory set forth in any Loan Document;

(p) does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(q) is Inventory of any U.S. Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another U.S. Borrower) at a location owned or leased by a U.S. Borrower to the extent that such Inventory of such U.S. Borrower is not readily identifiable;

(r) is located outside the United States of America;

(s) is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(t) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(u) is expired pursuant to the manufacturer’s expiration date;

(v) is repriced down or the market value of which is lower than the cost thereof (to the extent of the amount of such write-down or reduction in market value); or

(w) is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. The criteria for Eligible Inventory may only be revised or any new criteria for Eligible Inventory may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory as determined by the Administrative Agent in its Permitted Discretion.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.

“Eligible U.S. Investment Grade Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers if the Account Debtor in respect of such Eligible Account is an Investment Grade Account Debtor.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” shall mean any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment or Release or threat of Release of hazardous materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrowers, any other Loan Party or any of their respective Restricted Subsidiaries resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Permitted Convertible Notes to the extent that the same have not yet been converted into shares of Company Common Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA,; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (i) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” shall mean:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that such rate shall not be less than 0.00%; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” shall mean a Revolving Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” shall mean, as of any date of determination (but otherwise subject to Section 2.16(c)(iii)), the amount by which (a) the Line Cap at such time exceeds (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean all Deposit Accounts, Securities Accounts and commodities accounts established (or otherwise maintained) by the Company or any of its Subsidiaries other than the Core Deposit Accounts and the Core Securities Accounts.

“Excluded Assets” shall mean all “Excluded Assets” as defined in any Security Agreement.

“Excluded Subsidiaries” shall mean (a) Unrestricted Subsidiaries, (b) Immaterial Subsidiaries, (c) any Subsidiary to the extent (and only for so long as) such subsidiary is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect Subsidiary of the Company and not incurred in contemplation of providing a Guarantee) from guaranteeing the Revolving Facility or which would require consent, approval, license or authorization from any Governmental Authority to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any Subsidiary for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Company or one of its Restricted Subsidiaries as determined in good faith by the Company, (e)(i) any Domestic Subsidiary of a Foreign Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (ii) any Domestic Subsidiary that has no material assets other than capital stock of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, (f) any Captive Insurance Subsidiary, (g) not-for-profit Subsidiaries, (h) special purpose entities formed in connection with Permitted Receivables Facilities, including Securitization Subsidiaries and (i) any other Restricted Subsidiary to the extent the Company and the Administrative Agent reasonably agree that the cost or other consequence of providing a Guarantee is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA and (e) any Canadian federal withholding Taxes imposed on the payment as a result of having been made to a Recipient that, at the time of making such payment, (i) is a person with which a Loan Party does not deal at arm’s length (for the purpose of the Income Tax Act (Canada)), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or does not deal at arm’s length (for the purpose of the Income Tax Act (Canada)) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced ant rights under, a Loan Document).

“Existing ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of August 13, 2012 among the Company, CIENA Communications, Inc., CIENA Government Solutions, Inc., Ciena Canada, Inc., Deutsche Bank AG New York Branch, as administrative agent and collateral agent and a syndicate of lenders, as amended by that certain Amendment to Credit Agreement, dated as of August 24, 2012, as further amended by that certain Omnibus Second Amendment to Credit Agreement and First Amendment to U.S. Security Agreement, Canadian Security Agreement, U.S. Pledge Agreement, U.S. Guaranty and Canadian Guaranty, dated as of March 5, 2013, as further amended by that certain Third Amendment to Credit Agreement, dated as of July 15, 2014, as further amended by that certain Omnibus Fourth Amendment to Credit Agreement and First Amendment to U.S. Pledge Agreement and Canadian Pledge Agreement, dated as of April 15, 2015, as further amended by that certain Fifth Amendment to Credit Agreement, dated as of July 2, 2015 and as further amended by that certain Sixth Amendment to Credit Agreement, dated as of January 8, 2016.

“Existing Letters of Credit” shall mean those certain Letters of Credit described on Schedule 1.01(d) hereto.

“Extended Revolving Commitment” shall mean Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.14(a).

“Extended Revolving Loans” shall mean any Revolving Loans made pursuant to the Extended Revolving Commitments.

“Extending Lenders” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Amendment” has the meaning specified in Section 2.14(d).

“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” shall mean the Revolving Facility.

“Factoring Agreement” has the meaning specified in Section 7.05(h).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), (i) the price thereof to the extent that the same is readily available on an active trading market or (ii) if such price is not so readily available, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company or the Restricted Subsidiary of the Company selling such asset.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FCCR Compliance Period” shall mean, subject to Section 2.16(c)(iii), any period (a) commencing on the date on which Excess Availability is less than the greater of (x) 10% of the Line Cap at such time or (y) $15,000,000 for, so long as no Loans are outstanding, two (2) consecutive Business Days (it being understood that, for the avoidance of doubt, if any Loans are so outstanding, such FCCR Compliance Period shall commence on the date on which Excess Availability is less than the greater of the amounts referred to in such clauses (x) and (y)) and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (x) 10% of the Line Cap at such time and (y) $15,000,000 for 20 consecutive days.

“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the FRB arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided, further, that in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” shall mean the Fee Letter, dated as of September 12, 2019, between the Company, Bank of America and BofA Securities, Inc.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is prior in right to any other Lien thereon, other than (a) any Permitted Liens (excluding Permitted Liens under any of Sections 7.01(a)(ii), 7.01(t), 7.01(z) and 7.01(bb)) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 7.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document, (b) subject to a Secured Other Letters of Credit Intercreditor Agreement, any Lien permitted pursuant to Section 7.01(a)(i)(y) and (c) any Lien on property that would otherwise constitute Eligible Inventory but is subject to a lease that grants to the landlord thereunder a first priority perfected security interest in such property (such Liens described in clauses (a) through (c) above, “First Priority Priming Liens”).

“First Priority Priming Liens” shall have the meaning provided in the definition of First Priority.

“Fixed Asset Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Foreign Account Debtor” shall mean, collectively, (a) each Account Debtor named on Schedule 1.01(c) (which schedule may be amended or otherwise modified from time to time by the Administrative Agent) that is organized under the laws of Australia, New Zealand, Norway, any member state of the European Union immediately prior to May 2004, Switzerland, Hong Kong, Singapore and such other jurisdictions determined by the Administrative Agent in its discretion, in each case together with any state, province or territory thereof (as applicable) and (b) such other non-U.S. Account Debtors requested by the Borrowers and approved by the Administrative Agent in its Permitted Discretion.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States and Canada by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States or Canada, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code. For greater certainty, “Foreign Pension Plan” does not include any Canadian Pension Plan.

“Foreign Pledge Agreement” shall mean a local law pledge or charge agreement granting to the Administrative Agent (or a sub-agent thereof), for the benefit of the Secured Parties, a Lien on Equity Interests in a Foreign Subsidiary of the Company incorporated under the laws of Luxembourg or the United Kingdom, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, and to the extent a similar local law pledge or charge agreement granting a Lien on Equity Interests in such Foreign Subsidiary has been delivered to the collateral agent pursuant to the Term Loan Credit Agreement prior to the Closing Date.

“Foreign Securitization Assets” shall mean, collectively, (a) Securitization Assets owned by a Foreign Subsidiary (other than a Loan Party) and (b) solely in respect of any Permitted Receivables Purchase Transaction (and, for the avoidance of doubt, not a securitization transaction), Securitization Assets owing from a Foreign Account Debtor or any other Account Debtor not satisfying the criteria of clause (f) of the definition of Eligible Accounts owned by a Loan Party.

“Foreign Subsidiary” of any Person shall mean any Restricted Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” shall mean a Defaulting Lender’s Applicable Percentage of L/C Obligations, Swing Line Loans and/or Protective Advances, as the context requires, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean and include each U.S. Guarantor and each Canadian Guarantor.

“Guaranty” shall mean the U.S. Guaranty and the Canadian Guarantee, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, in each case as amended.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to, or which can form the basis for liability under, any Environmental Law.

“Historical Excess Availability” shall mean, for the purposes of the definition of Applicable Rate, an amount equal to (a) the sum of each day’s Excess Availability during the most recently ended fiscal quarter of the Company divided by (b) the number of days in such fiscal quarter.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly-Owned Domestic Subsidiary of the Company or any Wholly-Owned Canadian Subsidiary of the Company (in either case, other than any Excluded Subsidiary of the type described in clause (a) or any of clauses (c) through (i) of the definition thereof) (x) that has not guaranteed any other Indebtedness of any Borrower and (y) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), (A) do not individually constitute more than 5.0% of the Consolidated Total Assets and (B) when added to the consolidated total assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), do not constitute more than 10.0% of the Consolidated Total Assets; provided, however, notwithstanding the foregoing or anything to the contrary contained in Section 6.12, the Company, at its option, may elect to cause an Immaterial Subsidiary to become a Guarantor, or if it is a Wholly-Owned Subsidiary of the Company, a Borrower, pursuant to (and in accordance with the terms and conditions of) Section 6.12, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of such Section, no longer constitute an Immaterial Subsidiary for any purpose hereunder or under any other Loan Document.

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Increase Effective Date” has the meaning assigned to such term in Section 2.13(a).

“Increase Joinder” has the meaning assigned to such term in Section 2.13(c).

“Incremental Equivalent Debt” shall have the meaning provided in the Term Loan Credit Agreement as in effect on the Closing Date.

“Incremental Foreign Revolving Commitment” shall mean the portion of the Incremental Revolving Commitments, if any, comprising the commitment of Lenders under an Incremental Foreign Revolving Facility established pursuant to Section 2.13 to make Loans hereunder.

“Incremental Foreign Revolving Facility” shall mean a revolving facility established pursuant to Section 2.13 made up of Incremental Foreign Revolving Commitments.

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.13(a).

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g) or (h) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the Fair Market Value of the property to which such Lien relates and (y) the amount of the indebtedness secured), (d) all Capitalized Leases of such Person, (e) all non-ordinary course obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations incurred outside the ordinary course of business, (f) all Contingent Obligations of such Person in respect of Indebtedness set forth in another clause of this definition, (g) all obligations under any Swap Contract or under any similar type of agreement (and with the amount of any such obligations to be equal at any time to the Swap Termination Value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time) and (h) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor pursuant to applicable law, contract or organizational documents as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, accrued expenses and deferred tax and other credits (including, for the avoidance of doubt, in respect of travel card, purchasing card or other corporate card purchasing programs) incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (ii) any earn-out obligations until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP or (iii) obligations incurred among the Loan Parties and their respective Restricted Subsidiaries in the ordinary course of business and consistent with past practice for the purchase of goods and services.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Primary Warehouse” shall have the meaning provided in the term Eligible Inventory.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any Debtor Relief Law.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercompany Loans” has the meaning specified in Section 7.03(d).

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement, substantially in the form of Exhibit P, pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement between the Administrative Agent as ABL Administrative Agent and Bank of America, in its capacity as administrative agent under the Term Loan Credit Agreement, substantially in the form of Exhibit O, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense paid in cash for such period.

“Interest Payment Date” shall mean, (a) as to any Eurodollar Rate Loan or Canadian BA Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Prime Rate or Swing Line Loan, the first day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” shall mean, as to each Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, the period commencing on the date such Eurodollar Rate Loan or Canadian BA Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, and ending on the date one, two, three or six months thereafter or to the extent agreed by the Administrative Agent, ending on a date less than one month thereafter, as selected by the Borrowers in a Committed Loan Notice, or such other period (subject to availability) requested by a Borrower and consented to by the Appropriate Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan or Canadian BA Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC or in the PPSA, as applicable.

“Investment Grade Account Debtor” shall mean an Account Debtor that is organized in the United States that has, or is a subsidiary organized in the United States of a Person organized in the United States that has, a corporate credit rating or corporate family rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investments” shall mean directly or indirectly, lending money or credit or making advances to any Person or Guaranteeing any obligation of any Person, or purchasing or acquiring any stock, obligations or securities of, or any other Equity Interest in, or making any capital contribution to, any other Person, or purchasing or owning a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or holding any cash or Cash Equivalents. Subject to Section 6.18, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment) and any sale of an Unrestricted Subsidiary in the case of an Investment in an Unrestricted Subsidiary to the extent made in reliance on a dollar-based basket.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Company (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit Q or such other form reasonably acceptable to the Administrative Agent.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement entered into by the Company or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“Judgment Currency” has the meaning specified in Section 1.11.

“Junior Refinancing Debt” shall have the meaning provided in the Term Loan Credit Agreement as in effect on the Closing Date.

“Junior Restricted Payment Indebtedness” shall mean any of the following: (a) Permitted Convertible Notes, (b) Junior Refinancing Debt, (c) Permitted Additional Unsecured Acquisition Indebtedness, (d) Permitted Additional Unsecured Indebtedness, (e) Permitted Additional Secured Acquisition Indebtedness that is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations (other than, for the avoidance of doubt, Indebtedness permitted to be incurred hereunder that is secured by a Lien on the Collateral on a pari passu basis with the Term Loan Obligations), (f) Permitted Additional Secured Indebtedness that is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations (other than, for the avoidance of doubt, Indebtedness permitted to be incurred hereunder that is secured by a Lien on the Collateral on a pari passu basis with the Term Loan Obligations), (g) Other Incremental Term Loan Debt and (h) Subordinated Indebtedness, in the case of each of clauses (a) through (h), to the extent the aggregate outstanding principal amount of such Indebtedness is $10,000,000 or more.

“Landlord Personal Property Collateral Access Agreement” shall mean a collateral access agreement substantially in the form of Exhibit M, with such amendments, modifications or supplements thereto, or such other form, in each case as may be reasonably acceptable to the Administrative Agent.

“Laws” shall mean, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning set forth in Section 1.08.

“LCT Test Date” has the meaning set forth in Section 1.08.

“L/C Advance” shall mean, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 1.01(b), or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrowers, and notified to the Administrative Agent.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” shall mean a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” shall mean each of (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, (b) Deutsche Bank AG New York Branch in its capacity as issuer of Letters of Credit hereunder, (c) Wells Fargo Bank, National Association in its capacity as issuer of Letters of Credit hereunder, and (d) any other Lender reasonably acceptable to the Administrative Agent and the Company which agrees to issue Letters of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” shall mean any letter of credit or any foreign bank guarantee or indemnity issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit (unless provided by Deutsche Bank AG New York Branch) or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.16(j).

“Letter of Credit Sublimit” shall mean an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” shall mean the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.08.

“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” shall mean (a) any acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing and/or (b) any redemption or repayment of Indebtedness or Equity Interests requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness or Equity Interests that is not subject to obtaining financing.

“Line Cap” at any time shall mean the lesser of (i) the Total Borrowing Base at such time and (ii) the Total Revolving Commitment at such time.

“Loan” shall mean an extension of credit by a Lender to the Borrowers under ARTICLE II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” or “Credit Documents” shall mean, collectively, (a) this Agreement, (b) the Revolving Notes, (c) each Guaranty, (e) the Collateral Documents, (f) the Fee Letter, (g) the Intercreditor Agreement and (h) each Joinder Agreement, excluding, in each case, for the avoidance of doubt, any agreement (other than the Collateral Documents) evidencing Secured Bank Product Obligations or Secured Other Letters of Credit Obligations owing to ABL Secured Other Letters of Credit Issuers.

“Loan Parties” shall mean, collectively, the U.S. Loan Parties and the Canadian Loan Parties.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LTM Consolidated EBITDA” shall mean Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of four fiscal quarters then most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), calculated on a Pro Forma Basis.

“Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person, including, without limitation, any Permitted Acquisition and (b) involves the payment of consideration by any of the Company and its Restricted Subsidiaries equal to or greater than $100,000,000; provided that at the option of the Company, any such acquisition that involves the payment of consideration by any of the Company and its Restricted Subsidiaries that is less than $100,000,000 may be treated as a Material Acquisition for all purposes of this Agreement.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents, or (c) a material impairment of the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under any of the Loan Documents.

“Material Subsidiary” shall mean any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Closing Date; provided that each of the conditions of such Rule 1-02 shall be measured with a standard of 5% rather than 10%.

“Maturity Date” shall mean the later of (a) October 28, 2024 and (ii) if maturity is extended pursuant to Section 2.14(a), such extended maturity date as determined pursuant to such Section; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger Sub” shall mean Neptune Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company.

“Minimum Collateral Amount” shall mean, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions. For greater certainty, “Multiemployer Plan” does not include a Canadian Multiemployer Plan.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Sale Proceeds” shall mean, for any sale or other disposition of assets, the gross cash proceeds (including any cash received upon the sale or disposition of any Designated Non-cash Consideration or by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Collateral Documents and Indebtedness of any Loan Party secured pursuant to any Permitted Additional Secured Acquisition Indebtedness Documents or any Permitted Additional Secured Indebtedness Documents) which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated net marginal increase in income taxes which will be payable by the Company’s consolidated group or any Restricted Subsidiary of the Company with respect to the fiscal year of the Company in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Administrative Agent a certificate signed by a Responsible Officer of the Company as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Sale Proceeds on such date received by the Company and/or any of its Restricted Subsidiaries from such sale or other disposition.

“NOLV Percentage” shall mean the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.14(c).

“Non-Extension Notice Date” has the meaning specified in Section 2.16(b).

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Noticed Swap Contracts” shall mean any Swap Contracts entered into with any Loan Party (or, upon the Company’s request and with the Administrative Agent’s consent, to any of the Company’s other Subsidiaries) by a Secured Bank Product Provider with respect to which the Company and the Secured Bank Product Provider have notified the Administrative Agent of the intent to include such Swap Contract as a Noticed Swap Contract hereunder.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all Secured Bank Product Obligations and (c) all Secured Other Letters of Credit Obligations owing to an ABL Secured Other Letters of Credit Issuer; provided that, without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties in accordance with the Loan Documents; provided, further, that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person and Attributable Indebtedness in respect of Permitted Receivables Facilities, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person or (c) any obligation under a Synthetic Lease.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Financial Investments” shall mean (a) securities and other investments that, but for the maturity restrictions described in the definition of “Cash Equivalents”, would otherwise constitute Cash Equivalents and (b) corporate obligations issued by any Person (other than the Company or any Affiliate thereof) incorporated in the United States rated at least BBB- or the equivalent thereof by S&P or at least Baa3 or the equivalent thereof by Moody’s, including Investments permitted pursuant to Section 7.03(a).

“Other Incremental Term Loan Debt” shall mean any Incremental Term Loans (as defined in the Term Loan Credit Agreement) that are unsecured or secured on a junior basis to the Term Loan Obligations and required pursuant to Section 2.13(c)(viii) of the Term Loan Credit Agreement to be evidenced by a separate loan agreement; provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed the “Available Incremental Amount” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date).

“Other Intercreditor Agreement” shall mean an agreement reasonably satisfactory to the Administrative Agent providing for Liens on the Collateral that are (i) other than with respect to ABL Priority Collateral, pari passu or senior to the Liens of the Administrative Agent or (ii) junior to the Liens of the Administrative Agent; provided that, for the avoidance of doubt, all such Liens on the ABL Priority Collateral shall be junior to the Liens of the Administrative Agent on the ABL Priority Collateral.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(a)).

“Ottawa Capitalized Lease” shall mean collectively, (a) that certain lease agreement, dated as of April 15, 2015, and (b) that certain lease agreement, dated as of October 23, 2014, as amended on April 15, 2015, each between Innovation Blvd II Limited (and its permitted successors and assigns) and Ciena Canada, Inc. (and its permitted successors and assigns), as amended, supplemented or otherwise modified from time to time, in connection with the multi-building complex located at Innovation Drive, Ottawa, Ontario (as more fully described therein).

“Outstanding Amount” shall mean (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” shall mean a U.S. Overadvance and/or a Canadian Overadvance, as applicable.

“Pari Passu Secured Other Letters of Credit Issuer” has the meaning specified in the definition of Secured Other Letters of Credit Issuer.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto:

(a) no Specified ABL Event of Default shall exist or would result from the action or proposed action;

(b) 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period (or such shorter period, if applicable) for which 30-Day Excess Availability is to be determined)) exceed the greater of (i) (A) with respect to any Permitted Acquisition or other Investment permitted hereunder, in each case, 12.5% of the Line Cap at such time and (B) with respect to any other action, 15.0% of the Line Cap at such time and (ii) $20,000,000;

(c) the Company shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Calculation Period then most recently ended on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Calculation Period; provided that if 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated as provided in preceding clause (b)) is equal to or exceeds the greater of (i) (A) with respect to any Permitted Acquisition or other Investment permitted hereunder, in each case, 15.0% of the Line Cap at such time and (B) with respect to any other action, 17.5% of the Line Cap at such time and (ii) $37,500,000, then compliance with the Consolidated Fixed Charge Coverage Ratio set forth in this clause (c) shall not be required; and

(d) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c); provided, that such certificate (x) shall not be required to contain such calculations if, at the time of such action or proposed action (and after giving pro forma effect thereto), the Loan Parties and their Restricted Subsidiaries have at least $300,000,000 in the aggregate of Unrestricted cash and Cash Equivalents and (y) shall only be required to be delivered (to the extent required by this clause (d)), concurrently with each compliance certificate delivered pursuant to Section 6.02(d), on a quarterly basis in arrears in connection with the Company’s redemption, repurchase or other acquisition for value of outstanding shares of Company Common Stock (or options, warrants or other rights to acquire such Company Common Stock).

“Payment in Full” shall mean all Commitments have terminated and all Obligations have been paid in full (other than (a) contingent indemnification obligations as to which no claim has been made or notice has been given, (b) Secured Bank Product Obligations, (c) Secured Other Letters of Credit Obligations and (d) all L/C Obligations, so long as all Letters of Credit shall have expired, been terminated or been Cash Collateralized in an amount equal to 103% of the aggregate LC Obligations as of such date (or one or more standby letters of credit, which are acceptable to the Administrative Agent in its discretion, in the amount of the required Cash Collateral shall have been delivered)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PBGF” shall mean the Pension Benefits Guaranty Fund of Ontario.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition by a Loan Party of an Acquired Entity or Business, including indirectly (x) by way of merger or amalgamation through a direct, Wholly-Owned Restricted Subsidiary of such Loan Party that merges or amalgamates with or into such Acquired Entity or Business and the surviving or continuing Person of such merger or amalgamation is a direct, Wholly-Owned Restricted Subsidiary of such Loan Party or (y) by way of a direct, Wholly-Owned Restricted Subsidiary of such Loan Party purchasing all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Restricted Subsidiary of the Company; provided that (in each case):

(a) the consideration paid or to be paid by the Loan Party consists solely of cash (including proceeds of Loans), Company Common Stock, Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 7.02 and the assumption/acquisition of any Indebtedness which is permitted to remain outstanding in accordance with the requirements of Section 7.02;

(b) in the case of the acquisition of the Equity Interests of any Acquired Entity or Business (including by way of merger or amalgamation), such Acquired Entity or Business shall own no Equity Interests of any other Person (other than immaterial amounts) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests (other than director qualifying shares) of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition and (B) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 80% of the total value of all the assets owned by such Acquired Entity or Business and its Restricted Subsidiaries (as determined by the Company in good faith and for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries);

(c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 7.07;

(d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is acquired in a “non-hostile” transaction approved by the board of directors (or similar body) of such Acquired Entity or Business;

(e) all requirements of Sections 7.03 and 7.04 applicable to Permitted Acquisitions are satisfied;

(f) the Company shall have given to the Administrative Agent at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition;

(g) subject to Section 1.08, all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto) unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of any such date);

(h) no Default or Event of Default then exists or would result therefrom; provided that, in the case of a Limited Condition Transaction, (x) no Default or Event of Default shall exist or would result therefrom on the LCT Test Date and (y) on the date such Limited Condition Transaction is consummated, no Specified Event of Default shall exist or would result therefrom;

(i) subject to Section 1.08, the Payment Conditions are satisfied both before and after giving effect to such Permitted Acquisition; provided, however, the Loan Parties may consummate Permitted Acquisitions without satisfying the requirements of this clause (i) so long as (I) no Default or Event of Default then exists or would result therefrom (or in the case of a Limited Condition Transaction, (x) no Default or Event of Default shall exist or would result therefrom on the LCT Test Date and (y) on the date such Limited Condition Transaction is consummated, no Specified ABL Event of Default shall exist or would result therefrom) and (II) the aggregate consideration paid (or assumed) by the Loan Parties for such Permitted Acquisitions shall not exceed $100,000,000 (or, so long as no Loans are outstanding (determined both immediately before and after giving effect to such Acquisition) and no Letters of Credit are issued in connection with such Acquisition, $250,000,000) (net of any consideration paid in the form of Company Common Stock or Qualified Preferred Stock) for all such Permitted Acquisitions consummated in any fiscal year of the Company;

(j) [reserved];

(k) if, at the option of the Borrowers, any assets of the Acquired Entity or Business are to be included in any applicable Borrowing Base, the Administrative Agent shall have received (or, if such assets would contribute an amount equal to or less than $10,000,000 to the Borrowing Base, only to the extent requested by the Administrative Agent) (w) a Borrowing Base Certificate, completed on a pro forma basis giving effect to the respective Permitted Acquisition, (x) an appraisal of such assets constituting Inventory of the U.S. Borrowers so acquired in such Permitted Acquisition, (y) a collateral examination of such Inventory and (z) a collateral examination of such assets constituting Accounts of the respective Borrowers so acquired in such Permitted Acquisition, in each case, in scope and form, and from an appraiser and a field examiner, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Company;

(l) the Company shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (f) through (k) and demonstrating (in reasonable detail) the calculations required by clauses (b) and (c) of the definition of Payment Conditions; provided, that such certificate shall not be required to contain such calculations if, at the time of such Permitted Acquisition (and after giving pro forma effect thereto), the Loan Parties and their Subsidiaries have at least $300,000,000 in the aggregate of Unrestricted cash and Cash Equivalents; provided, however, the Loan Parties may consummate Permitted Acquisitions without satisfying the requirements of this clause so long as no Default or Event of Default then exists or would result therefrom (or in the case of a Limited Condition Transaction, (x) no Default or Event of Default shall exist or would result therefrom on the LCT Test Date and (y) on the date such Limited Condition Transaction is consummated, no Specified ABL Event of Default shall exist or would result therefrom) and the aggregate consideration paid (or assumed) by the Loan Parties for such Permitted Acquisitions shall not exceed $100,000,000 (or, so long as no Loans are outstanding (determined both immediately before and after giving effect to such Acquisition) and no Letters of Credit are issued in connection with such Acquisition, $250,000,000) (net of any consideration paid in the form of Company Common Stock or Qualified Preferred Stock) for all such Permitted Acquisitions consummated in any fiscal year of the Company;

(m) at the time of each Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Parties pursuant to (and to the extent required by) any Security Agreement;

(n) the Company will cause each Restricted Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 6.12, to the reasonable satisfaction of the Administrative Agent; and

(o) the consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Company that the certifications pursuant to this definition are true and correct and that all conditions thereto (to the extent not subject to the determination of the Administrative Agent or the Required Lenders) have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Company and the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Additional Indebtedness” shall mean Permitted Additional Unsecured Acquisition Indebtedness, Permitted Additional Unsecured Indebtedness, Permitted Additional Secured Acquisition Indebtedness and Permitted Additional Secured Indebtedness.

“Permitted Additional Indebtedness Documents” shall mean Permitted Additional Unsecured Acquisition Indebtedness Documents, Permitted Additional Unsecured Indebtedness Documents, Permitted Additional Secured Acquisition Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.

“Permitted Additional Secured Acquisition Indebtedness” shall have the meaning provided in Section 7.02(s).

“Permitted Additional Secured Acquisition Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Acquisition Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Additional Secured Indebtedness” shall have the meaning provided in Section 7.02(n).

“Permitted Additional Secured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Additional Unsecured Acquisition Indebtedness” shall have the meaning provided in Section 7.02(s).

“Permitted Additional Unsecured Acquisition Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Acquisition Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Additional Unsecured Indebtedness” shall have the meaning provided in Section 7.02(n).

“Permitted Additional Unsecured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Convertible Notes” shall mean unsecured senior convertible notes of the Company issued pursuant to Section 7.02(l), Section 7.02(n), Section 7.02(r) or Section 7.02(s) which unsecured senior convertible notes are convertible into shares of Company Common Stock.

“Permitted Convertible Notes Documents” shall mean any Permitted Convertible Notes and any Permitted Convertible Notes Indenture.

“Permitted Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Permitted Convertible Notes are issued.

“Permitted Discretion” shall mean the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts or Eligible Inventory, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or any L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or Eligible Inventory or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definitions of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts or Eligible Inventory.

“Permitted First Priority Refinancing Debt” shall have the meaning provided in the Term Loan Credit Agreement as in effect on the Closing Date.

“Permitted Foreign Receivables Facility” shall mean, solely with respect to Foreign Securitization Assets, any Permitted Receivables Facility; provided that the Attributable Indebtedness outstanding at any time of all such Permitted Foreign Receivables Facilities shall not exceed the greater of $100,000,000 or 26.00% of LTM Consolidated EBITDA (as of the date incurred).

“Permitted Junior Priority Refinancing Debt” shall have the meaning provided in the Term Loan Credit Agreement as in effect on the Closing Date.

“Permitted Liens” shall have the meaning provided in Section 7.01.

“Permitted Receivables Facility” shall mean any Permitted Receivables Purchase Transaction or any Permitted Receivables Securitization Transaction.

“Permitted Receivables Purchase Transaction” shall mean any one or more purchase or financing facilities entered into in connection with any continuing discounting, factoring or financing arrangement pursuant to which the Company or any Restricted Subsidiary may pledge, sell, convey or otherwise transfer Securitization Assets to any Person (other than the Company or a Restricted Subsidiary) in exchange for cash (including, in the case of any pledge of Securitization Assets, cash proceeds of loans made by such Person that are secured by such pledged Securitization Assets) in an amount equal to or greater than the fair market value (as reasonably determined by the Company and taking into account customary discount fees or customary discount factors) of the Securitization Assets so pledged, sold, conveyed or transferred; provided that any such purchase or financing facilities shall be on arm’s-length terms that are fair and reasonable to the Company and its Restricted Subsidiaries (as reasonably determined by the Company).

“Permitted Receivables Securitization Transaction” shall mean any transaction providing for the sale, securitization or other asset-backed financing of Securitization Assets of the Company or any Restricted Subsidiary (and/or contractual rights relating thereto) which is on an arm’s length basis and on commercially reasonable and customary terms (including with respect to financing terms, covenants, termination events and other provisions), in each case as reasonably determined by the Company, and which is non-recourse to the Company and its Restricted Subsidiaries (other than any Securitization Subsidiary) other than with respect to purchase or repurchase obligations for breaches of representations and warranties, performance guaranties and indemnity obligations that are customary for similar standard market securitizations; provided that any such sale, securitization or other asset-backed financing be on arm’s-length terms that are fair and reasonable to the Company and its Restricted Subsidiaries (as reasonably determined by the Company).

“Permitted Unsecured Refinancing Debt” shall have the meaning provided in the Term Loan Credit Agreement as in effect on the Closing Date.

“Person” shall mean any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees. For greater certainty, “Plan” does not include a Canadian Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” shall mean and include each of the U.S. Pledge Agreement and each Foreign Pledge Agreement.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in each applicable Pledge Agreement.

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” shall mean the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Primary Warehouse” shall have the meaning provided in the definition of Eligible Inventory.

“Properly Contested” shall mean with respect to any obligation of the Company or a Restricted Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or the liability of the Company or such Restricted Subsidiary to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (c) appropriate reserves have been established in accordance with GAAP; and (d) non-payment could not reasonably be expected to have a Material Adverse Effect.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Protective Advance” has the meaning specified in Section 2.01(d).

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any test, covenant, financial ratio or financial term, including the Total Secured Net Leverage Ratio and the Interest Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA (including any component definitions thereof) or Consolidated Total Assets, the calculation thereof after giving effect on a pro forma basis to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any assumption, incurrence, repayment or other Disposition of Indebtedness and (e) any other event to the extent that, by the terms of the Loan Documents, the occurrence of such event requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated or acquired (to the extent available) and the consolidated financial statements of the Company and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the relevant Calculation Period or Test Period, as the case may be, or subsequent to the relevant Calculation Period or Test Period, as the case may be, and on or prior to the date of such calculation, had been consummated at the beginning of such period (or, in the case of Consolidated Total Assets, on the first day of the relevant Calculation Period or Test Period, as the case may be), with the following rules to apply in connection therewith:

(i) all Indebtedness (x) assumed, incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Material Acquisition, to refinance or repay Indebtedness or otherwise) shall be deemed to have been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Material Acquisition if effected during the respective Calculation Period or Test Period, as the case may be, or subsequent to the relevant Calculation Period or Test Period, as the case may be, and on or prior to the date of such calculation, as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account, in the case of any Material Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PWC” shall mean Pricewaterhouse Coopers LLP, a Delaware limited liability partnership.

“QFC” has the meaning specified in Section 10.22(b).

“QFC Credit Support” has the meaning specified in Section 10.22.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Company so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than for Qualified Preferred Stock), (b) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement, (c) do not contain any covenants (other than periodic reporting requirements), (d) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) customary voting rights on fundamental matters such as authorizing or issuing shares that rank prior to or in parity with such Preferred Equity, amending the certificate of incorporation or certificate of designation for such Preferred Equity, the payment of dividends or distributions on junior shares, the purchase, redemption or retirement of junior shares, mergers, amalgamations, consolidations, sales of all or substantially all of the assets of the Company, or liquidations involving the Company, and (e) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Borrowing Base Period” shall mean, at any time that a Borrowing Base Certificate would otherwise be due, that each of the following conditions is true and correct at such time (a) no Loans are outstanding, (b) either (i) the aggregate Letter of Credit Outstanding Amount is less than $75,000,000 or (ii) Excess Availability is greater than 50% of the Total Revolving Commitment and (c) no Specified ABL Event of Default exists.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land (including any improvements and fixtures thereon).

“Recipient” shall mean the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” shall mean any event that gives rise to the receipt by the Company or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or any of its Restricted Subsidiaries or (b) under any policy of insurance maintained by any of them.

“Refinancing Indebtedness” has the meaning specified in Section 7.02(w).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migrating or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Rent Reserve” shall mean, with respect to each Primary Warehouse, a reserve established by the Administrative Agent in respect of rent payments made by a U.S. Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral, unless such location is subject to a Landlord Personal Property Collateral Access Agreement (as reported to the Administrative Agent by the Company from time to time as requested by the Administrative Agent), as adjusted from time to time by the Administrative Agent in its Permitted Discretion; provided that from the Closing Date until the date that is ninety (90) days after the Closing Date, no Rent Reserve may be imposed hereunder.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” shall mean (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application (other than in connection with any amendment, extension or renewal that does not increase the maximum face amount of such Letter of Credit), and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Reserves” shall mean reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the applicable Borrowing Base, including without limitation, (a) Rent Reserves, (b) without duplication of any amounts already deducted in determining either Borrowing Base, potential dilution related to Accounts, (c) Canadian Priority Payables, (d) the Bank Product Reserve, and (e) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder; provided, however, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or criteria deducted in computing the Value of Eligible Inventory or the NOLV Percentage of the Value of Eligible Inventory; provided further, that the Administrative Agent shall not establish any additional Reserves with respect to the Secured Other Letters of Credit Obligations. The amount of any Reserves established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserves as determined by the Administrative Agent in its Permitted Discretion.

“Responsible Officer” shall mean the chief executive officer, president, chief operating officer, chief financial officer, treasurer, or any other senior or executive officer of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given to ARTICLE II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or of any such Restricted Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder or Permitted Liens under Section 7.01(a), 7.01(t), 7.01(z) or 7.01(bb)), (b) are subject to any Lien in favor of any Person other than (i) the Administrative Agent for the benefit of the Secured Parties and (ii) Liens permitted under Sections 7.01(a), 7.01(c), 7.01(q), 7.01(t), 7.01(z) and 7.01(bb) or (c) are not otherwise generally available for use by the Company or such Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Canadian BA Rate Loan, (ii) each date of a continuation of a Canadian BA Rate Loan pursuant to Section 2.02 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Available Currency (other than U.S. Dollars), (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Available Currency (other than U.S. Dollars) and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Borrowing” shall mean a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans or Canadian BA Rate Loans, as applicable, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” shall mean, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(a) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Facility” shall mean, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” shall mean, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a), and shall include Overadvances and Protective Advances, as applicable.

“Revolving Note” shall mean a promissory note duly executed and delivered by each Canadian Borrower or U.S. Borrower, as applicable, substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith.

“Sanction(s)” shall mean any sanction administered or enforced by the United States Government (including without limitation, OFAC and the U.S. State Department), the Government of Canada, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Unavailability Date” has the meaning specified in Section 3.08(b).

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product Obligations” shall mean Indebtedness, obligations and other liabilities with respect to Bank Products owing by any Loan Party (and any of the Company’s other Subsidiaries to the extent the product or service extended thereto constitutes a Bank Product) to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of a Loan Party (and any of the Company’s other Subsidiaries to the extent the product or service extended thereto constitutes a Bank Product) shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” shall mean (a) Bank of America or any of its Affiliates or branches that provides a Bank Product (including any Bank Product in existence as of the Closing Date) to any Loan Party; and (b) any other Lender or Affiliate or branch of a Lender that provides a Bank Product (including any Bank Product in existence as of the Closing Date) to any Loan Party, in each case, regardless of whether such Person thereafter ceases to be a Lender or an Affiliate or branch of a Lender; provided that such provider delivers a written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, within thirty (30) days following the later of the Closing Date or the entering into of any agreement for the provision of such Bank Product (or such later date as may be permitted by the Administrative Agent in its sole discretion), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral (the “Bank Product Amount”) and the methodology to be used in calculating such amount from time to time, and (ii) agreeing to be bound by Section 9.12. The Bank Product Amount (other than the Bank Product Amount for Bank Products provided by Bank of America and its Affiliates, with respect to which no such notice shall be required) may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Bank Product Provider unless a Default or an Event of Default exists or an Overadvance exists or would result therefrom. Notwithstanding the foregoing, a Lender or an Affiliate or branch of a Lender that provides Bank Products to a Loan Party shall be deemed a “Secured Bank Product Provider” hereunder even if such Lender or Affiliate or branch fails to deliver the notice described in clause (b) above, and the Secured Bank Product Obligations owing to such Secured Bank Product Provider shall be entitled to payment under Section 8.03 hereof.

“Secured Other Letters of Credit” means a standby letter of credit (other than Letters of Credit) issued by a Secured Letters of Credit Issuer for the account of such Loan Party or a Restricted Subsidiary and reimbursable by any Loan Party.

“Secured Other Letters of Credit Intercreditor Agreement” has the meaning specified in the definition of Secured Other Letters of Credit Issuer.

“Secured Other Letters of Credit Issuer” shall mean any of the following: (a) Bank of America or any of its Affiliates or branches that provides a standby letter of credit (other than Letters of Credit) to any Loan Party for the account of such Loan Party or a Restricted Subsidiary; (b) any other Lender or Affiliate or branch of a Lender that provides a standby letter of credit (other than Letters of Credit) to any Loan Party for the account of such Loan Party or a Restricted Subsidiary; provided that such provider delivers a written notice to the Administrative Agent within thirty (30) days following the later of the Closing Date or the creation of the standby letter of credit (other than Letters of Credit) (or such later date as may be permitted by the Administrative Agent in its sole discretion), (i) describing the standby letters of credit (other than Letters of Credit) and setting forth maximum face amount thereof and the maximum amount to be secured by the Collateral, and (ii) agreeing to be bound by Section 9.12 (the Secured Other Letters of Credit Issuers described in clauses (a) and (b), collectively, “ABL Secured Other Letters of Credit Issuers”); provided, that the amounts described in clause (b)(i) above may be changed from time to time upon written notice to the Administrative Agent by the applicable ABL Secured Other Letters of Credit Issuer unless a Default or an Event of Default exists or an Overadvance exists or would result therefrom; provided, further that a Lender or an Affiliate or branch of a Lender that provides such letter of credit shall be deemed an “ABL Secured Other Letters of Credit Issuer” and a “Secured Other Letters of Credit Issuer” hereunder even if such Lender or Affiliate or branch fails to deliver the notice described in clause (b) above, and the Secured Other Letters of Credit Obligations owing to such ABL Secured Other Letters of Credit Issuer shall be entitled to payment under Section 8.03 hereof; and (c) any Person, including any Lender or Affiliate or branch of a Lender, that provides a standby letter of credit (other than Letters of Credit) to any Loan Party for the account of such Loan Party or a Restricted Subsidiary, so long as such Person shall have entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (each, a “Secured Other Letters of Credit Intercreditor Agreement” and each Secured Other Letters of Credit Issuer described in this clause (c), a “Pari Passu Secured Other Letters of Credit Issuer”).

“Secured Other Letters of Credit Obligations” shall mean Indebtedness, obligations and other liabilities with respect to letters of credit issued for the benefit of a Loan Party or a Subsidiary by a Secured Other Letters of Credit Issuer; provided that the aggregate maximum face amount of such letters of credit outstanding at any time does not exceed $7,500,000.

“Secured Other Letters of Credit Reserve” shall mean, as at any date of determination, a reserve equal to 103% of the aggregate amount available to be drawn under all outstanding Secured Other Letters of Credit.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Secured Bank Product Providers, the ABL Secured Other Letters of Credit Issuers holding Secured Other Letters of Credit Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account” shall have the meaning provided in the U.S. Security Agreement and/or the Canadian Security Agreement, as applicable.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” shall mean (a) accounts receivable, notes receivables and/or other payment intangibles and (b) interests therein and/or related assets or rights, including, without limitation, (i) the interest of the Company or any Restricted Subsidiary in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods) relating to any sale by the Company or any Restricted Subsidiary giving rise to such receivable or payment intangible; (ii) all guarantees, indemnities, letters of credit, insurance and other agreements (including any and all contracts, understandings, instruments, agreements, leases, invoices, notes or other writings pursuant to which such receivable or payment intangible arises or which evidences such receivable or payment intangible or under which the applicable customer becomes or is obligated to make payment to the Company or any Restricted Subsidiary in respect of such receivable or intangible) or arrangements of whatever character from time to time supporting or securing payment of such receivable or intangible; (iii) all collections and other proceeds received and payment or application by the Company or a Restricted Subsidiary of any amounts owed in respect of such receivable or intangible, including, without limitation, purchase price, finance charges, interests, and other similar charges which are net proceeds of the sale or other disposition of repossessed goods or other collateral or property available to be applied thereon; and (iv) all proceeds of, and all amounts received or receivable under, any or all of the foregoing clauses (a) and (b).

“Securitization Subsidiary” shall mean any special purpose Subsidiary formed for purposes of consummating a Permitted Receivables Facility and which owns no other assets and engages in no other business than the purchase and sale of Securitization Assets and performance, the payment of its obligations under the relevant Permitted Receivables Facility and activities and assets reasonably related or incidental thereto.

“Security Agreement” shall mean and include each of the U.S. Security Agreement and the Canadian Security Agreement, together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended.

“Security Agreement Collateral” shall mean all “Collateral” (or similar term) as defined in any Security Agreement.

“Security Agreement Supplement” has the meaning specified in ARTICLE VII of the Security Agreements.

“Similar Business” shall mean any business engaged in by the Company or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Closing Date.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” shall mean SOFR or Term SOFR.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the sum of the assets, at a fair valuation, of such Person will exceed its debts, (b) such Person has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business, and (c) such Person will have sufficient capital with which to conduct its business. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances available at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Event of Default” shall mean an Event of Default under clause (a), (b) (as it pertains to Section 6.02(a) or 6.19(d)), (d) (as it pertains to Section 5.25), (f) or (g) of Section 8.01.

“Specified Event of Default” shall mean an Event of Default under Section 8.01(a), (f) or (g).

“Spot Rate” has the meaning specified in Section 1.06.

“Subordinated Indebtedness” shall mean any Indebtedness that by its terms is subordinated to the Obligations hereunder in right of payment.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Supermajority Lenders” shall mean at any time, Lenders (other than Defaulting Lenders) holding more than 66.67% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Supported QFC” has the meaning specified in Section 10.22.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.17.

“Swing Line Lender” shall mean Bank of America (or, for Canadian Swing Line Loans, Bank of America (acting through its Canada branch)) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.17(a).

“Swing Line Loan Notice” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.17(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” shall mean an amount equal to (a) the Canadian Swing Line Sublimit plus (b) the U.S. Swing Line Sublimit. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” shall mean that certain Credit Agreement, dated as of July 15, 2014, among the Company, Bank of America, as administrative agent (together with its successor and assigns, the “Term Loan Agent”), the other agents party thereto and the lenders party thereto from time to time (as amended by the First Amendment, dated as of April 15, 2015, the Second Amendment, dated as of July 2, 2015, the Incremental Joinder and Amendment Agreement, dated as of April 25, 2016, the Omnibus Refinancing Amendment to Credit Agreement, Security Agreement and Pledge Agreement, dated as of January 30, 2017, the Third Amendment to Credit Agreement dated as of June 29, 2017 and the Increase Joinder and Refinancing Amendment to Credit Agreement, dated as of September 28, 2018 and as further amended, restated, modified, supplemented, increased, renewed, replaced, refinanced and extended, from time to time in accordance with Section 7.15(b) and the Intercreditor Agreement).

“Term Loan Documents” means the “Loan Documents”, as defined in the Term Loan Credit Agreement (as further amended, restated, modified, supplemented, increased, renewed, replaced, refinanced and extended, from time to time in accordance with Section 7.15(b) and the Intercreditor Agreement).

“Term Loan Obligations” shall mean the “Obligations” as defined in the Term Loan Credit Agreement.

“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.

“Threshold Amount” shall mean $50,000,000.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case, at such date.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Revolving Lenders at such time. The Total Revolving Commitment on the Closing Date is $300,000,000.

“Total Revolving Outstandings” shall mean the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Total Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Net Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Secured Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Transaction” shall mean, collectively, the execution and delivery by each Loan Party of the Loan Documents to which it is a party on the Closing Date, the incurrence of Loans on the Closing Date and the use of proceeds thereof.

“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan, a Canadian Prime Rate Loan or a Canadian BA Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” shall mean the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.16(f).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary designated by the Company as an Unrestricted Subsidiary after the Closing Date pursuant to Section 6.18 and (b) any Subsidiary of an Unrestricted Subsidiary; provided that, for the avoidance of doubt, any Unrestricted Subsidiary re-designated as a Restricted Subsidiary pursuant to Section 6.18 shall not constitute an Unrestricted Subsidiary.

“U.S. Borrower” and “U.S. Borrowers” has the meaning specified in the introductory paragraph hereto.

“U.S. Borrowing Base” shall mean, as of any date of calculation, the amount calculated consistent with the Borrowing Base Certificate most recently delivered to the Administrative Agent hereunder equal to, without duplication, the sum of:

(a) 90.0% (including Eligible Accounts described in clause (f)(i)(D) of the definition thereof) of the remainder of (x) Eligible U.S. Investment Grade Accounts minus (y) the Dilution Reserves; plus

(b) 85.0% (including Eligible Accounts described in clause (f)(i)(D) of the definition thereof) of the remainder of (x) Eligible U.S. Accounts (other than Eligible U.S. Investment Grade Accounts) minus (y) the Dilution Reserves; plus

(c) the lesser of (i) 70.0% of the Value of Eligible Inventory and (ii) 85.0% of the NOLV Percentage of the Value of Eligible Inventory; plus

(d) 100.0% of Eligible Cash; minus

(e) the Secured Other Letters of Credit Reserve for any Secured Other Letters of Credit reimbursable by a U.S. Loan Party;

(f) the sum (without duplication) of any Reserves then established by the Administrative Agent with respect to the U.S. Borrowing Base;

provided, however, that (x) no more than 40.0% of the U.S. Borrowing Base at any time may be attributable to Eligible Inventory, (y) no more than $20,000,000 of the U.S. Borrowing Base at any time may be attributable to Eligible Inventory that is placed on consignment at 1000 East 116th Street, Carmel, Indiana 64032 or 4411 Schaefer Ave, Chino, California 91710 and (z) Eligible Inventory shall only be included in the U.S. Borrowing Base to the extent that the Administrative Agent shall have received an appraisal of such Eligible Inventory in form and substance, and prepared by an independent third party appraiser, reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.

“U.S. Collection Bank” shall mean any bank that maintains a U.S. Canadian Deposit Account.

“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Equivalent” of (a) with respect to an amount denominated in U.S. Dollars shall mean, at any time for the determination thereof, such amount and (b) with respect to an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the Spot Rate (determined in respect of the most recent Revaluation Date).

“U.S. Dollars”, “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Guarantors” shall mean and include each U.S. Borrower (in its capacity as a guarantor under the U.S. Guaranty) and each U.S. Subsidiary Guarantor.

“U.S. Guaranty” shall mean, collectively, the U.S. Guaranty Agreement made by the U.S. Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F-2.

“U.S. Loan Parties” shall mean the Company, each other U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Obligations” shall mean all Obligations owing by, or on account of, any U.S. Loan Party.

“U.S. Overadvance” shall mean, at any time, the amount by which Aggregate U.S. Borrower Exposure exceeds the lesser of (a) the Total Revolving Commitment minus the Aggregate Canadian Borrower Exposure and (b) the U.S. Borrowing Base.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” shall mean the U.S. Pledge Agreement, dated as of the Closing Date in, the form of Exhibit G-3, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“U.S. Protective Advance” has the meaning specified in Section 2.01(d).

“U.S. Revolving Loan” has the meaning specified in Section 2.01(a).

“U.S. Security Agreement” shall mean the U.S. Security Agreement, dated as of the Closing Date, in the form of Exhibit G-2, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“U.S. Special Resolutions Regimes” has the meaning specified in Section 10.22.

“U.S. Subsidiary Guarantor” shall mean, collectively, (a) each Wholly-Owned Domestic Subsidiary of the Company (other than any U.S. Borrower and any Immaterial Subsidiary) that is a Restricted Subsidiary of the Company listed on Schedule 6.12 and each other Wholly-Owned Domestic Subsidiary of the Company (other than any U.S. Borrower and any Immaterial Subsidiary) that is a Restricted Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to (i) Secured Bank Product Obligations owing by any U.S. Loan Party or any Subsidiary of a U.S. Loan Party (other than any U.S. Borrower), (ii) Secured Other Letters of Credit Obligations owing by any U.S. Loan Party (other than any U.S. Borrower) to an ABL Secured Other Letters of Credit Issuer and (iii) the payment and performance by each U.S. Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act of its obligations under its Guaranty with respect to all Swap Obligations, in each case, the U.S. Borrowers; provided that no Excluded Subsidiary shall be a U.S. Subsidiary Guarantor.

“U.S. Swing Line Loans” has the meaning specified in Section 2.17(a).

“U.S. Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $30,000,000 and (b) the Revolving Facility. The U.S. Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Value” shall mean, with respect to Eligible Inventory, the lower of (a) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (b) the market value thereof (net of any intercompany profit).

“Voting Stock” shall mean, as to any entity, all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of directors of such entity or, in the case of any Foreign Subsidiaries of the Company, all interests in such entity with the ability to control the management or actions of such entity.

“Weekly Borrowing Base Period” shall mean any period (a) commencing on the date on which (i) a Specified ABL Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 12.5% of the Line Cap at such time and (y) $20,000,000 for five (5) consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Event of Default exists and (ii) Excess Availability has been equal to or greater than the greater of 12.5% of the Line Cap at such time and $20,000,000 for 20 consecutive days.

“Wholly-Owned Canadian Subsidiary” shall mean a Wholly-Owned Restricted Subsidiary that is a Canadian Subsidiary.

“Wholly-Owned Domestic Subsidiary” shall mean a Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Restricted Subsidiary” shall mean a Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Company with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Restricted Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” shall mean “to and including.”

(c) In connection with the determination of the weighted average life to maturity of any Indebtedness, the effects of any reductions in scheduled amortization or other scheduled payments as a result of any prior prepayment of the applicable Indebtedness shall be disregarded.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division/Series Transaction, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(f) Where the context so requires, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each province of Canada, the Securities Transfer Act of each province of Canada, the Civil Code of Quebec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

(g) For purposes of determining compliance with the incurrence of any Indebtedness that restricts the amount of such Indebtedness relative to the amount of Indebtedness being refinanced, the Borrower and its Restricted Subsidiaries may incur an incremental principal amount of Indebtedness in such refinancing to the extent that, at the time of incurrence thereof, the portion of such Indebtedness in excess of the amount of Indebtedness being refinanced would otherwise be permitted to be incurred in accordance with this Agreement.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement, any generally accepted accounting principles requiring leases that were previously accounted for as operating leases prior to the adoption of FASB ASC 842 to be recorded on the balance sheet as a lease liability and the corresponding right of use under FASB ASC 842 shall be disregarded.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Restricted Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or “Canadian BA Rate”, as applicable, or with respect to any comparable or successor rate thereto.

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in ARTICLE II and ARTICLE IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. The “Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. Notwithstanding the foregoing, for purposes of determining compliance with ARTICLE VII with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness does not exceed the principal amount of such other Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other reasonable costs and expenses (including original issue discount) incurred in connection with such refinancing. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The U.S. Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Administrative Agent based on the current Spot Rate (determined in respect of the most recent Revaluation Date). The Borrowers shall report Borrowing Base components to the Administrative Agent in Dollars, and unless expressly provided otherwise, the Borrowers shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Borrowers shall repay such Obligation in such other currency.

1.07 Concurrent Fixed/Ratio Basket Usage. Notwithstanding anything in this Agreement or any Loan Document to the contrary, other than pursuant to Section 7.02(c)(ii), (i) unless the Company elects otherwise, if the Company or its Restricted Subsidiaries in connection with any transaction or series of related transactions incurs Indebtedness or creates Liens under or as permitted by (1) a ratio-based basket (including, without limitation, any Total Secured Net Leverage Ratio test, Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) and (2) substantially concurrently therewith incurs Indebtedness or creates Liens pursuant to any basket expressed as a dollar amount (including a percentage of LTM Consolidated EBITDA or Consolidated Total Assets) (any such amounts, the “Fixed Amounts”), then for purposes of such concurrent incurrence, the Fixed Amounts shall be disregarded in the calculation of the financial test or ratio test applicable to such Incurrence-Based Amounts for purposes of determining whether such concurrent incurrence is permitted under the Incurrence-Based Amounts.

1.08 Limited Condition Transactions. When calculating the availability under any Basket or ratio under this Agreement or compliance with any provision of this Agreement (including, without limitation, Section 4.02 of this Agreement, satisfaction of the Payment Conditions (other than as provided in the last clause of this Section), the determination of the absence of any Default or Event of Default or compliance with any representations and warranties set forth herein or in any Loan Document), in each case, in connection with a Limited Condition Transaction and any actions or transactions related thereto, the date of determination for availability under any such Basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default and compliance with any representations and warranties)) hereunder shall, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (which in the case of any prepayment, redemption or offer to purchase Indebtedness or Equity Interests may be the date of the irrevocable notice of prepayment or redemption or transmittal of irrevocable offer to purchase) (and, if any relevant calculations are made on the LCT Test Date, recalculated, at the option of the Company, at the time for funding or consummation) and if, on a Pro Forma Basis after effect to the Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) and any related pro forma adjustments, the Company or any Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or Basket (and any related requirements and conditions), such ratio, test or Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that compliance with such ratios, tests or Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date.

For the avoidance of doubt, (x) if any of such Baskets, tests or ratios for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Basket, test or ratio (including due to fluctuations in the Borrowing Base or in Consolidated EBITDA or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Transaction) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such Baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (y) if any related requirements and conditions (including as to the absence of any Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing, solely for purposes of determining whether the applicable Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) are permitted hereunder) and (z) in calculating the availability under any ratio, test or Basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the date on which such Limited Condition Transaction is consummated, any such ratio, test or Basket shall be determined or tested both with and without giving effect to such Limited Condition Transaction and any actions or transactions related thereto on a Pro Forma Basis (including any incurrence of Indebtedness and the use of proceeds thereof) and any related pro forma adjustments unless the definitive agreement (or notice) for such Limited Condition Transaction is terminated or expires (or is rescinded) without consummation of such Limited Condition Transaction, and the Company or applicable Restricted Subsidiary must be able to satisfy the relevant tests on both bases.

Notwithstanding anything to the contrary, this Section 1.08 shall not apply to any determination of (a) the satisfaction of the conditions precedent in Section 4.02 of any Lender to honor any Request for Credit Extension or (b)(x) if any Loans are outstanding (determined both immediately before and after giving effect to such Acquisition), Excess Availability for the purposes of satisfying the Payment Conditions, or (y) if any Letters of Credit are issued in connection with such Acquisition, Excess Availability for the purposes of satisfying the Payment Conditions; provided that, in any event, Excess Availability for the purposes of satisfying the Payment Conditions shall not be determined more than 90 days prior to funding or consummation of any Limited Condition Transaction.

1.09 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.11 Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following the Administrative Agent’s receipt of the payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

1.12 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “Real Estate” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, and any reference to a “financing statement” shall be deemed to include a reference to an application for publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en anglais seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Revolving Borrowings. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make (x) a revolving loan or revolving loans to any U.S. Borrower from time to time (each, a “U.S. Revolving Loan” and, collectively, the “U.S. Revolving Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower from time to time (each, a “Canadian Revolving Loan” and, collectively, the “Canadian Revolving Loans” and, together with the U.S. Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), in each case, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that such Revolving Loans: (i) shall be made and maintained in the respective Available Currency for the respective Borrower; (ii) except as hereafter provided, shall, at the option of the applicable Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans, Canadian Prime Rate Loans (in the case of a Canadian Borrower only), Eurodollar Rate Loans or, in the case of a Canadian Borrower only, Canadian BA Rate Loans; provided that all Revolving Loans comprising the same Borrowing shall at all times be of the same Type; (iii) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Total Revolving Outstandings to exceed the Total Revolving Commitment as then in effect; (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Revolving Exposure of such Revolving Lender to exceed such Revolving Lender’s Revolving Commitment at such time; (v) except as otherwise provided in Section 2.01(d), in the case of U.S. Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base at such time; and (vi) except as otherwise provided in Section 2.01(d), in the case of Canadian Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Canadian Borrower Exposure to exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Sublimit then in effect. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.03, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans, Canadian Prime Rate Loans or Canadian BA Rate Loans, as further provided herein.

(b) Reserves. Notwithstanding anything to the contrary in Section 2.01(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Reserves upon five (5) Business Days’ prior written notice to the Borrowers, which notice shall include a reasonably detailed description of such Reserve being established (during which period (1) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrowers, (2) the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (3) the Administrative Agent and the Lenders shall not be obligated to make any Credit Extensions that would result in, after giving effect to the proposed Reserve, (w) the Aggregate U.S. Borrower Exposure at such time exceeding the U.S. Borrowing Base at such time, (x) the Aggregate Canadian Borrower Exposure at such time exceeding the Canadian Borrowing Base at such time or (y) the Aggregate Exposure at such time exceeding the Total Borrowing Base at such time), in such amounts, and with respect to such matters, but subject to the limitations contained in the definition of “Reserves” herein, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base or the Canadian Borrowing Base (which Reserves shall reduce the then existing applicable Borrowing Base in an amount equal to such Reserves).

(c) Overadvances. (i) Any U.S. Overadvance shall be repaid by the U.S. Borrowers promptly on demand by the Administrative Agent, and shall constitute U.S. Obligations secured by the Collateral of the U.S. Loan Parties, entitled to all benefits of the Loan Documents and (ii) any Canadian Overadvance shall be repaid by the Canadian Borrowers promptly on demand by the Administrative Agent, and shall constitute Canadian Obligations secured by the Collateral, entitled to all benefits of the Loan Documents. The Administrative Agent may require Lenders to fund Base Rate Loans (in the case of U.S. Overadvances denominated in U.S. Dollars) or Canadian Prime Rate Loans (in the case of Canadian Overadvances denominated in Canadian Dollars) that cause or constitute an Overadvance and to forbear from requiring the Borrowers to cure an Overadvance; provided that (x) the total Overadvances (together with the aggregate principal amount of Protective Advances established pursuant to Section 2.01(d)) do not exceed 10% of the Total Borrowing Base and (y) no Overadvance continues for more than thirty (30) consecutive days without the consent of the Required Lenders. In no event shall Revolving Loans be permitted to be made where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Total Revolving Outstandings to exceed the Total Revolving Commitment as then in effect. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further intentional Overadvances under this Section 2.01(c) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that the funding of an Overadvance is appropriate shall be conclusive. No funding or sufferance of an Overadvance shall constitute a waiver by the Administrative Agent or the Revolving Lenders of the Event of Default caused thereby. No Loan Party shall be a beneficiary of this Section nor authorized to enforce any of its terms.

(d) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any condition in Section 4.02 is not satisfied, to make Base Rate Loans (in the case of Protective Advances denominated in U.S. Dollars (each, a “U.S. Protective Advance” and, collectively, the “U.S. Protective Advances”)) or Canadian Prime Rate Loans (in the case of Protective Advances denominated in Canadian Dollars (each, a “Canadian Protective Advance” and, collectively, the “Canadian Protective Advances” and, together with the U.S. Protective Advances, each, a “Protective Advance” and, collectively, the “Protective Advances”)) (i) up to an aggregate amount (together with the aggregate principal amount of Overadvances established pursuant to Section 2.01(c)) of 10% of the Total Borrowing Base outstanding at any time, if the Administrative Agent deems (in its Permitted Discretion) such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause the Total Revolving Outstandings to exceed the Total Revolving Commitment as then in effect; or (ii) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including interest, costs, fees and expenses, as long as such other amounts do not cause the Total Revolving Outstandings to exceed the Total Revolving Commitment as then in effect. The Revolving Lenders shall participate on a pro rata basis in Protective Advances outstanding from time to time. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (ii) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that the funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by the Administrative Agent or the Revolving Lenders of any Event of Default relating thereto. No Loan Party shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or Canadian BA Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Canadian BA Rate Loans or of any conversion of Eurodollar Rate Loans or Canadian BA Rate Loans to Base Rate Loans or Canadian Prime Rate Loans, as applicable, or in the case of a Committed Loan Notice delivered in connection with the initial Credit Extension on the Closing Date, one Business Day prior, and (ii) on the requested date of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans; provided, however, that (x) if the applicable Borrowers wish to request Eurodollar Rate Loans or Canadian BA Rate Loans having an Interest Period other than one, two, three or six months in duration or for a duration of less than one month as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and (y) any such notice of a Base Rate Loan or Canadian Prime Rate Loan to finance the reimbursement of an L/C Credit Extension as contemplated by Section 2.16(f) shall be given not later than 10:00 a.m. on the date of the proposed Borrowing. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Canadian BA Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.16(e) and 2.17(c), each Borrowing of or conversion to Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Revolving Borrowing, a conversion of Revolving Loans or a continuation of Eurodollar Rate Loans or Canadian BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) whether the Revolving Loans made pursuant to such Borrowing constitute Protective Advances (it being understood that the Administrative Agent shall be under no obligation to make such Protective Advance) and (vii) the applicable Borrowing Base at such time. If any Borrower fails to specify a Type of Loan in a Committed Loan Notice or if any Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, in the case of a U.S. Borrower, Base Rate Loans or in the case of a Canadian Borrower, Canadian Prime Rate Loans. Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans shall be effective immediately following the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or Canadian BA Rate Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or Canadian BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan or Canadian BA Rate Loan.

(b) Except in the case of Protective Advances, following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Loans and if no timely notice of a conversion or continuation is provided by any Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Canadian Prime Rate Loans described in Section 2.02(a). In the case of a Revolving Borrowing each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable

Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Borrowing is given by any Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, unless the Borrowers provide one Business Day’s prior notice and pays the amount due, if any, under Section 3.05 in connection therewith, a Eurodollar Rate Loan or Canadian BA Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or Canadian BA Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or Canadian BA Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or Canadian BA Rate Loans, as applicable, upon determination of such interest rate. At any time that Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate, base rate in Canada or Canadian Prime Rate, as applicable, used in determining the Base Rate or Canadian Prime Rate, as applicable, promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Facility.

(f) Unless payment is otherwise made by the Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation.

2.03 Prepayments. Optional. (a) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty (subject to Section 2.03(a)(i)); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or Canadian BA Rate Loans and (2) on the date of prepayment of Base Rate Loans or Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans or Canadian BA Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or Canadian BA Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by any Borrower, unless rescinded pursuant to clause (iii) below, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or Canadian BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(i) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount of Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by such Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, any Borrower may rescind any notice of prepayment under Section 2.03(a) if such prepayment would have resulted from a refinancing of all or any portion of the Revolving Loans or occurrence of any other event which would have provided the cash proceeds for such prepayment, which refinancing or other such event shall not be consummated or shall otherwise be delayed, subject to payment of amounts under Section 3.05.

(b) Mandatory. Except for Overadvances permitted under Section 2.01(c) and Protective Advances permitted under Section 2.01(d), for any reason (A) the Aggregate U.S. Borrower Exposure at such time exceeds the U.S. Borrowing Base at such time, (B) the Aggregate Canadian Borrower Exposure at such time exceeds the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Canadian Sublimit then in effect, (C) the Aggregate Exposure at such time exceeds the Total Revolving Commitment at such time or (D) the aggregate Outstanding Amounts with respect to Letters of Credit at such time exceeds the Letter of Credit Sublimit, in each case, the applicable Borrower shall within one (1) Business Day either, at its option take one or more of the following actions: prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

2.04 Termination or Reduction of Commitments.

(a) Optional. Each Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction (or such shorter period as the Administrative Agent may agree in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit and (iv) any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.04, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Commitment under this Section 2.04. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.05 Repayment of Loans.

(a) Revolving Loans. The U.S. Borrowers shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all U.S. Revolving Loans outstanding on such date. The Canadian Borrowers shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Canadian Revolving Loans outstanding on such date.

(b) Swing Line Loans. The U.S. Borrowers shall repay each U.S. Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Swing Line Lender, the U.S. Borrowers shall repay the outstanding U.S. Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such U.S. Swing Line Loans. The Canadian Borrowers shall repay each Canadian Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Swing Line Lender, the Canadian Borrowers shall repay the outstanding Canadian Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Canadian Swing Line Loans.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, under the Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate or Canadian BA Rate, as applicable, for such Interest Period plus the Applicable Rate for such Type of Revolving Loan, (ii) each Base Rate Loan or Canadian Prime Rate Loan, as applicable, under the Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate or Canadian Prime Rate, as applicable plus the Applicable Rate for such Type of Revolving Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate or Canadian Prime Rate, as applicable plus the Applicable Rate for Swing Line Loans.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amounts shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Revolving Loan and U.S. Swing Line Loan and (y) the Canadian Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Canadian Revolving Loan and Canadian Swing Line Loan.

2.07 Fees. (a) The U.S. Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a fee equal to the 0.25% times the actual daily amount by which the Total Revolving Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15(a). Such fee shall be (i) payable in arrears on the first day of each January, April, July and October and on the Maturity Date of the Facility and (ii) shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The applicable Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) The applicable Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate), Canadian Prime Rate Loans (including Canadian Prime Rate Loans determined by reference to the Canadian BA Rate) or Canadian BA Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing by such Borrower with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon request of the Borrowers, promptly following Payment in Full, each Lender shall return to the Borrowers any Revolving Note issued to it, or in the case of any loss, theft or destruction of any such Revolving Note, a lost note affidavit in customary form.

(b) In addition to the accounts and records referred to in Section 2.09(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the applicable Available Currency and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or Canadian BA Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as applicable, prior to 12:00 noon on the date of such Borrowing) by a Borrower that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(a) (or, in the case of a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02(a)) and may, in reliance upon such assumption, make available to such Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16(a), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.12 [Reserved].

2.13 Incremental Facilities.

(a) Company Request. The Company, on behalf of the Borrowers, may by written notice to the Administrative Agent elect to request prior to the Maturity Date for the Revolving Facility, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”), which may include an increase to the Canadian Sublimit or may be provided in the form of Incremental Foreign Revolving Commitments, subject to the requirements of clause (b) below, by an aggregate amount not to exceed the U.S. Dollar Equivalent of $150,000,000 from one or more Lenders (which may include any existing Lender) or other Persons that are Eligible Assignees willing to provide such Incremental Revolving Commitments, as the case may be, in their own discretion. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Company proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such other date as agreed to by the Administrative Agent), (ii) whether or not such Incremental Revolving Commitment shall (x) take the form of Incremental Foreign Revolving Commitments or (y) include an increase to the Canadian Sublimit and (iii) the identity of each Lender or Eligible Assignee to whom the Company proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment. Each Incremental Revolving Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Revolving Commitments set forth in above).

(b) Conditions. The Incremental Revolving Commitments shall become effective as of the Increase Effective Date; provided that:

(i) no Default shall have occurred and be continuing or would result from the borrowings (if any) to be made on the Increase Effective Date;

(ii) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13(c), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections 6.01(a) and 6.01(b), respectively, of Section 6.01;

(iii) other than in connection with any Incremental Foreign Revolving Commitments, the applicable Borrowers shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 3.05;

(iv) the Borrowers shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent;

(v) (x) upon the reasonable request of any Lender made at least ten (10) days prior to the Increase Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested with respect to any Loan Party in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (y) at least five (5) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party; and

(vi) to the extent the Commitments being provided or increased on the relevant Increase Effective Date are Incremental Foreign Revolving Commitments, (A) the borrowers under any such Incremental Foreign Revolving Facility shall be one or more Restricted Subsidiaries of the Company organized under the laws of the United Kingdom, Australia or another jurisdiction acceptable to the Company and the Administrative Agent, (B) availability under such Incremental Foreign Revolving Facility shall be based on a borrowing base of the assets of the applicable borrowers and, as a condition to the establishment of an Incremental Foreign Revolving Commitment, the Administrative Agent shall have received the results of a reasonably satisfactory field examination and appraisal with respect to the assets to be included in the borrowing base with respect to such Incremental Foreign Revolving Facility, (C) the advances rates with respect to the borrowing base applicable to such Incremental Foreign Revolving Facility shall not exceed the advance rates applicable to the U.S. Borrowing Base, (D) the eligibility requirements with respect to the assets to be included in the borrowing base applicable to such Incremental Foreign Revolving Facility shall be reasonably acceptable to the Administrative Agent, (E) the Administrative Agent shall have a valid and perfected, first priority Lien (subject only to Permitted Liens) in the assets to be included in the borrowing base for the applicable Incremental Foreign Revolving Facility (or substantially all assets, in the case of borrowers organized in certain jurisdictions as reasonably determined by the Administrative Agent or as otherwise agreed between the Company and the Administrative Agent), in each case, pursuant to documentation agreed between the Company and the Administrative Agent, (F) any Incremental Foreign Revolving Facility shall be (1) guaranteed by the U.S. Loan Parties and secured by the Collateral of the U.S. Loan Parties on a pari passu basis with the Obligations of the U.S. Loan Parties and (2) guaranteed by any other Loan Party (other than U.S. Loan Parties) and secured by the Collateral of the such other Loan Parties on a pari passu basis with the Obligations of such other Loan Parties for which the providing of a Guarantee or such security would not reasonably be expected to result in an adverse tax or other adverse legal consequence to the Company or one of its Restricted Subsidiaries as determined in good faith by the Company, (G) any Incremental Foreign Revolving Facility may include letter of credit or swing line facilities as agreed among the Company, the Administrative Agent and the lenders providing such Incremental Foreign Revolving Commitments, (H) any interest rate index and applicable floor and any commitment, arrangement, upfront, unused or similar fee, in each case, with respect to any Incremental Foreign Revolving Facility, shall be as agreed among the Company, the Administrative Agent and the lenders providing such Incremental Foreign Revolving Commitments and (H) the terms of such Incremental Foreign Revolving Commitments shall otherwise be substantially similar to the terms applicable to the Revolving Facility including with respect to maturity and interest rate margins; provided that each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Foreign Revolving Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Foreign Revolving Facility and the Loans evidenced thereby, and the Administrative Agent and the Borrowers may, without the consent of the other Lenders, effect such amendments to this Agreement and the other Loan Documents, and enter into any new Loan Documents, in each case as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.13(vi) (including (1) any amendments to Section 8.03, but which reflect the junior payment priority of the Incremental Foreign Revolving Facilities with respect to the proceeds of the Collateral to the extent such Incremental Foreign Revolving Facility is not secured by Liens on the Collateral that rank pari passu with the Liens securing the Obligations of the Secured Parties, (2) any amendments to this Agreement to reflect the ability for any such Incremental Foreign Revolving Facilities to be advanced and repaid in a currency other than Dollars, (2) any amendments to this Agreement to reflect that the Loans under any Incremental Foreign Revolving Facility are being incurred under a separate tranche of Loans from the existing Loans and (3) entering into any additional Collateral Documents with respect to the Incremental Foreign Revolving Facilities and any guarantees provided by the Company and its Restricted Subsidiaries with respect thereto). For the avoidance of doubt, this Section 2.13(vi) shall supersede any provisions in Section 10.01. From and after the effective date of any Incremental Foreign Revolving Facility and/or Incremental Foreign Revolving Commitment increase, the Loans and Incremental Foreign Revolving Commitments established pursuant to this Section 2.13(vi) shall constitute Loans and Incremental Foreign Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents.

(c) Terms of New Loans and Commitments. Except as provided in Section 2.13(b)(vi) above, the terms and provisions of Revolving Loans made pursuant to the Incremental Revolving Commitments shall be identical to the Revolving Loans.

The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 10.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments, made pursuant to this Agreement. This Section 2.13 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

(d) Adjustment of Revolving Loans. Other than with respect to any Incremental Foreign Revolving Facility, to the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan in the relevant currency, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders in such currency immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding in such currency are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, but subject to Section 10.24 and, in the case of any Incremental Foreign Revolving Facility, Section 2.13(b)(vi), benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment, the Liens securing the new Loans may be subordinated or such Loans may be unsecured, in each case, to the extent set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC, the PPSA, or otherwise, in each case, as required by the Collateral Documents, after giving effect to the establishment of any such new Commitments.

2.14 Extension of Maturity Date. (a) Requests for Extension. The Borrowers may, by notice to the Administrative Agent from time to time request an extension (each, an “Extension”) of the maturity date of any Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Revolving Commitments that will be subject to the Extension (which shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days (or such shorter period as may be agreed by the

Administrative Agent) after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Revolving Commitments to which such Extension relates. Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Company. If the aggregate principal amount of Revolving Commitments in respect of which Lenders (the “Extending Lenders”) shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) Conditions Precedent. The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing prior to and after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, (iii) the L/C Issuers and the Swing Line Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments shall comply with clause (d) of this Section 2.14.

(c) Additional Commitment Lenders. The Borrowers shall have the right to replace each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Maturity Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Revolving Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(d) Terms. The terms of each Extension shall be determined by the Administrative Agent, the Company and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Revolving Commitment shall be no earlier than the maturity date of Revolving Commitments being extended, respectively, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments, (iii) the Extended Revolving Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the borrower and guarantors of the Extended Revolving Commitments shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Commitment (and the Extended Revolving Loans thereunder) shall be determined by the Company and the applicable Extending Lenders, (v) the borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Revolving Loans or Revolving Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Commitments) and (vi) the terms of the Extended Revolving Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(e) Extension Amendment. In connection with any Extension, the Borrowers, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Commitments as a new tranche of Revolving Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Revolving Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.14. This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary. No conversion of Loans pursuant to any Extension in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.15 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lender”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as deter-mined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations, Swing Line Loans or Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations, Swing Line Loans and Protective Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral.

(i) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(iv), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(iii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03(a), 2.04, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Letters of Credit. (a) General. The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01(a), each U.S. Borrower and Canadian Borrower, as applicable, may request that any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.16, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Available Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. Each Letter of Credit issued at the request of a Borrower shall be denominated in the respective Available Currency for such Borrower. Each Existing Letter of Credit will be deemed to be a “Letter of Credit” hereunder and to have been issued under this Section 2.16 on the Closing Date.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), a Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.16), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, such Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If any Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrowers and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.16(d)); provided, further, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date (or such later date as may be agreed by the Administrative Agent and the applicable L/C Issuer)) or (B) it has received written notice on or before the day that is thirty (30) days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received written notice on or before the day that is thirty (30) days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or a Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Exposure of any Revolving Lender shall not exceed its Revolving Commitment, (iv) Total Revolving Outstandings shall not exceed the Total Revolving Commitments, (v) the Aggregate U.S. Borrower Exposure shall not exceed the U.S. Borrowing Base at such time and (vi) the Aggregate Canadian Borrower Exposure shall not exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Sublimit then in effect.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense (for which such L/C Issuer is not otherwise compensated hereunder) which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(iii) At any time, and from time to time, upon notice to the Administrative Agent, the Borrowers shall be permitted, so long as no Loans are outstanding, to provide cash collateral in respect of any or all of the then outstanding Letters of Credit (each such Letter of Credit, a “Collateralized Letter of Credit”) in an amount equal to 103% of the amount available to be drawn under such Letter of Credit as of such date plus any accrued and unpaid interest thereon in a manner reasonably acceptable to the Administrative Agent and the respective L/C Issuer and, solely for purposes of determining whether a FCCR Compliance Period exists at such time, the amount available to be drawn under such Collateralized Letters of Credit shall be excluded from the calculation of L/C Obligations and Outstanding Amount for purposes of calculating the Aggregate Exposure and Excess Availability at such time. At any time that no Default or Event of Default has occurred and is continuing, the Company may request that the cash collateral provided in respect of the Collateralized Letters of Credit be released and, upon such release, such Letters of Credit will again be included in the calculation of L/C Obligations and Outstanding Amount for all purposes of calculating the Aggregate Exposure and Excess Availability. Furthermore, to the extent that any Borrower thereafter desires to incur Loans hereunder or have additional Letters of Credit issued hereunder (or increase the amount available to be drawn under any then outstanding Letter of Credit), all Collateralized Letters of Credit will again be included in the calculation of L/C Obligations and Outstanding Amount for all purposes of calculating the Aggregate Exposure and Excess Availability.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date (i) no later than the earlier of (A) the date twelve months (or such later date as may be agreed by the Administrative Agent and the applicable L/C Issuer) after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months (or such later date as may be agreed by the Administrative Agent and the applicable L/C Issuer) after the then-current expiration date of such Letter of Credit) and (B) the date that is five (5) Business Days prior to the Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable L/C Issuer or (ii) with respect to standby letters of credit, any such expiration date acceptable to the Administrative Agent and such L/C Issuer.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.16(f) until such L/C Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02(a) with respect to Loans made by such Lender (and Section 2.02(a) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.16(e)), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to Section 2.16(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such L/C Disbursement.

Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Sections 2.13 or 2.14(a), as a result of an assignment in accordance with Section 10.06(a) or otherwise pursuant to this Agreement.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower for whose account such Letter of Credit was issued shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrowers receive notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, such Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02(a) or Section 2.17 that such payment be financed with a Borrowing of Base Rate Loans, Canadian Prime Rate Loans (if to a Canadian Borrower) or Swing Line Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans, Canadian Prime Rate Loans or Swing Line Loan. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, such Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as applicable, to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the amount of the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.16(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. Any Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.16 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrowers or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrowers;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.16, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j) Letter of Credit Fees. (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of the Letters of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each commercial and standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Letter of Credit Fees shall be (i) due and payable on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, if any Letter of Credit Fee is not paid when due, such overdue amount shall accrue at the Default Rate until paid.

(k) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of the Letters of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, shall pay directly to the applicable L/C Issuer for its own account a fronting fee (x) with respect to each commercial and standby Letter of Credit, at a rate per annum equal to 0.125%, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, and (y) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment. Such fronting fee shall be due and payable on the first day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, with respect to any Letter of Credit issued for the account of a Borrower, such Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrowers in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower for whose account such Letter of Credit was issued of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower for whose account such Letter of Credit was issued shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable; provided that if such Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.16, then Section 2.06(b)) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.16 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrowers, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.16(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrowers (and in the case of the Canadian Borrowers, solely with the Letters of Credit issued for their respective accounts) shall within one (1) Business Day deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.16, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrowers (and in the case of the Canadian Borrowers, solely with the Letters of Credit issued for their respective accounts) shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(p) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower for whose account such Letter of Credit was issued shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrowers. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(q) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.17 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, shall make loans (i) to each U.S. Borrower denominated in U.S. Dollars (the “U.S. Swing Line Loans”) and (ii) to each Canadian Borrower denominated in U.S. Dollars or Canadian Dollars (the “Canadian Swing Line Loans” and, together with the U.S. Swing Line Loans, the “Swing Line Loans”) (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars), from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, (ii) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (iii) Total Revolving Outstandings shall not exceed the total Revolving Commitments, (iv) the Aggregate U.S. Borrower Exposure shall not exceed the U.S. Borrowing Base at such time, (v) the aggregate amount of outstanding U.S. Swing Line Loans shall not exceed the U.S. Swing Line Sublimit, (vi) the Aggregate Canadian Borrower Exposure shall not exceed the lesser of (1) the Canadian Borrowing Base at such time and (2) the Canadian Sublimit then in effect and (vii) the aggregate amount of outstanding Canadian Swing Line Loans shall not exceed the Canadian Swing Line Sublimit, (y) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.17, prepay under Section 2.03(a), and reborrow under this Section 2.17. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate or Canadian Prime Rate, as applicable. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in ARTICLE IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each applicable Revolving Lender make a Base Rate Loan or Canadian Prime Rate Loan, as applicable, in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.17(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loans, as applicable, to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.17(c)(i), the request for Base Rate Loans or Canadian Prime Rate Loans, as applicable, submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17 by the time specified in Section 2.17(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.17 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.17(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of a Borrower to repay Swing Line Loans made to it, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each applicable Revolving Lender funds its Base Rate Loan or Canadian Prime Rate Loan, as applicable, or risk participation pursuant to this Section 2.17 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.18 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Loan Parties in respect of the Canadian Obligations pursuant to this Agreement and the other Loan Documents shall be governed by or subject to the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Loan Parties to the Administrative Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the Canadian Loan Parties and the amount of such payment or collection shall be refunded by the Administrative Agent and the Lenders to the Canadian Loan Parties. For the purposes of this Agreement and each other Loan Document to which any Canadian Borrowers are a party, the effective annual rate of interest payable by the Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(b) For the purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:

(A) whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be;

(B) all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest. and

(C) each Canadian Loan Party agrees not to, and to cause each Loan Party not to, plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to any Loan Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable Law or legal principle.

(c) The parties hereto acknowledge and agree that clauses (a) and (b) of this Section 2.18 only apply to the Canadian Loan Parties and shall not otherwise reduce or effect the obligations of the U.S. Borrowers under this Agreement to pay the full amount of the Obligations of such U.S. Borrowers in accordance with the terms of this Agreement (including to reimburse the Administrative Agent and the applicable Lenders for any amounts refunded by the Administrative Agent or any Lender to the Canadian Loan Parties pursuant to clause (a) of this Section 2.18).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If the Code or any other applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party, as applicable require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, including both United States and Canadian federal backup withholding and withholding taxes, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding upon the basis of the information and documentation it has received pursuant to subsection (e) below.

(ii) The applicable Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such withholding or the making of such deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (1) The Company shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.)

(i) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (i).

(d) Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, with respect to any U.S. Revolving Loan or U.S. Swing Line Loan,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (in each case, or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (in each case, or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (in each case, or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable (in each case, or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For the avoidance of doubt, this Agreement is not a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.01, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or Canadian BA Rate or to determine or charge interest rates based upon the Eurodollar Rate or Canadian BA Rate Loans, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market or to transact in bankers’ acceptances in the Canadian interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or Canadian BA Rate Loans, as applicable, or to convert Base Rate Loans to Eurodollar Rate Loans or to convert Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans or Canadian Prime Rate Loans, as applicable, the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate or the Canadian BA Rate component of the Canadian Prime Rate, as applicable, the interest rate on which Base Rate Loans or Canadian Prime Rate Loans, as applicable, of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate or the Canadian BA Rate component of the Canadian Prime Rate, as applicable, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all

Eurodollar Rate Loans of such Lender to Base Rate Loans or Canadian BA Rate Loans of such Lender to Canadian Prime Rate Loans, as applicable (the interest rate on which Base Rate Loans or Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate or the Canadian BA Rate component of the Canadian Prime Rate, as applicable), either on the first day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or Canadian BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Canadian BA Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate or Canadian BA Rate, as applicable, the Administrative Agent shall during the period of such suspension compute the Base Rate or Canadian Prime Rate applicable to such Lender without reference to the Eurodollar Rate or Canadian BA Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate or Canadian BA Rate, as applicable. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or bankers’ acceptances are not being offered to banks in the Canadian interbank market for the applicable amount and Interest Period of such Canadian BA Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate or Canadian BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Canadian BA Rate Loan or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate or Canadian BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Canadian BA Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan or Canadian BA Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans or Canadian BA Rate Loans, as applicable, shall be suspended (to the extent of the affected Eurodollar Rate Loans, or Canadian BA Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate or the Canadian BA Rate component of the Canadian Prime Rate, the utilization of the Eurodollar Rate component in determining the Base Rate or the Canadian BA Rate component of the Canadian Prime Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Canadian BA Rate Loans (to the extent of the affected Eurodollar Rate Loans, Canadian BA Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request of a Eurodollar Rate Loan into a request for a committed Borrowing of Base Rate Loans in the amount specified therein or to have converted such request of a Canadian BA Rate Loan into a request for a committed Borrowing of Canadian Prime Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section, the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans and Canadian BA Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (a) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or Canadian BA Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof; provided that, notwithstanding anything to the contrary in this Section 3.04(a) and (b), it shall be a condition to the exercise of a Lender’s rights, if any, under this Section 3.04(a) and (b) that such Lender shall generally be exercising its rights with respect to similarly situated borrowers under similar provisions in comparable syndicated credit facilities to which it is a party to the extent contractually permitted to do so and allowed to do so under applicable law.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04(a) and (b) shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans and Canadian BA Rate Loans. The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) or Canadian BA Rate funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan or Canadian BA Rate Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Company; or

(c) any assignment of a Eurodollar Rate Loan or Canadian BA Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss or expense (excluding anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Company through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Company to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04(a) and (b), or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04(a) and (b), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04(a) and (b), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans Canadian BA Rate Loans as a result of any condition described in Section 3.02, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this ARTICLE III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08 Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Company or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a Committed Loan Notice for Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent and the Company will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement, the Intercreditor Agreement, the U.S. Guaranty and the Canadian Guarantee, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) a Revolving Note executed by the Borrowers in favor of each Lender requesting a Revolving Note;

(iii) (x) a Canadian Security Agreement, duly executed by each Canadian Loan Party, (x) a U.S. Security Agreement, duly executed by each U.S. Loan Party and (y) a U.S. Pledge Agreement, duly executed by each U.S. Loan Party, in each case, together with:

(A) copies of all of the Pledge Agreement Collateral, if any, referred to in the U.S. Pledge Agreement together with copies of executed and undated endorsements for transfer with respect thereto,

(B) proper financing statements (Form UCC-1 or the equivalent) in form appropriate for filing under the Uniform Commercial Code or PPSA or other appropriate filing offices of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under each Security Agreement, covering the Collateral described in each Security Agreement,

(C) (1) copies of UCC, PPSA (or equivalent filings, including under the Bank Act (Canada)), United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state, county or province jurisdictions in which any Loan Party is organized or maintains its principal place of business or chief executive office (and for a Canadian Loan Party, in which it maintains Collateral with an aggregate value in excess of $10,000,000) and such other searches the Administrative Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 7.01) and (2) payoff letters, UCC and PPSA and Bank Act (Canada) security termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings, including under the Bank Act (Canada)) disclosed in such search (other than any such financing statements in respect of Permitted Liens),

(D) a Perfection Certificate, in substantially the form of Exhibit I-1, duly executed by each of the Loan Parties, and

(E) evidence that all other actions, recordings and filings that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under each Security Agreement has been taken;

(iv) [Reserved];

(v) a Patent Security Agreement and a Trademark Security Agreement (as each such term is defined in the U.S. Security Agreement and to the extent applicable) (together with each other intellectual property security agreement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in such Loan Party’s jurisdiction of organization;

(viii) a favorable opinion of Hogan Lovells US LLP, U.S. counsel to the Loan Parties, and of Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix) the historical financial statements referred to in Sections 5.05(a) and 5.05(b);

(x) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) as of the Closing Date, there are no actions, suits, claims, demands, investigations, inspections, audits, charges or proceedings pending or to the knowledge of any Responsible Officer of a Loan Party, threatened in writing (i) with respect to this Agreement or any other Loan Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect;

(xii) certificates attesting to the Solvency of the Company and its Restricted Subsidiaries, on a consolidated basis, before and after giving effect to the Transaction, from its chief financial officer, substantially in the form of Exhibit N;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured (to the extent requested by the Administrative Agent) or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) evidence that the Existing ABL Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) Not later than the fifth Business Day prior to the Closing Date, the Administrative Agent and the Lenders shall have received from the Loan Parties (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) for any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(e) The Administrative Agent shall have received a Borrowing Base Certificate as of September 28, 2019. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Excess Availability shall be at least $200,000,000.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or Canadian BA Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in ARTICLE V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), (b) and (f) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b) and (c), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Notwithstanding anything to the contrary set forth herein (but subject to Sections 2.01(c)and (d)), it shall be a condition precedent to each Credit Extension that after giving effect thereto (and the use of the proceeds thereof):

(i) the Aggregate U.S. Borrower Exposure would not exceed 100% of the U.S. Borrowing Base at such time;

(ii) the Aggregate Canadian Borrower Exposure would not exceed the lesser of (x) 100% of the Canadian Borrowing Base at such time and (y) the Canadian Sublimit then in effect; and

(iii) the Aggregate Exposure at such time would not exceed the Total Revolving Commitment at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or Canadian BA Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied and the Borrowers have satisfied the Borrowing Base Certificate delivery requirements in accordance with Section 6.02(a), in each case, on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept is applicable in the relevant jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely in the case of any Restricted Subsidiary that is not a Loan Party), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Loan Documents) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including, subject to the Intercreditor Agreement, any Other Intercreditor Agreement and any Secured Other Letters of Credit Intercreditor Agreement, the first priority nature thereof) other than (i) those that have already been obtained and are now in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents, (iii) those actions as contemplated by Section 2.1 of each Security Agreement, and (iv) filings of the Loan Documents with the SEC after the Closing Date in accordance with the requirements thereof.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof in accordance with GAAP, including liabilities for Taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated July 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (i), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for Taxes, material commitments and Indebtedness.

(c) Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Except as disclosed in the Audited Financial Statements, and except for the Indebtedness incurred under the Loan Documents and existing Indebtedness permitted pursuant to Section 7.02(d), there were as of the Closing Date no liabilities or obligations with respect to the Company or any of its Restricted Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Restricted Subsidiaries (taken as a whole).

(e) The projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made and at the time such projections were made available to Administrative Agent and the Lenders. It being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guaranties of future performance, that the actual results during the period or periods covered by the projections may differ from the projected results included in such projections and such differences may be material and that no assurances are being given that such projections will be in fact realized.

(f) The summary of the pro forma adjustments (if any) to the financial statements delivered pursuant to Section 6.01(c) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present in all material respects the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements.

5.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of any Responsible Officer of the Company, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. (a) Each Loan Party and each of its Restricted Subsidiaries has a valid leasehold interest in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) [Reserved].

(c) [Reserved].

(d) Schedule 5.08(d)(i) sets forth as of October 31, 2018 a complete and accurate list of all leases of real property in the United States and Canada with annual rental payments of more than $2,500,000 under which any Loan Party is the lessee, showing as of October 31, 2018 the street address, county or other relevant jurisdiction, state or province, lessor, lessee, expiration date and annual rental cost thereof. Except as could not reasonably be expected to have a Material Adverse Effect, each such lease is the legal, valid and binding obligation of such Loan Party thereof, enforceable in accordance with its terms.

5.09 Environmental Compliance. (a) The Loan Parties and their respective Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability under or relating to violations of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, (1) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of any Responsible Officer of any Loan Party or its Restricted Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial, municipal or local list; (2) there are no and to the knowledge of any Responsible Officer of any Loan Party or its Restricted Subsidiaries never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries; (3) there is no asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries; and (4) Hazardous Materials have not been Released on, at, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries, in the case of each of clauses (1) – (4) in a manner, condition, form or amount which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) Except as otherwise set forth on Schedule 5.09, or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (2) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner which could not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries.

(d) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties and their respective Restricted Subsidiaries: (i) are, and have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and have been, in compliance with all of their Environmental Permits; and (iv) to the extent within the control of the Loan Parties and their respective Restricted Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.

5.10 Insurance. The properties of the Company and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

5.11 Taxes. The Company and each of its Restricted Subsidiaries have timely filed all federal, state, provincial and other material tax returns and reports required to be filed (including extensions as applicable), and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There are no proposed tax assessments or other claims against, and no tax audits with respect to, the Company or any Restricted Subsidiary thereof that could, if made, reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate. Except as set forth on Schedule 5.11, as of the Closing Date, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of any Responsible Officer of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan, in any event, that could reasonably be expected to have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the

Code) is 60% or higher and no Responsible Officer of the Company or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Company, any other Loan Party, nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Canadian Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12(d) hereto and (ii) thereafter, Pension Plans and Canadian Pension Plans not otherwise prohibited by this Agreement.

(e) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan (other than a Canadian Pension Plan) has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan (other than a Canadian Pension Plan) have been timely made; neither the Company nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan (other than a Canadian Pension Plan); and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan (other than a Canadian Pension Plan), determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities or alternatively, the Foreign Pension Plan (other than a Canadian Pension Plan) is funded in compliance with applicable law and the Company and its Restricted Subsidiaries have established adequate reserves for the present value of such accrued benefit liabilities under such Foreign Pension Plan in its financial statements.

(f) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and all contributions thereto have been withheld, remitted, and paid in a timely manner in accordance with its terms and the requirements of any and all applicable laws, statutes, regulations and orders, (ii) no Canadian Pension Plan Event shall have occurred and (iii) neither the Company nor any of its Restricted Subsidiaries has sponsored, sponsors, has contributed to or contributes to, or is liable under a Canadian Multiemployer Plan.

5.13 Restricted Subsidiaries; Loan Parties. As of the Closing Date, the Company has no Restricted Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, to the extent applicable, are fully paid and non-assessable and are owned by a Loan Party or Restricted Subsidiary of a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those permitted by Section 7.01. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and in the case of U.S. Loan Parties, its U.S. taxpayer identification number. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. (a) The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Borrowing will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB). If requested by Administrative Agent, Borrower will furnish to Administrative Agent a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in Regulation U.

(b) None of the Company, or any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No written report, financial statement, certificate or other information furnished (other than projections, budgets, forecasts, forward looking estimates and other forward looking information or information of a general economic or industry specific nature) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the time furnished, when taken as a whole with all other information furnished, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared and at the time such information was made available to the Administrative Agent and the Lenders (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will in fact be realized).

5.16 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Company and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, industrial designs, know-how, trade secrets, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for or used or held for use in the operation of their respective businesses, except where the failure to own or possess any such IP Rights could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of any Responsible Officer of the Company, none of the Company nor any of its Restricted Subsidiaries has infringed upon, misappropriated or otherwise violated any IP Rights held by any other Person and no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Restricted Subsidiaries infringes, misappropriates or otherwise violates any IP Rights held by any other Person, except for such infringements, misappropriations or violations which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse

Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any IP Rights is pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing against or affecting the Company or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. As of the Closing Date, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.19 OFAC. Neither the Company, nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of any Responsible Officer of the Company, any employee or affiliate of the Company or any of its Subsidiaries, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. The Company and its Subsidiaries are in compliance with all applicable Sanctions in all material respects.

5.20 Anti-Corruption Laws. Neither the Company, nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law, including, without limitation, the Corruption of Foreign Public Officials Act (Canada), as amended; and the Company and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws.

5.21 Money Laundering and Counter-Terrorist Financing Laws. The Company and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act, as amended by Title III of the Patriot Act, the AML Legislation and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

5.22 EEA Financial Institution. Neither the Company nor any Guarantor is an EEA Financial Institution.

5.23 ERISA. The Company represents and warrants as of the Closing Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.24 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered before the Closing Date, if applicable, is true and correct in all respects.

5.25 Borrowing Base Certificate. The calculation by the Company of each Borrowing Base in any Borrowing Base Certificate delivered hereunder and the valuation thereunder is complete and accurate in all material respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (which will promptly deliver such information to the Lenders):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ended October 31, 2019), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PWC or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (i) qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants, (ii) qualifications pertaining to any prospective default of a financial maintenance covenant or (iii) any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date of any Indebtedness occurring within one year from the time such report is delivered (the Lenders agree that the Company’s obligations under this paragraph (a) will be satisfied in respect of any such fiscal year by delivery to the Administrative Agent within 90 days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K as filed with the SEC);

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended January 31, 2020), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (the Lenders agree that the Company’s obligations under this paragraph (b) will be satisfied in respect of any such fiscal quarter by delivery to the Administrative Agent within 45 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC); and

(c) to the extent there exist any Unrestricted Subsidiaries, concurrently with the financial statements delivered pursuant to Sections 6.01(a) or (b) above, as applicable, a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries from the financial statements delivered pursuant to Sections 6.01(a) or (b) above, as applicable, in each case prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (which will promptly deliver such information to the Lenders):

(a) by the 20th day of each fiscal month (or if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate as of the close of business of the previous fiscal month; provided that during a Weekly Borrowing Base Period, the Administrative Agent may require, in its reasonable discretion, delivery of a weekly Borrowing Base Certificate by Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day) as of the close of business of the previous week and, if applicable, the fiscal month end stub period; provided further that during a Quarterly Borrowing Base Period, the Borrowing Base Certificate shall not be delivered monthly, but shall be delivered by the 20th day after the end of each fiscal quarter (or if such day is not a Business Day, on the next succeeding Business Day) and calculated as of the close of business of such fiscal quarter. All information (including calculation of the Line Cap) in a Borrowing Base Certificate shall be certified by a Responsible Officer of the Borrowers. The Administrative Agent may from time to time adjust such report in its Permitted Discretion to the extent any information or calculation does not comply with this Agreement;

(b) promptly after the filing or delivery thereof, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Company or any of its Restricted Subsidiaries shall (i) publicly file with the SEC or any successor thereto or with any equivalent national securities exchange or similar governing body or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock or any Permitted Additional Indebtedness pursuant to the terms of the documentation governing the same (other than notices, reports or information of an administrative or ministerial nature);

(c) not later than five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement in respect of Indebtedness regarding or related to any breach or default by any party thereto or any other event relating to such Indebtedness, in each case, that could reasonably be expected to have a Material Adverse Effect and, from time to time upon reasonable request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(d) at the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a compliance certificate from an Authorized Officer of the Company in the form of Exhibit K certifying on behalf of the Company that, to the best of such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and which certificate shall set forth in reasonable detail the calculations required to establish whether the Company and its Restricted Subsidiaries were in compliance with the provisions of Section 7.17 (setting forth, for the purposes of such certificate, calculations setting forth the Consolidated Fixed Charge Coverage Ratio for such period irrespective of whether an FCCR Compliance Period exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be (it being understood that compliance with Section 7.17 shall only be required if an FCCR Compliance Period is then in effect);

(e) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, (i) a report supplementing Schedule 5.08(d)(i), including an identification of all leased real property with annual rental payments of more than $2,500,000 disposed of by any Loan Party thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value (in the case of all owned real property) thereof and lessor, lessee, expiration date and annual rental cost thereof) of all real property leased by a Loan Party during such fiscal year with annual rental payments of more than $2,500,000 and a description of such other changes in the information included in such Schedule as may be necessary for such Schedules to be accurate and complete in all material respects; (ii) a report supplementing Schedule II.B(1), (2) and (3) of the Perfection Certificate, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party during such fiscal year by the United States Patent and Trademark Office or United States Copyright Office, as applicable, and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party thereof during such fiscal year to the United States Patent and Trademark Office or United States Copyright Office, as applicable, and the status of each such application; and (iii) a report supplementing Schedule 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedule to be accurate and complete in all material respects, each such report to be signed by a Responsible Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent;

(f) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a budget (including budgeted statements of income, sources and uses of cash and balance sheets for the Company and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail;

(g) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such document. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Company Materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”). The Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for the Administrative Agent with respect to any Loan Party or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but the Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that the Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants in accordance with Section 10.07), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any claims arising as a direct or indirect result of the Administrative Agent furnishing same to such Lender, via the Platform or otherwise.

6.03 Notices. Promptly upon a Responsible Officer of the Company becoming aware thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of any litigation or governmental investigation or proceeding pending against the Company or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) that purports to affect the legality, validity or enforceability of any Loan Document;

(d) of any action, claim, investigation or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit or of any Environmental Liability that could reasonably be expected to have a Material Adverse Effect;

(e) of any changes to the information contained in the Beneficial Ownership Certification delivered as of the Closing Date that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification (in order to maintain the accuracy of such information as of any date of determination); and

(f) the occurrence of a Canadian Pension Plan Event that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto; provided that, without limiting the other provisions of this Agreement, the Company shall not be required to describe its litigation strategy in connection with any of the foregoing. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. (a) Pay and discharge as the same shall become due and payable, (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clauses (i) and (i), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) timely file all material tax returns required to be filed.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or to the extent (other than with respect to the preservation of existence of the Loan Parties) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Company and its Restricted Subsidiaries may consummate any other merger, amalgamation or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) maintain, preserve, renew and protect all of its IP Rights, except to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof necessary for the operation of its business except, in any case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, (a) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall name the Administrative Agent as additional insured (to the extent requested by the Administrative Agent) on behalf of the Secured Parties (in the case of general liability insurance) or loss payee (in the case of property insurance), as applicable and (b) flood insurance on all Real Property owned in fee simple by a Loan Party secured by a mortgage or deed of trust and constituting Collateral, from such providers, in amounts and on terms in accordance with the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to all Lenders (it being understood, for the avoidance of doubt, that no Real Property owned in fee simple by a Loan Party constitutes Collateral as of the Closing Date); provided that the Borrowers shall promptly (but in any event within three Business Days of receipt thereof) inform the Administrative Agent if any Loan Party receives notice of cancellation of any property or general liability insurance policy required to be maintained pursuant to this Section 6.07.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights; Exams; Appraisals.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than the number of reimbursable field exams and appraisals permitted under Section 6.10(b), plus one additional appraisal done at the expense of the Administrative Agent and the Lenders; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10 or any other provision of this Agreement, none of the Company nor any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrowers shall reimburse the Administrative Agent for all of its reasonable charges, costs and expenses in connection with (i) field exams, up to one time during any twelve-month period; provided that if at any time, Excess Availability is less than 15.0% of the Total Revolving Commitment, the Administrative Agent may elect to conduct (and the Borrowers shall reimburse the Administrative Agent for) one additional field examination during the following twelve-month period and (ii) appraisals of Inventory up to one time during any twelve-month period if more than 10.0% of the Total Borrowing Base is attributable to Eligible Inventory at any time; provided, further, that (A) during an Event of Default, there shall be no limit on the number of field exams and appraisals of Inventory which may be conducted by the Administrative Agent at the expense of the Borrowers and (B) at any time that less than 10.0% of the Total Borrowing Base is attributable to Eligible Inventory, the Administrative Agent shall be permitted, in its sole discretion, to waive any obligation to deliver Inventory appraisals. The Borrowers shall pay the Administrative Agent’s reasonable charges for field examination activities, including charges for its internal inventory and receivable examination and appraisal groups, as well as the reasonable charges of any third party used for such purposes.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance the Existing ABL Credit Agreement and (ii) for general corporate purposes not in contravention of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) The Company shall, at the Company’s expense, (w) upon the formation or acquisition by any Loan Party of any new direct or indirect Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary, as applicable, that is not an Excluded Subsidiary, (x) any Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary, as applicable, ceases to be an Excluded Subsidiary, (y) any Subsidiary Guarantees Indebtedness under the Term Loan Documents or any other Indebtedness subject to the Intercreditor Agreement or (z) at the request of the Administrative

Agent, following the acquisition by any Loan Party of any property of a type required to be subject to a security interest pursuant to any Collateral Document, that in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected security interest (with the priority provided for in the Intercreditor Agreement, any Other Intercreditor Agreement and any Secured Other Letters of Credit Intercreditor Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties, to the extent required by the Collateral Documents and not otherwise constituting Excluded Assets:

(i) in the case of each of clauses (w) through (y) above, within 30 days after such occurrence (or such later date as may be agreed by the Administrative Agent), cause such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent (A) a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, making such Restricted Subsidiary a U.S. Guarantor or Canadian Guarantor, as applicable or (B) at the Company’s option, a Joinder Agreement, making such Restricted Subsidiary, if such Restricted Subsidiary is a Wholly-Owned Subsidiary of the Company, a U.S. Borrower or Canadian Borrower, as applicable,

(ii) [reserved],

(iii) in the case of each of clauses (w) through (z) above, within 30 days after such occurrence (or such later date as may be agreed by the Administrative Agent), cause (1) such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) or (2) such Loan Party, as applicable, to duly execute and deliver to the Administrative Agent applicable (A) Security Agreement Supplements, (B) upon the request of the Administrative Agent in its sole discretion, security agreements covering any IP Rights held by such Restricted Subsidiary and (C) other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of such Restricted Subsidiary described in each of clauses (w) through (y) above, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Restricted Subsidiary, such parent or such Loan Party, as the case may be, under the Loan Documents and constituting Liens on all such personal properties that do otherwise constitute Excluded Assets, in each case, to the extent required by the applicable Collateral Documents,

(iv) in the case of each of clauses (w) through (z) above, within 30 days after such occurrence (or such later date as may be agreed by the Administrative Agent), cause (1) such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) or (2) such Loan Party, as applicable, to take whatever action (including, but not limited to, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable, in each case, in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the applicable (A) Security Agreement Supplements, (B) upon the request of the Administrative Agent in its sole discretion, security agreements covering any IP Rights held by such Restricted Subsidiary and (C) security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, in each case, to the extent required by the applicable Collateral Documents, and

(v) in the case of each of clauses (w) through (y) above, within 60 days after such occurrence (or such later date as may be agreed by the Administrative Agent), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

(b) The Borrowers shall enter into and deliver to the Administrative Agent all Foreign Pledge Agreements in existence on the Closing Date and other customary related security documents evidencing the pledge of 66% of the total voting power of all outstanding Voting Stock and 100% of the Equity Interests not constituting Voting Stock of the Restricted Subsidiaries referenced in the definition of Foreign Pledge Agreement, together with opinions of counsel (including local counsel) to the Borrowers in each applicable jurisdiction with respect to such Foreign Pledge Agreements and such other security documents in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Borrowers shall provide endorsements to each policy of insurance as required under Section 6.07 of this Agreement which name the Administrative Agent, on behalf of the Secured Parties, as (i) an additional insured (in case of general liability insurance) (to the extent requested by the Administrative Agent) and/or (ii) loss payee (in case of property insurance).

(d) Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Restricted Subsidiaries in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent applicable (A) Security Agreement Supplements, (B) upon the request of the Administrative Agent in its sole discretion, security agreements covering any IP Rights held by such Restricted Subsidiary and (C) other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of such Restricted Subsidiary), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties, in each case, to the extent required pursuant to the applicable Collateral Documents,

(iii) within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the applicable (A) Security Agreement Supplements, (B) upon the request of the Administrative Agent in its sole discretion, security agreements covering any IP Rights held by such Restricted Subsidiary and (C) security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, in each case, to the extent required pursuant to the applicable Collateral Documents, and

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(e) [Reserved].

(f) If, as of the last day of any fiscal quarter of the Company:

(i) the consolidated total assets of any Immaterial Subsidiary (on an individual basis) exceeds 5.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion), the Company shall cause such Immaterial Subsidiary to take the actions specified in Section 6.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary of the Company (in either case, other than an Excluded Subsidiary), as applicable would have to take; and

(ii) the aggregate consolidated total assets of all Immaterial Subsidiaries exceeds 10.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion), the Company shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 6.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary or Wholly-Owned Canadian Subsidiary of the Company (in either case, other than an Excluded Subsidiary), as applicable would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets of all Immaterial Subsidiaries do not exceed 10.0% of Consolidated Total Assets.

(g) If, at the time of the delivery of the financial statements and related officer’s certificate pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and Section 6.02(d), any U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor is an Immaterial Subsidiary, then (i) upon the written request by the Company to the Administrative Agent (which written request shall be delivered to the Administrative Agent within 15 days after the delivery of such financial statements and officer’s certificate and shall demonstrate, in reasonable detail, that any such Subsidiary Guarantor is an Immaterial Subsidiary), (ii) so long as the Company is not required to add any Immaterial Subsidiaries as Subsidiary Guarantors pursuant to Section 6.12(f), (iii) such Subsidiary Guarantor is not an obligor or guarantor of (or is concurrently released as an obligor or guarantor of) any Permitted Additional Indebtedness and (iv) so long as no Default or Event of Default then exists or would result therefrom, such Subsidiary Guarantor may be released from its obligations under the Guaranty and applicable Collateral Documents to which it is a party in accordance with the terms thereof.

(h) The Borrowers shall at their sole cost and expense, deliver or cause to be delivered to the Administrative Agent fully executed Cash Management Control Agreements for each Deposit Account (other than any Excluded Account) set forth on Schedule 6.19(f), in each case, in form and substance reasonably satisfactory to the Administrative Agent and satisfying the terms of the Credit Agreement and the other Loan Documents.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any mutually identified material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so. Notwithstanding anything to the contrary set forth in the Loan Documents, (x) no action shall be required to be taken by any of the Loan Parties after the Closing Date to create, perfect or maintain any Lien on the Collateral under the laws of any jurisdiction other than the United States and Canada (other than Quebec (unless such Loan Party is organized in Quebec or has its registered office, domicile or chief executive office in Quebec) or as required by any Foreign Pledge Agreement) and (y) the Loan Parties shall not be obligated to otherwise undertake collateral perfection and/or protection actions not otherwise required under the other sections of this Agreement or any of the other Loan Documents except if resulting from a change in law to maintain the Secured Parties’ Liens required under the Collateral Documents.

6.15 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or, for a Canadian Loan Party, its registered office, (iii) in any Loan Party’s identity or organizational form, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), (vi) in any Canadian Loan Party’s jurisdiction located in Canada in which it maintains primary books and records relating to Collateral (other than de minimis portions of Collateral) included in the Borrowing Base, until (A) it shall have given the Administrative Agent not less than 5 Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.16 Anti-Corruption Laws and Sanctions. Conduct its businesses in compliance in all material respects with applicable anti-corruption laws and Sanctions and maintain policies and procedures designed to promote and achieve compliance with all applicable anti-corruption laws and Sanctions.

6.17 [Reserved].

6.18 Designation of Subsidiaries.

(a) The Company may at any time designate any Restricted Subsidiary (including any existing Subsidiary and any newly-acquired or newly-formed Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Event of Default shall exist immediately prior or immediately after giving effect to such designation; (ii) the Company shall have delivered to the Administrative Agent a certificate demonstrating that after giving effect to such designation on a Pro Forma Basis, the Company would be in compliance with the Payment Conditions; (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary or any of its Subsidiaries (A) owns any Equity Interests or Indebtedness of, or owns or holds any Liens on, any property of the Company or any Restricted Subsidiary or (B) Guarantees any Indebtedness of the Company or any Restricted Subsidiary (other than deferred purchase price arrangements in the ordinary course of business); (iv) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.18; and (v) no Restricted Subsidiary that is a Guarantor may be designated as an Unrestricted Subsidiary unless concurrently with such designation, such Restricted Subsidiary is designated as an “unrestricted subsidiary” under any Indebtedness of the Company and any Restricted Subsidiary consisting of Permitted Additional Secured Indebtedness, Permitted Additional Unsecured Indebtedness, Permitted Additional Secured Acquisition Indebtedness and Permitted Additional Unsecured Acquisition Indebtedness in respect of any of the foregoing (collectively, “Additional Indebtedness”).

(b) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of such designation in an amount equal to the outstanding amount of all Investments by the Company and its Restricted Subsidiaries in such Subsidiary on such date (as reasonably determined by the Company). Accordingly, such designation shall be permitted only if the Investment represented thereby would be permitted under Section 7.03.

(c) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence on the date of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing on such date and (ii) for purposes of calculating the outstanding amount of Investments by the Company and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by the Company and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all such Investments in such Subsidiary on the date of such designation.

(d) If at any time any Unrestricted Subsidiary (i) owns any Equity Interests or Indebtedness of, or owns or holds any Liens on, any property of the Company or any Restricted Subsidiary, (ii) Guarantees any Indebtedness of the Company or any Restricted Subsidiary (other than deferred purchase price arrangements in the ordinary course of business) or (iii) ceases to be an “unrestricted subsidiary” under any Additional Indebtedness, then the Company shall, concurrently therewith, re-designate such Unrestricted Subsidiary as a Restricted Subsidiary.

6.19 Accounts; Deposit Accounts.

(a) Records and Schedules of Accounts. The Borrowers shall keep accurate and complete records in all material respects of their Accounts, including all payments and collections thereon. The Borrowers shall also provide to the Administrative Agent, (i) at any time other than during a Quarterly Borrowing Base Period, on or before the 20th day of each fiscal month (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) at any time during a Quarterly Borrowing Base Period, concurrently with the delivery of any Borrowing Base Certificate pursuant to Section 6.02(a), (A) a reasonably detailed aged trial balance of all Accounts as of the end of the preceding fiscal quarter or fiscal month, as applicable, showing Accounts and a detailed summary of all Accounts indicating which Accounts are 30, 60 and 90 days past due and listing the names of all Account Debtors, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent and (B) an Inventory report with respect to the U.S. Borrowers by type and Primary Warehouse location as of the last day of such fiscal quarter or fiscal month, as applicable (and including the amounts of Inventory and value thereof at each such Primary Warehouse).

(b) Taxes. If an Account of any Borrower includes a charge imposed by any Governmental Authority in the form of any Taxes, Administrative Agent is authorized, in its reasonable discretion, if such Borrower has not paid such Taxes when due and required to be paid in accordance with Section 6.04(a), to pay the amount thereof to the appropriate Governmental Authority for the account of such Borrower and to charge such Borrower therefor; provided, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from any Borrower or relate to any Collateral.

(c) Account Verification. Whenever a Specified ABL Event of Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of any Borrower by mail, telephone or otherwise. Each Borrower shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(d) Core Deposit Accounts.

(i) The U.S. Borrowers shall maintain Core U.S. Deposit Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent. The U.S. Borrowers shall promptly enter into an agreement (in form and substance reasonably satisfactory to the Administrative Agent) with each lockbox servicer and Core U.S. Deposit Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Core U.S. Deposit Account (which may be exercised by the Administrative Agent only during a Dominion Period) requiring immediate deposit of all remittances received in the lockbox to a Core U.S. Deposit Account, and waiving offset rights of such servicer or bank, except for customary administrative charges, subject in each case to the terms of the applicable agreements with such lockbox servicer and Core U.S. Deposit Account bank.

(ii) The Canadian Borrowers shall maintain Core Canadian Deposit Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent. The Canadian Borrowers shall promptly enter into an agreement (in form and substance reasonably satisfactory to the Administrative Agent) with each lockbox servicer and Core Canadian Deposit Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Core Canadian Deposit Account (which may be exercised by the Administrative Agent only during a Dominion Period) requiring immediate deposit of all remittances received in the lockbox to a Core Canadian Deposit Account, and waiving offset rights of such servicer or bank, except for customary administrative charges, subject in each case to the terms of the applicable agreements with such lockbox servicer and Core Canadian Deposit Account bank.

(iii) On each Business Day during a Dominion Period, the Administrative Agent may, at its option, apply all funds credited to the Core U.S. Deposit Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first, to payment of that portion of the U.S. Obligations constituting fees, indemnities, expenses and other amounts that are then due and owing; second, to prepay U.S. Overadvances, U.S. Protective Advances and U.S. Swing Line Loans constituting U.S. Obligations; third, to other U.S. Revolving Loans; fourth, at the discretion of the Administrative Agent, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit constituting U.S. Obligations to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.16(a); provided, however, that such amounts shall be released to the U.S. Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions set forth in Section 2.03(b) then exist or would result from any such release; fifth, to the payment of all the Canadian Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date in accordance with, and in the order set forth in, Section 6.19(d)(iv) below; and sixth, to the extent all amounts referred to above in this Section 6.19(d)(iii) have been paid in full and so long as no Default or Event of Default then exists or otherwise if approved by the Administrative Agent in its Permitted Discretion, to be returned to the U.S. Borrowers.

(iv) On each Business Day during a Dominion Period, the Administrative Agent may, at its option, apply all funds credited to the Core Canadian Deposit Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts that are then due and owing; second, to prepay Canadian Overadvances, Canadian Protective Advances and Canadian Swing Line Loans constituting Canadian Obligations; third, to other Canadian Revolving Loans; fourth, at the discretion of the Administrative Agent, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit constituting Canadian Obligations to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.16(a); provided, however, that such amounts shall be released to the Canadian Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions set forth in Section 2.03(b) then exist or would result from any such release; and fifth, to the extent all amounts referred to above in this Section 6.19(d)(iv) have been paid in full and so long as no Default or Event of Default then exists or otherwise if approved by the Administrative Agent in its Permitted Discretion, to be returned to the Canadian Borrowers.

(v) The ledger balance in the main Core Deposit Accounts as of the end of a Business Day shall be applied to the applicable Obligations at the beginning of the next Business Day, during any Dominion Period. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists or otherwise if approved by the Administrative Agent in its Permitted Discretion.

(vi) The Borrowers shall authorize and direct each bank or other depository institution where any Deposit Account or Securities Account of any Loan Party (other than an Excluded Account) is maintained to deliver to Administrative Agent, upon request during any Dominion Period, all cash balances in such Deposit Accounts or Securities Account maintained for such Loan Party, without inquiry into the authority or right of the Administrative Agent to make such request.

(vii) If a Core Deposit Account is not maintained with Bank of America, the Administrative Agent may, during any Dominion Period, require immediate transfer of all funds in such account to a Core Deposit Account maintained with Bank of America. The Administrative Agent and the Lenders assume no responsibility to any Borrower for any lockbox arrangement or Core Deposit Account. So long as no Dominion Period has occurred and is continuing, each Borrower shall be permitted to withdraw cash and Cash Equivalents from applicable Core Deposit Accounts.

(e) [Reserved].

(f) Deposit Accounts. Schedule 6.19(f) lists as of the Closing Date all U.S. and Canadian Deposit Accounts and Securities Accounts maintained by each Loan Party, including Core Deposit Accounts and designates the Core Deposit Accounts. Subject to Section 6.12(h), the Borrowers shall take all actions necessary to establish the Administrative Agent’s first priority Lien on each Deposit Account and Securities Accounts of any Loan Party (other than Excluded Accounts); provided that the Administrative Agent may forgo a control agreement on any Deposit Account or Securities Account that is not a primary collection account, as determined by the Administrative Agent in its sole discretion. Each applicable Loan Party shall be the sole account holder of their respective Deposit Accounts and Securities Accounts and shall not allow any Person (other than Administrative Agent, the agent under the Term Loan Documents and the depository bank) to have control over their respective Deposit Accounts or Securities Accounts (other than any Excluded Account) or any Property deposited therein (other than to the extent constituting identifiable proceeds of any Fixed Asset Priority Collateral). The Borrowers shall promptly notify Administrative Agent of any opening or closing of a Deposit Account or Securities Account of any Loan Party (other than any Excluded Account) and, upon the reasonable request of the Administrative Agent, will amend Schedule 6.19(f) to reflect the same.

6.20 Locations of ABL Priority Collateral. All Eligible Inventory with a value in excess of $1,000,000 and books and records relating to Collateral with a value in excess of $1,000,000 of a U.S. Borrower located in the United States, other (i) than Inventory in transit, (ii) Inventory in the possession of a (x) third party for the purpose of repair, maintenance, remanufacture or sale in the ordinary course of business or (y) a customer, reseller, supplier or contract manufacturer in the ordinary course of business and (iii) Inventory at locations used solely by such U.S. Borrower for purposes of warehousing spare parts, shall at all times be kept by a Loan Party at (a) the business locations set forth in Schedule 6.20 or (b) such other locations where such Eligible Inventory or books and records are kept from time to time, except that a Loan Party may make sales or other Dispositions of Collateral in accordance with Section 7.05; provided that, the Company shall deliver an updated Schedule 6.20 listing such other locations where Eligible Inventory and books and records are kept pursuant to clause (b) above concurrently with the delivery of any compliance certificate delivered pursuant to Section 6.02(d).

6.21 Protection of Collateral. All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all applicable Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower in accordance with Section 10.04(a). Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at each Borrower’s sole risk.

6.22 Landlord and Storage Agreements. With respect to each Primary Warehouse, upon the reasonable request of the Administrative Agent, provide the Administrative Agent with copies of all agreements, between the Company and its Restricted Subsidiaries and any landlord, warehouseman, processor, shipper, bailee or other similar Person that owns any such premises at which any Inventory or books and records pertaining to Accounts or Inventory of any Borrower may be kept or that otherwise may possess or handle any Inventory.

6.23 Post-Closing Matters. Notwithstanding any provision herein or in any other Loan Document to the contrary, satisfy the undertakings contained on Schedule 6.23 within the time periods specified with respect thereto (or such later date as may be agreed by the Administrative Agent) (it being understood that to the extent that the existence of any such post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, Default or Event of Default in this Agreement or any other Loan Document to be in breach, the Administrative Agent and the Lenders hereby waive such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 6.23).

ARTICLE VII

NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Company and each Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names a Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (Liens described below are herein referred to as “Permitted Liens”):

(a) (i)(x) Liens pursuant to any Loan Document and (y) Liens pursuant to any agreement evidencing Secured Other Letters Credit Obligations owing to a Pari Passu Secured Other Letters of Credit Issuer; provided that such Liens under this clause (i)(y) are subject to a Secured Other Letters of Credit Intercreditor Agreement, and (ii) Liens pursuant to the Term Loan Documents; provided that such Liens under this clause (ii) are subject to the Intercreditor Agreement;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, replacements, refinancings or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), and (iii) any renewal, replacement, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) inchoate Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Forwarders’, bailee’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of the Company’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Restricted Subsidiary or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or by applicable Law relating to Canadian Pension Plans, except with respect to amounts to be remitted but not yet due;

(f) Liens incurred on deposits to secure the performance of bids, tenders, contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments and other similar encumbrances affecting real property which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)

(i) Liens upon assets of the Company or any of its Restricted Subsidiaries subject to Capitalized Leases (including the financing of such related installation, maintenance or software licensing charges) and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension), to the extent such Capitalized Leases or renewals, replacements, refinancings or extensions thereof are permitted by Section 7.02(i); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Leases or renewal, replacement, refinancing or extension thereof and (ii) the Lien encumbering the asset giving rise to the Capitalized Leases or renewal, replacement, refinancing or extension thereof does not encumber any other asset of the Company or any of its Restricted Subsidiaries;

(ii) purchase money Liens placed upon assets of the Company or any of its Restricted Subsidiaries and placed at the time of the acquisition thereof by the Company or such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such asset or extensions, renewals, refinancings or replacements of any of the foregoing for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) the Indebtedness secured by such Liens is permitted by Section 7.02(i) and (ii) in all events, the Lien encumbering such assets so acquired does not encumber any other asset of the Company or any of its Restricted Subsidiaries; and

(iii) Liens upon assets of the Company or any of its Restricted Subsidiaries subject to the Ottawa Capitalized Lease, and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension), to the extent such Ottawa Capitalized Lease or renewals, replacements, refinancings or extensions thereof are permitted by Section 7.02(q); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Ottawa Capitalized Lease or renewal, replacement, refinancing or extension thereof and (ii) the Liens encumbering the assets giving rise to the Ottawa Capitalized Lease or renewal, replacement, refinancing or extension thereof do not encumber any other asset of the Company or any of its Restricted Subsidiaries.

(j) Liens arising from precautionary UCC financing statement filings (or other foreign equivalent filings) regarding operating leases entered into in the ordinary course of business;

(k) statutory and common law landlords’ liens under leases to which the Company or any of its Restricted Subsidiaries is a party, but only if payment of the obligations secured thereby is not in default (after the expiration of all applicable grace or cure periods) or is being Properly Contested;

(l) Liens on property or assets acquired pursuant to a Permitted Acquisition or other Investment permitted under Section 7.04 or on property or assets of a Restricted Subsidiary of the Company in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Investment permitted under Section 7.04 and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) any Indebtedness and any renewals, replacements, refinancings or extensions thereof that is secured by such Liens is permitted to exist under Section 7.02(j), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition (other any renewals, replacements, refinancings or extensions of Indebtedness permitted by Section 7.02(j)) and attach at all times only to the same assets of the obligor or otherwise to assets of the same obligor that such Liens (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and accessions thereto and improvements thereon) attached to, immediately prior to such Permitted Acquisition or other Investment;

(m) Liens on accounts receivable or lease receivables, interests therein and/or related assets or rights sold in the ordinary course of business in accordance with Section 7.05(h)(ii) arising in connection with such sale; provided that any such Liens extend solely to the accounts receivable or lease receivables, interests therein and/or related assets or rights so sold and do not encumber any additional assets or properties of the Company or any of its Restricted Subsidiaries;

(n) (i) licenses, sublicenses, leases or subleases granted by the Company or any of its Restricted Subsidiaries to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Company or any of its Restricted Subsidiaries is a party;

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(p) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller, broker or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents and Other Financial Investments on deposit in one or more accounts maintained by the Company or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(r) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 7.02;

(s) Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition or other Investment permitted by Sections 7.03(u) and (w);

(t) Liens on Collateral securing Indebtedness that is Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Additional Secured Acquisition Indebtedness or Permitted Additional Secured Indebtedness, so long as the Intercreditor Agreement or an Other Intercreditor Agreement is in full force and effect and any such Liens on ABL Priority Collateral are junior to the Liens of the Administrative Agent on the ABL Priority Collateral;

(u) Liens on cash and Cash Equivalents to secure (x) the Company’s or its respective Restricted Subsidiary’s reimbursement obligations under letters of credit, performance bonds, surety bonds and bid bonds permitted under Section 7.02(m) so long as the aggregate amount of such cash and Cash Equivalents pledged to secure such Indebtedness does not exceed at any time 110% of the aggregate outstanding amount of such Indebtedness (or, in the case of undrawn letters of credit, the aggregate undrawn face amount thereof) or (y) indemnification obligations relating to dispositions permitted by Section 7.05;

(v) licensing and cross-licensing arrangements entered into by the Company and its Restricted Subsidiaries for purposes of enforcing, defending or settling claims with respect to the IP Rights of the Company and its Restricted Subsidiaries which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(w) (i) additional Liens (other than on ABL Priority Collateral) not otherwise permitted by this Section 7.01 that do not secure outstanding obligations in the aggregate for all such Liens at any time in excess of the greater of $30,000,000 and 8.00% of LTM Consolidated EBITDA (as of the date incurred) and (ii) additional Liens not otherwise permitted by this Section 7.01 that (x) do not materially impair the use of such assets in the operation of the business of the Company and its Restricted Subsidiaries (taken as a whole), (y) do not secure Indebtedness for borrowed money and (z) do not secure outstanding obligations in the aggregate for all such Liens at any time in excess of the greater of $10,000,000 and 3.00% of LTM Consolidated EBITDA (as of the date incurred);

(x) to the extent constituting a Lien, to the extent that the prepayment, repurchase or redemption thereof is permitted by this Agreement, cash deposited with the trustee or any paying agent under the applicable Indebtedness, or held in trust by the Company, in connection with the prepayment, repurchase or redemption of such Indebtedness;

(y) Liens that arise or may be deemed to arise from any Permitted Foreign Receivables Facility that extend only to the Foreign Securitization Assets subject thereto and, to the extent consistent with customary market practice for such financing, Liens on Equity Interests or other securities issued by a Securitization Subsidiary securing obligations under such Permitted Foreign Receivables Facility;

(z) Liens on Collateral securing Indebtedness that is Other Incremental Term Loan Debt or Incremental Equivalent Debt so long as the Intercreditor Agreement or an Other Intercreditor Agreement is in full force and effect and any such Liens on ABL Priority Collateral are junior to the Liens of the Administrative Agent on the ABL Priority Collateral;

(aa) Liens on assets of any Restricted Subsidiary that is not a Loan Party securing Permitted Non-Loan Party Indebtedness; and

(bb) Liens securing Refinancing Indebtedness permitted by Section 7.02(w).

In connection with the granting of Liens of the type described in clauses (b), (i), (j), (l), (u) and (x) of this Section 7.01 by the Company or any of its Restricted Subsidiaries, the Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices;

(b) Indebtedness constituting Intercompany Loans to the extent permitted by Sections 7.03(c), 7.03(g), 7.03(u), 7.03(w), 7.03(z), 7.03(aa) or 7.03(bb);

(c) (i)(x) Indebtedness under the Loan Documents (including in respect of Letters of Credit), (y) Secured Bank Product Obligations and (z) Secured Other Letters of Credit Obligations and (ii) Indebtedness under the Term Loan Documents; provided that, in the case of any Indebtedness incurred pursuant to this clause (ii), (A) such Indebtedness is only secured by Liens permitted under Section 7.01(a)(ii), (B) such Indebtedness does not have a scheduled maturity date prior to the date that is 91 days after (x) the Maturity Date (as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness) or (y) in the case of such Indebtedness outstanding on the Closing Date, the Maturity Date in effect on the Closing Date, (C) other than with respect to any Indebtedness under the Term Loan Documents incurred prior to the Closing Date, either (x) the weighted average life to maturity of any such Indebtedness shall be no shorter than the Maturity Date (as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness) or (y) the Administrative Agent may impose an Amortization Reserve in its Permitted Discretion and (D) the aggregate principal amount of such Indebtedness outstanding at any time (together with the aggregate principal amount of an Other Incremental Term Loan Debt outstanding at any time) does not exceed $700,000,000 plus the “Available Incremental Amount” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date);

(d) Indebtedness outstanding on the Closing Date and, except for Intercompany Loans among the Company and its Restricted Subsidiaries, listed on Schedule 7.02 and any refinancings, refundings, renewals, replacements or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension and by an amount equal to any accrued and unpaid interest and fees thereon and existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(e) Indebtedness consisting of unsecured guaranties by (i) a Loan Party of the Indebtedness and lease and other contractual obligations of its Wholly-Owned Restricted Subsidiaries in the ordinary course of business, (ii) the Loan Parties of each other’s Indebtedness and lease and other contractual obligations (other than obligations in respect of Permitted Convertible Notes) and (iii) Restricted Subsidiaries of the Company that are not Loan Parties of each other’s Indebtedness and lease and other contractual obligations, in each case to the extent that the guaranteed Indebtedness or lease or other contractual arrangement is otherwise permitted under this Agreement;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of the incurrence thereof;

(g) Indebtedness of the Company and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(h) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(i) Indebtedness in respect of Capitalized Leases (including the financing of such related installation, maintenance or software licensing charges), obligations in respect of any Synthetic Lease and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and any extension, renewal, replacement or refinancing thereof as permitted by Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding under this Section 7.02(i) shall not exceed, when taken together with all outstanding Indebtedness acquired or assumed pursuant to Section 7.02(j), the greater of $100,000,000 and 3.0% of Consolidated Total Assets (as of the date incurred);

(j) Indebtedness of a Restricted Subsidiary of the Company acquired pursuant to a Permitted Acquisition or other Investment permitted under Section 7.04 (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) the aggregate principal amount of all Indebtedness at any one time outstanding under this clause (j) shall not exceed, when taken together with all outstanding Indebtedness incurred pursuant to Section 7.02(i) and all Refinancing Indebtedness in respect thereof, the greater of (x) $100,000,000 and (y) 3.0% of Consolidated Total Assets (as of the date incurred);

(k) Indebtedness of the Company or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, severance arrangements, purchase price adjustments, earnouts, stay bonuses and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 7.02(e);

(l) Indebtedness of the Company under unsecured senior convertible notes so long as (i) no such Indebtedness shall have any maturity or mandatory redemption, prepayment, amortization, sinking fund or similar obligation (other than pursuant to a customary change of control offer and acceleration provisions following the occurrence of an event of default thereunder) prior to the date that is 91 days after the Maturity Date, in each case as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness, (ii) the aggregate principal amount of such Indebtedness incurred after the Closing Date, shall not exceed the greater of $300,000,000 or 9.0% of Consolidated Total Assets (as of the date incurred), (iv) the terms of such Indebtedness (other than pricing, other economic terms and maturity) reflect market terms at the time of incurrence of such Indebtedness (as reasonably determined by the Company), and (v) prior to any such issuance, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying as to compliance with the requirements of the preceding clause (iv);

(m) Indebtedness of the Company or any of its Restricted Subsidiaries for reimbursement obligations relating to letters of credit, performance bonds, surety bonds and bid bonds so long as the sum of the aggregate available amount of all such letters of credit (and any unreimbursed drawings in respect thereof) and the then outstanding amount of performance bonds, surety bonds and bid bonds does not at any time exceed the greater of $100,000,000 and 26.00% of LTM Consolidated EBITDA (as of the date incurred);

(n) Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness may be (A) (a) unsecured or (b) to the extent permitted below in this clause (n), secured by a Lien on (x) the ABL Priority Collateral that is junior to the Lien that secures the Obligations and (y) the Collateral (other than ABL Priority Collateral) that is senior or pari passu to the Lien that secures the Obligations (including “Incremental Equivalent Debt” as defined in the Term Loan Credit Agreement) and (B) guaranteed on a like basis by any or all of the other Loan Parties, so long as (i) no Event of Default then exists or would result therefrom, (ii) other than with respect to any Customary Bridge Loans, such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date, in each case as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness, (iii) other than with respect to any Customary Bridge Loans, either (x) the weighted average life to maturity of any such Indebtedness shall be no shorter than the Maturity Date (as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness) or (y) the Administrative Agent may impose an Amortization Reserve in its Permitted Discretion, (iv)(x) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Term Loan Obligations, (A) it may share ratably or less than ratably in any mandatory prepayments with the Term Loan Obligations, as provided in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, (y) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Term Loan Obligations, it may provide for mandatory prepayments events subject to the prior payment in full of the Term Loan Obligations and the Obligations, as provided in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, and (z) such Indebtedness shall otherwise have no mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than (A) pursuant to customary asset sale (or casualty or condemnation event) and change of control offers and customary AHYDO Payments and, in the case of any Customary Bridge Loans, prepayments of such Customary Bridge Loans from the issuance of equity or other Indebtedness permitted hereunder, (B) upon any event of default thereunder, (C) as a result of a scheduled maturity date, which is addressed in clause (ii) above and (D) amortization that is not in contravention of clause (iii) above), (v) the terms and conditions of such Indebtedness (excluding maturity and economic terms such as interest rate and redemption premiums, but without limiting the applicability of the requirements in clauses (ii) and (iii) above) are customary for financings of such type and are, taken as a whole, not materially more restrictive than the terms of this Agreement (as reasonably determined by the Borrower) unless (x) such covenants and defaults apply only after the Maturity Date in effect immediately prior to the incurrence of the such Indebtedness or (y) the Administrative Agent and the Borrowers shall amend the provisions of this Agreement to provide for such more restrictive term to apply to the Loans hereunder (which amendment may be effected by the Administrative Agent and the Borrowers without the consent of any other Lender), (vi) to the extent such Indebtedness is Subordinated Indebtedness, the terms of such Indebtedness provide for customary payment subordination to the Obligations as reasonably determined by the Administrative Agent in good faith, (vii) if such Indebtedness is secured, (x) it shall not be secured by any assets or property other than Collateral securing the Obligations (including any assets or property of the Loan Parties that are not covered by the Security Documents on the Closing Date but which will secure the Obligations from and after the issuance of such Indebtedness as contemplated by Section 6.12), (y) at the time of the entering into of any such Indebtedness, it shall either be governed by the Intercreditor Agreement pursuant to a joinder to the Intercreditor Agreement in accordance with the terms thereof or an Other Intercreditor Agreement shall have been entered into and shall be in full force and effect, and the Loan Parties shall have complied with their obligations under Section 6.12, and (z) the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, shall provide, inter alia, that the Administrative Agent, for the benefit of the Secured Parties, shall retain a Lien on the ABL Priority Collateral that is senior to the Lien on the ABL Priority Collateral securing such Indebtedness, (viii) the Borrowers shall be in compliance, on a Pro Forma Basis, with (x) if such Indebtedness is unsecured, an Interest Coverage Ratio of at least 2.00:1.00 and (y) if such Indebtedness is secured, a Total Secured Net Leverage Ratio for the applicable Calculation Period of less than 2.00:1.00, in each case for the respective Calculation Period and (ix) prior to the incurrence or issuance of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying as to compliance with the requirements of preceding clauses (i) through (viii) and containing the calculations (in reasonable detail) required by preceding clause (viii) (all unsecured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Unsecured Indebtedness” and all secured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Secured Indebtedness”); provided (I) no Indebtedness under this clause (n) shall be secured by a Lien on the ABL Priority Collateral that is senior or pari passu with the Lien on the ABL Priority Collateral securing the Obligations and (II) that the aggregate principal amount of any Indebtedness incurred pursuant to this clause (n) by a Restricted Subsidiary that is not a Loan Party, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.02(s), shall not exceed in the aggregate at any time outstanding when taken together with outstanding Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred or assumed pursuant to Sections 7.02(s) and 7.02(t) (such Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred pursuant to this Section or Section 7.02(s) or 7.02(t), “Permitted Non-Loan Party Indebtedness”), the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date incurred); provided further that such Permitted Non-Loan Party Indebtedness incurred pursuant to this Section 7.02(n) (i) shall not be guaranteed by any Loan Party, but may be guaranteed by other Restricted Subsidiaries that are not Loan Parties, (ii) shall not be secured by a Lien on the Collateral, but may be secured by the assets of Restricted Subsidiaries that are not Loan Parties and (iii) shall not be subject to the restrictions described in clauses (iv), (v) and (viii) above;

(o) (i) Permitted First Priority Refinancing Debt, (ii) Permitted Junior Priority Refinancing Debt and (iii) Permitted Unsecured Refinancing Debt;

(p) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date incurred);

(q) Indebtedness of the Company and its Restricted Subsidiaries evidenced by the Ottawa Capitalized Lease, and any extension, renewal, replacement or refinancing thereof as permitted by Section 7.01(i)(iii); provided, however, that in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this clause (q) exceed Cdn.$100,000,000 at any time outstanding;

(r) Other Incremental Term Loan Debt and Incremental Equivalent Debt;

(s) Indebtedness (1) of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary) after the Closing Date as a result of a Permitted Acquisition, or other Investment or other transaction permitted under the Loan Documents, (2) of any Person that is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets by the Company or such Restricted Subsidiary in a Permitted Acquisition, Investment or other transaction permitted under the Loan Documents or (3) incurred to finance a Permitted Acquisition, Investment or other acquisition permitted under the Loan Documents (provided that with respect to (1) and (2) above, such Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary) (which Indebtedness may be (A) (a) unsecured or (b) to the extent permitted below in this clause (s), secured by a Lien on (x) the ABL Priority Collateral that is junior to the Lien that secures the Obligations and (y) the Collateral (other than ABL Priority Collateral) that is senior or pari passu to the Lien that secures the Obligations (including “Incremental Equivalent Debt” as defined in the Term Loan Credit Agreement) and (B) guaranteed on a like basis by any or all of the other Loan Parties), so long as (i) no Event of Default then exists or would result therefrom, (ii) other than with respect to any (x) Customary Bridge Loans and (y) Indebtedness assumed pursuant to clauses (1) and (2) of this clause (s) in an aggregate principal amount outstanding at any time not to exceed the greater of $100,000,000 and 26.00% of LTM Consolidated EBITDA (as of the date incurred), such Indebtedness does not mature prior to (A) if secured on a pari passu basis with the Revolving Loans, the Maturity Date and (B) otherwise, the date that is 91 days after the Maturity Date, in each case as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness, (iii) other than with respect to any (x) Customary Bridge Loans and (y) Indebtedness assumed pursuant to clauses (1) and (2) of this clause (s) in an aggregate principal amount outstanding at any time not to exceed the greater of $100,000,000 and 26.00% of LTM Consolidated EBITDA (as of the date incurred), either (x) the weighted average life to maturity of any such Indebtedness shall be no shorter than the Maturity Date (as such Maturity Date is in effect at the time of the incurrence or issuance of such Indebtedness) or (y) the Administrative Agent may impose an Amortization Reserve in its Permitted Discretion, (iv) (x) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Term Loan Obligations, it may share ratably or less than ratably in any mandatory prepayments of the Term Loan Obligations, as provided in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, (y) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Term Loan Obligations, it may provide for mandatory prepayments events subject to the prior payment in full of the Term Loan Obligations and the Obligations, as provided in the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, and (z) such Indebtedness shall otherwise have no mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than (A) pursuant to customary asset sale (or casualty or condemnation event) and change of control offers and customary AHYDO Payments and, in the case of any Customary Bridge Loans, prepayments of such Customary Bridge Loans from the issuance of equity or other Indebtedness permitted hereunder, (B) upon any event of default thereunder, (C) as a result of a scheduled maturity date, which is addressed in clause

(ii) above and (D) amortization that is not in contravention of clause (iii) above, (v) other than with respect to any Indebtedness assumed pursuant to clauses (1) and (2) of this clause (s), the terms and conditions of such Indebtedness (excluding maturity and economic terms such as interest rate and redemption premiums, but without limiting the applicability of the requirements in clause (ii) above) are customary for financings of such type and are, taken as a whole, not materially more restrictive than the terms of this Agreement (as reasonably determined by the Company) unless (x) such covenants and defaults apply only after the Maturity Date in effect immediately prior to the incurrence of the such Indebtedness or (y) the Administrative Agent and the Company shall amend the provisions of this Agreement to provide for such more restrictive term to apply to the Loans hereunder (which amendment may be effected by the Administrative Agent and the Company without the consent of any other Lender), (vi) to the extent such Indebtedness is Subordinated Indebtedness, the terms of such Indebtedness provide for customary payment subordination to the Obligations as reasonably determined by the Administrative Agent in good faith, (vii) if such Indebtedness is secured, (x) it shall not be secured by any assets or property other than Collateral securing the Obligations (including any assets or property of the Loan Parties that are not covered by the Collateral Documents on the Closing Date but which will secure the Obligations from and after the issuance of such Indebtedness as contemplated by Section 6.12), (y) at the time of the entering into of any such Indebtedness, it shall either be governed by the Intercreditor Agreement pursuant to a joinder to the Intercreditor Agreement in accordance with the terms thereof or an Other Intercreditor Agreement shall have been entered into and shall be in full force and effect, and the Loan Parties shall have complied with their obligations under Section 6.12, and (z) the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, shall provide, inter alia, that the Administrative Agent, for the benefit of the Secured Parties, shall retain a Lien on the ABL Priority Collateral that is senior to the Lien on the ABL Priority Collateral securing such Indebtedness, (viii) the Company shall be in compliance, on a Pro Forma Basis, with (x) if such Indebtedness is unsecured, an Interest Coverage Ratio of at least 2.00:1.00, and (y) if such Indebtedness is secured, a Total Secured Net Leverage Ratio for the applicable Calculation Period of less than 2.00:1.00, in each case for the respective Calculation Period and (ix) prior to the incurrence or issuance of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying as to compliance with the requirements of preceding clauses (i) through (viii) and containing the calculations (in reasonable detail) required by preceding clause (viii) (all unsecured Indebtedness incurred or issued under this clause (s) is referred to as “Permitted Additional Unsecured Acquisition Indebtedness” and all secured Indebtedness incurred or issued under this clause (s) is referred to as “Permitted Additional Secured Acquisition Indebtedness”); provided (I) no Indebtedness under this clause (s) shall be secured by a Lien on the ABL Priority Collateral that is senior or pari passu with the Lien on the ABL Priority Collateral securing the Obligations and (II) that the aggregate principal amount of any Indebtedness incurred or assumed pursuant to this clause (s) by a Restricted Subsidiary that is not a Loan Party, together with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.02(n) and Section 7.02(t), shall not exceed, at the time of incurrence, the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date incurred); provided further that such Permitted Non-Loan Party Indebtedness incurred pursuant to this Section 7.02(s) (i) shall not be guaranteed by any Loan Party, but may be guaranteed by other Restricted Subsidiaries that are not Loan Parties, (ii) shall not be secured by a Lien on the Collateral, but may be secured by the assets of Restricted Subsidiaries that are not Loan Parties and (iii) shall not be subject to the restrictions described in clauses (iv), (v) and (viii) above;

(t) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of such Indebtedness outstanding at any time pursuant to this clause (t) shall not exceed in the aggregate, when taken together with any outstanding Permitted Non-Loan Party Indebtedness incurred or assumed by Restricted Subsidiaries that are not Loan Parties under Sections 7.02(n) and 7.02(s), the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date incurred);

(u) Indebtedness of the Company or its Subsidiaries arising out of any Permitted Foreign Receivables Facility;

(v) Guarantees constituting Investments permitted under any of Sections 7.03(u), (w), (z), (aa) and (bb); and

(w) the Company and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding, replacing, extending, modifying or renewing any Indebtedness permitted under Sections 7.02(c)(ii), (j), (l), (n), (o), (r) and (s) of this Section 7.02 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”); provided that:

(i) (1) except to the extent otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded, replaced, extended, modified or renewed, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding, replacement, extension, modification or renewal, and (B) an amount equal to any existing commitments unutilized thereunder and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness satisfies the applicable requirements of Section 7.01,

(ii) such Refinancing Indebtedness has (A) a final maturity equal to or later than the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, refunded, replaced, extended, modified or renewed,

(iii) the terms of any Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and security), are not, taken as a whole, materially more restrictive to the Company and its Restricted Subsidiaries than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any terms applicable only to periods after the Maturity Date as of such date or in any case where the Administrative Agent and the Company amend the provisions of this Agreement to provide for such more restrictive term to apply to the Loans hereunder (which amendment may be effected by the Administrative Agent and the Company without the consent of any other Lender (as reasonably determined by the Company)), and

(iv) (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding, replacement, extension, modification or renewal having a priority no higher than the Liens securing the Indebtedness being refinanced (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded, replaced, extended, modified or renewed, except to the extent (I) otherwise permitted pursuant to Section 7.02 or (II) such additional obligor becomes a Loan Party hereunder, (C) if the Indebtedness being refinanced, refunded, replaced, extended, modified or renewed was originally contractually subordinated to the Revolving Loans in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on all or a portion of the Collateral securing the Revolving Loans), such Refinancing Indebtedness is contractually subordinated to the Revolving Loans in right of payment (or the Liens securing such

Refinancing Indebtedness are subordinated to the Liens on the relevant Collateral securing the Revolving Loans) on terms not materially less favorable (as reasonably determined by the Company), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded, replaced, extended, modified or renewed, taken as a whole, and (D) as of the date of the incurrence of any such Refinancing Indebtedness and after giving effect thereto, no Event of Default exists.

7.03 Investments. Make or hold any Investments, except:

(a) the Company and its Restricted Subsidiaries may acquire and hold (i) cash and Cash Equivalents, (ii) Investments with maturities of 12 months or less from the date of acquisition in corporate bonds rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s and (iii) solely with respect to any Captive Insurance Subsidiary, any Investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law;

(b) the Company and its Restricted Subsidiaries may acquire and hold obligations of their officers, directors and employees in connection with such officers’, directors’ and employees’ acquisition of shares of Company Common Stock (so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(c) advances to officers, directors and employees of the Company and Restricted Subsidiaries in an aggregate amount not to exceed the greater of $3,000,000 and 1.00% of LTM Consolidated EBITDA (as of the date of the making of such Investment) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) (i) any U.S. Loan Party may make intercompany loans and advances to any other U.S. Loan Party, (ii) any Loan Party that is not a U.S. Loan Party may make intercompany loans and advances to any other Loan Party that is not a U.S. Loan Party or to any U.S. Loan Party, (iii) any Restricted Subsidiary of the Company which is not a Loan Party may make intercompany loans and advances (x) to any Loan Party or (y) to any other Restricted Subsidiary of the Company which is not a Loan Party, (iv) any Loan Party may make intercompany loans and advances to any Restricted Subsidiary of the Company in the ordinary course of business and (v) Loan Parties may make additional loans and advances to Restricted Subsidiaries in an aggregate amount (together with Investments by Loan Parties in Restricted Subsidiaries pursuant to Sections 7.03(i)(v) and 7.03(bb)(iii) below) not to exceed at any time outstanding the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date of the making of such Investment) (such intercompany loans and advances referred to in preceding clauses (i), (ii), (iii) and (iv), together with any intercompany loans and advances made between or among the Company and its Restricted Subsidiaries in reliance on clause (g), (u), (w), (z), (aa), or (cc) of this Section 7.03, collectively, the “Intercompany Loans”); provided that (A) to the extent evidenced by a promissory note in an amount greater than or equal to $5,000,000, each such promissory note owned or held by a Loan Party shall be delivered to the Administrative Agent pursuant to the applicable Collateral Document, (B) any Intercompany Loans made to any Loan Party or other Restricted Subsidiary of the Company pursuant to this clause (d) shall cease to be permitted by this clause (d) if such Loan Party or other Restricted Subsidiary of the Company ceases to constitute a Loan Party or a Restricted Subsidiary of the Company, as the case may be, unless such Intercompany Loan is otherwise permitted by this clause (d) or another clause of this Section 7.03 and (C) any Intercompany Loans made to any Loan Party by any Restricted Subsidiary of the Company that is not a Loan Party shall be subordinated pursuant to the Intercompany Subordination Agreement;

(e) Investments consisting of extensions of credit in the nature of accounts receivable, lease receivables or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received (i) in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Guarantees permitted by Section 7.02;

(g) Investments existing on the Closing Date and set forth on Schedule 7.03 and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal except in case of Investments in the form of Indebtedness, by an amount equal to accrued interests, fees and premiums;

(h) the Company and its Restricted Subsidiaries may enter Swap Contracts to the extent permitted by Section 7.02(a);

(i) (i) any U.S. Loan Party may make cash equity investments in its Restricted Subsidiaries that are also U.S. Loan Parties, (ii) any Loan Party that is not a U.S. Loan Party may make cash equity investments in its Restricted Subsidiaries that are also Loan Parties that are not U.S. Loan Parties or U.S. Loan Parties, (iii) any Restricted Subsidiary of the Company that is not a Loan Party may make cash equity investments in other Restricted Subsidiaries of the Company that are not Loan Parties, (iv) any Loan Party may make cash equity investments in any Restricted Subsidiary of the Company in the ordinary course of business and (v) Loan Parties may make additional cash equity investments in Restricted Subsidiaries in an aggregate amount (together with Investments by Loan Parties in Restricted Subsidiaries pursuant to Section 7.03(d)(v) above) not to exceed at any time outstanding the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date of the making of such Investment);

(j) the Company and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 7.03);

(k) Contingent Obligations permitted by Section 7.02, to the extent constituting Investments;

(l) (i) Permitted Acquisitions shall be permitted in accordance with the requirements of the definition thereof and any customary cash earnest money deposits made in connection therewith;

(m) the Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Disposition permitted by Sections 7.05(f), (j), (o), (q), (r), (t), (u) or (v);

(n) to the extent constituting Investments, transactions permitted by Section 7.04 and Section 7.06;

(o) the Company and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to tax or customs authorities, vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

(p) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(q) deposits of cash made in the ordinary course of business to secure the performance of operating leases or the Ottawa Capitalized Lease and any renewals, replacements, refinancings or extensions thereof;

(r) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(s) to extent constituting an Investment, (w) cash deposits to secure obligations described in Section 7.01(x), (x) escrow deposits to secure indemnification obligations in connection with a transaction permitted by Section 7.05, (y) cash collateral to secure letters of credit and other obligations described in (and to the extent permitted by) Sections 7.01(e), (f), (p) and (u), and (z) any joint and several liability between the Company or a Restricted Subsidiary thereof and another seller pursuant to co-contracting arrangements with customers in the ordinary course of business;

(t) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make additional Investments in the form of Call Spread Options at the time of the issuance of any Permitted Convertible Notes so long as the purchase price for such Call Spread Option is netted out of the cash proceeds of the issuance of such Permitted Convertible Notes;

(u) so long as no Default or Event of Default then exists or would result therefrom, the Company and its Restricted Subsidiaries may make additional Investments on or after the Closing Date not otherwise permitted by this Section 7.03 in an aggregate amount not to exceed at any time outstanding the greater of $100,000,000 and 26.00% of LTM Consolidated EBITDA (as of the date of the making of such Investment) (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments;

(v) Capitalized Expenditures by the Company and its Restricted Subsidiaries shall be permitted (other than Capitalized Expenditures constituting a Permitted Acquisition unless permitted under Section 7.03(l));

(w) [reserved];

(x) the Company and its Restricted Subsidiaries shall be permitted to make earnest money deposits permitted by Section 7.01(s);

(y) Investments in trust or similar arrangements in connection with deferred compensation plans;

(z) Investments by the Company or any Restricted Subsidiary in (i) a Person that is engaged in a Similar Business, (ii) Joint Ventures, (iii) Restricted Subsidiaries that are not Wholly-Owned Subsidiaries and (iv) Unrestricted Subsidiaries that do not exceed in the aggregate at any time outstanding the greater of (x) $100,000,000 and 26.0% of LTM Consolidated EBITDA (as of the date of the making of such Investment);

(aa) additional Investments so long as the Payment Conditions are satisfied;

(bb) (i) the U.S. Loan Parties may make Investments in their respective Restricted Subsidiaries that are also U.S. Loan Parties, (ii) the Loan Parties that are not U.S. Loan Parties may make Investments in their respective Restricted Subsidiaries that are also Loan Parties and (iii) Loan Parties may make Investments in Restricted Subsidiaries in an aggregate amount (together with Investments by Loan Parties in Restricted Subsidiaries pursuant to Sections 7.03(d)(v) and 7.03(i)(v) above) not to exceed at any time outstanding the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date of the making of such Investment); and

(cc) Investments in any Securitization Subsidiary made to effect any Permitted Receivables Facility, including any Permitted Foreign Receivables Facility.

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except:

(a) (w) any Domestic Subsidiary of the Company may be merged, consolidated or liquidated with or into a U.S. Loan Party (so long as (i) in the case of any such merger, consolidation or liquidation involving the Company, the Company is the surviving Person and (ii) in the case of any such other merger, amalgamation, consolidation or liquidation, a Loan Party is the surviving or continuing Person or such surviving or continuing Person becomes a Loan Party concurrently therewith), (x) any Canadian Subsidiary of the Company may be merged, amalgamated, consolidated or liquidated with or into a Canadian Loan Party or a U.S. Loan Party (so long as (i) in the case of any such merger, amalgamation, consolidation or liquidation involving the Company, the Company is the surviving Person and (ii) in the case of any such other merger, amalgamation, consolidation or liquidation, a Loan Party is the surviving or continuing Person or such surviving or continuing Person becomes a Loan Party concurrently therewith), (y) any Domestic Subsidiary of the Company that is not a Loan Party may be merged, consolidated or liquidated with or into any other Domestic Subsidiary of the Company that is not a Loan Party, and (z) any Foreign Subsidiary of the Company may be merged, amalgamated, consolidated or liquidated with or into (i) any other Foreign Subsidiary of the Company (in each case so long as any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, amalgamation, consolidation or liquidation) and all actions required to maintain said perfected status have been taken or (ii) any Loan Party (so long as such Loan Party is the surviving or continuing Person);

(b) Any non-operating Restricted Subsidiary of the Company with no material assets and no material liabilities may wind up, liquidate or dissolve;

(c) Dispositions may be made to the extent permitted by Section 7.05 (including any mergers, amalgamations or consolidations to effect such Dispositions); and

(d) (i) Any merger, amalgamation or consolidation of an Acquired Entity or Business in accordance with the terms of the definition thereof pursuant to a Permitted Acquisition, and (ii) Investments may be made to the extent permitted by Section 7.03 (including any mergers, amalgamations or consolidations to effect such Investments).

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, expired or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Restricted Subsidiary to the Company or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor;

(e) To the extent constituting Dispositions, Investments permitted by Section 7.03;

(f) the Company and its Restricted Subsidiaries may make any Disposition, so long as (i) no Event of Default then exists or would result therefrom, (ii) if the Fair Market Value of the assets subject to any such Disposition is in excess of $15,000,000, each such sale is in an arm’s-length transaction and the Company or the respective Restricted Subsidiary receives at least Fair Market Value, (iii) if the Fair Market Value of the assets subject to any such Disposition is in excess of $15,000,000, the consideration received by the Company or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale (provided that the following shall be deemed to be cash under this clause (iii): (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Company and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-cash Consideration in an amount not to exceed at any time outstanding the greater of $50,000,000 or 1.5% of Consolidated Total Assets (as of the date of such Disposition (or, at the Company’s election, as of the date of entry into a binding agreement with respect to such Disposition (without giving pro forma effect to such Disposition)) (with the amount of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value)), (iv) [reserved], (v) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (f) shall not exceed the greater of $180,000,000 and 5.0% of Consolidated Total Assets (as of the date of such Disposition (or, at the Company’s election, as of the date of entry into a binding agreement with respect to such Disposition (without giving pro forma effect to such Disposition)) in any fiscal year of the Company (for this purpose, in each case, using the Fair Market Value of property other than cash) (provided that any unused amounts under this Section 7.05(f) may be carried over to the immediately succeeding fiscal year) and (vi) if such Disposition includes Eligible Accounts or Eligible Inventory (whether as part of a sale of equity interests or otherwise) with a fair value (as determined by the Company in good faith) in excess of $25,000,000, (A) the Company shall provide prior written notice of such Disposition and an updated Borrowing Base Certificate (giving pro forma effect to such Disposition) and will make any mandatory prepayments required by Section 2.03(b) and (B) if, after giving effect to such Disposition, an FCCR Compliance Period would exist, the Administrative Agent shall have received a certificate from the Company setting forth the calculation of the Consolidated Fixed Charge Coverage Ratio and demonstrating compliance on a Pro Forma Basis with the covenant set forth in Section 7.17;

(g) the Company and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease except to the extent permitted by Section 7.02(i) or (q));

(h) the Company and its Restricted Subsidiaries may sell or discount, in each case without recourse (other than customary indemnities in respect of third party liens and claims and customary reductions in purchase price for claims against the Company or a Restricted Subsidiary for failure to comply with the terms of the contract under which the accounts receivable or lease receivables arose) and in the ordinary course of business, (i) accounts receivable or lease receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction, (ii) accounts receivable or lease receivables, interests therein and/or related assets or rights arising in the ordinary course of business so long as (A) such sale or discount is not part of any financing transaction (it being understood, for the avoidance of doubt, that any sale or discount of such accounts receivable or lease receivables without any repurchase obligation shall not constitute a financing transaction), (B) no Event of Default shall exist at the time of any such sale or discount by a Loan Party, (C) the cash proceeds of such sale or discount are in an amount equal to or greater than the fair market value (as reasonably determined by the Company and taking into account customary discount fees or customary discount factors) of such assets so sold or discounted, (D) such transaction is on arm’s-length terms that are fair and reasonable to the Company and its Restricted Subsidiaries (as reasonably determined by the Company), (E) the cash proceeds of such sale or discount by a Loan Party received in U.S. Dollars or Canadian Dollars shall be remitted to a Core U.S. Deposit Account or Core Canadian Deposit Account, as applicable, (F) the cash proceeds of such sale or discount of Eligible Accounts by a Loan Party received in Euros or Pounds Sterling shall be remitted to a Core Foreign Deposit Account if Eligible Accounts of a Loan Party payable in Euros or Pounds Sterling were included in the Current Borrowing Base Certificate (as defined below) and (G) the Company shall provide written notice to the Administrative Agent prior to entering into a definitive agreement by a Loan Party governing the sale or discount from time to time of the Accounts of an Account Debtor owing to such Loan Party (a “Factoring Agreement”); provided that if any Eligible Accounts of an Account Debtor are to be sold or discounted pursuant to this clause (ii) and the value (as determined by the Company in good faith based upon the Borrowing Base Certificate most recently delivered prior to entering into such Factoring Agreement (the “Current Borrowing Base Certificate”) of the Eligible Accounts of such Account Debtor exceeds $15,000,000, the Company shall deliver to the Administrative Agent, concurrently with the notice delivered pursuant to the preceding clause (G) above, (1) an updated Borrowing Base Certificate as of the close of business of the period covered by the Current Borrowing Base Certificate (giving pro forma effect to the removal of the Eligible Accounts of such Account Debtor from the Borrowing Base reported in the Current Borrowing Base Certificate) and will make any mandatory prepayments required by Section 2.03(b) and (2) if, after giving pro forma effect to the removal of such Eligible Accounts, an FCCR Compliance Period would exist, a certificate setting forth the calculation of the Consolidated Fixed Charge Coverage Ratio and demonstrating compliance on a Pro Forma Basis with the covenant set forth in Section 7.17 and (iii) letters of credit from customers in order to collect payments in respect of an account receivable or lease receivable earlier than otherwise due in the ordinary course of business and not as part of any financing transaction;

(i) the Company and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business and which do not materially interfere with the conduct of the business of the Company or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects in any material respect the Administrative Agent’s security interest in the asset or property subject thereto (other than in respect of any Liens permitted hereunder and related thereto);

(j) (w) the U.S. Loan Parties may make Dispositions between or among one another, (x) Loan Parties that are not U.S. Loan Parties may make Dispositions between or among one another or to a U.S. Loan Party, (y) any Subsidiary of the Company that is not a Loan Party may make Dispositions between or among one another or to a Loan Party and (z) the Loan Parties may (I) transfer spares, equipment and inventory to be used for internal research and development, customer demonstrations, homologation and other general business purposes to any Restricted Subsidiary of the Company in the ordinary course of business and (II) assign purchase orders and customer contracts in the ordinary course of business to comply with applicable law or otherwise in such Loan Party’s reasonable business judgment to address legal, trade, regulatory or tax considerations in the ordinary course of business, in each case (other than with respect to preceding clause (z) unless such assets are transferred to another Loan Party) so long as any security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken (other than with respect to up to $15,000,000 in the aggregate in any fiscal year of the Company of spares, equipment and inventory that are both (A) transferred from a Loan Party to a Canadian Loan Party and (B) maintained at a location in Quebec, Canada);

(k) the Company and its Restricted Subsidiaries may (i) use or transfer cash in a manner not prohibited by the terms of the Loan Documents, and (ii)(a) liquidate or otherwise dispose of Cash Equivalents, (b) [reserved], and (c) liquidate or otherwise dispose of Other Financial Investments, in each case in this sub-clause (ii), for cash at Fair Market Value in a manner not prohibited by the terms of the Loan Documents;

(l) Dividends may be paid to the extent permitted by Section 7.06;

(m) the Company and its Restricted Subsidiaries may cancel, abandon or otherwise dispose of IP Rights which are, in the reasonable business judgment of the Company or such Restricted Subsidiary, no longer used or useful in, the business of the Company or such Restricted Subsidiary;

(n) the Company and its Restricted Subsidiaries may dispose of property and assets to the extent such property and assets were the subject of a casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(o) the Company and its Restricted Subsidiaries may sell property or assets in transactions not otherwise permitted by this Section 7.05; provided that (x) the Net Sale Proceeds received from all assets or property sold pursuant to this clause (o) shall not exceed the greater of $90,000,000 and 2.5% of Consolidated Total Assets (as of the date of such Disposition (or, at the Company’s election, as of the date of entry into a binding agreement with respect to such Disposition (without giving pro forma effect to such Disposition)) in any fiscal year of the Company, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 2.03(b) (provided that unused amounts under this Section 7.05(o) may be carried over to the immediately succeeding fiscal year) and (z) if such Disposition includes Eligible Accounts or Eligible Inventory (whether as part of a sale of equity interests or otherwise) with a fair value (as determined by the Company in good faith) in excess of $25,000,000, (A) the Company shall provide prior written notice of such Disposition and an updated Borrowing Base Certificate (giving pro forma effect to such Disposition) and will make any mandatory prepayments required by Section 2.03(b) and (B) if, after giving effect to such Disposition, an FCCR Compliance Period would exist, the Administrative Agent shall have received a certificate from the Company setting forth the calculation of the Consolidated Fixed Charge Coverage Ratio and demonstrating pro forma compliance with the covenant set forth in Section 7.17;

(p) the Company and its Restricted Subsidiaries may grant Liens permitted hereunder;

(q) Dispositions of property by Cyan (or the Borrower as successor by merger to Cyan) or any Restricted Subsidiary of Cyan to the Borrower or any Restricted Subsidiary of the Borrower; provided that the property which is the subject of any such Disposition is limited to property of Cyan and its Restricted Subsidiaries held immediately prior to the Cyan Acquisition;

(r) the Company and its Restricted Subsidiaries may convey, sell, lease or otherwise dispose of property or assets between or among themselves having a value not in excess of $25,000,000 in the aggregate following the Closing Date;

(s) the Company and its Restricted Subsidiaries shall be permitted to make earnest money deposits permitted by Section 7.01(s);

(t) Dispositions by the Company or any of its Restricted Subsidiaries of Foreign Securitization Assets pursuant to any Permitted Foreign Receivables Facility;

(u) the Disposition of non-core or non-strategic assets acquired in connection with a Permitted Acquisition or other Investment permitted by this Agreement; provided that (x) immediately after giving effect thereto, no Event of Default would exist, (y) the Fair Market Value of such non-core or non-strategic assets (determined as of the date of acquisition thereof by the applicable Loan Party or Restricted Subsidiary, as the case may be) so Disposed shall not exceed twenty-five percent (25%) of the purchase price paid for all such assets acquired in such Permitted Acquisition or other permitted Investment, and (z) if such Disposition includes Eligible Accounts or Eligible Inventory (whether as part of a sale of equity interests or otherwise) with a fair value (as determined by the Company in good faith) in excess of $25,000,000, (A) the Company shall provide prior written notice of such Disposition and an updated Borrowing Base Certificate (giving pro forma effect to such Disposition) and will make any mandatory prepayments required by Section 2.03(b) and (B) if, after giving effect to such Disposition, an FCCR Compliance Period would exist, the Administrative Agent shall have received a certificate from the Company setting forth the calculation of the Consolidated Fixed Charge Coverage Ratio and demonstrating pro forma compliance with the covenant set forth in Section 7.17; and

(v) additional Dispositions so long as the Payment Conditions are satisfied.

To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.05 (other than to the Company or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

7.06 Dividends. Declare or make, directly or indirectly, any Dividend, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may pay Dividends to the Company, any Restricted Subsidiaries of the Company that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Dividend is being made, or, in the case of the Company or any of its Restricted Subsidiaries which owns the Equity Interest in the Restricted Subsidiary paying such Dividends, at least its proportionate share thereof;

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Company may redeem, repurchase or otherwise acquire for value outstanding shares of Company Common Stock (or options, warrants or other rights to acquire such Company Common Stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Company or any of its Restricted Subsidiaries, provided that (x) the aggregate amount of all such redemptions and repurchases pursuant to this Section 7.06(d) shall not exceed the greater of $5,000,000 and 1.50% of LTM Consolidated EBITDA (as of the date of the making of such Dividend) in any fiscal year of the Company (less the amount of any such redemption or repurchase effected by the forgiveness of Indebtedness owed to the Company by such officer, director or employee) and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 7.06(d), no Default or Event of Default shall then exist or result therefrom;

(e) the Company may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Company may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(f) the Company may acquire shares of its Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants by way of cashless exercise;

(g) the Company may make Dividends consisting of the issuance of equity rights convertible into Qualified Preferred Stock in connection with certain “anti-takeover” and “poison pill” arrangements approved by the board of directors of the Company;

(h) the Company may make Dividends to directors, officers and employees of the Company and its Restricted Subsidiaries in connection with any incentive plans approved by the board of directors of the Company consisting of (i) shares of Company Common Stock (or options, warrants and other equity instruments in respect thereof), (ii) cash incentive bonuses, and (iii) stock appreciation rights or performance units, including any cash payments in connection therewith;

(i) upon any conversion of any Permitted Convertible Notes at maturity into shares of Company Common Stock, the Borrower may make Dividends consisting of the exercise of the applicable Call Spread Option relating to such Permitted Convertible Notes;

(j) [reserved];

(k) so long as no Event of Default then exists or would result therefrom, Dividends in an aggregate amount on or after the Closing Date not to exceed, when taken together with the aggregate amount of prepayments, repayments, redemptions, repurchases or acquisitions of Indebtedness pursuant to Section 7.14(b) made on or after the Closing Date, the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date of the making of such Dividend); and

(l) additional Dividends so long as the Payment Conditions are satisfied;

(m) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement.

7.07 Change in Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Company and its Restricted Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would reasonably be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties and the following:

(a) Dividends may be paid to the extent provided in Section 7.06;

(b) loans may be made and other transactions may be entered into among the Company and its Restricted Subsidiaries to the extent permitted by Sections 7.02, 7.03, 7.04, 7.05 and 7.16;

(c) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Company and its Restricted Subsidiaries;

(d) the Company may issue Company Common Stock and Qualified Preferred Stock;

(e) the Company and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Company and its Restricted Subsidiaries in the ordinary course of business;

(f) the Company and its Restricted Subsidiaries may pay and/or charge management fees, service fees, licensing fees and similar fees to one another in the ordinary course of business (or, in the case of pricing, as otherwise determined by the Company and its Restricted Subsidiaries in their respective reasonable business judgment).

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that causes or suffers to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Term Loan Documents, (iii) the Permitted Convertible Notes Indenture and the other Permitted Convertible Notes Documents, (iv) the Permitted Additional Indebtedness Documents and any agreements evidencing Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, Permitted Non-Loan Party Indebtedness, Incremental Equivalent Debt, Other Incremental Term Loan Debt or Refinancing Indebtedness, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Restricted Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Restricted Subsidiaries is the licensee) or any other contract entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.01(b), (i), (j), (l), (n), (o), (u), (v), (w), (x), (y), (z) or (aa), (ix) any agreement or instrument governing Indebtedness (A) permitted pursuant to Section 7.02(d) (other than Intercompany Loans), provided that, any restrictions contained in any agreement governing any renewal, extension, replacement or refinancing of such Indebtedness are not more restrictive in any material respect than the restrictions contained in such Indebtedness to be renewed, extended, replaced or refinanced, (B) incurred pursuant to Section 7.02(i) or 7.02(q), provided that any such restriction contained therein relates only to the assets financed thereby, (C) incurred pursuant to Section 7.02(p), which restriction is only applicable to the transfers of assets (other than cash) of the Person that has incurred the subject Indebtedness or (D) incurred pursuant to Section 7.02(j), which encumbrance or restriction, in the case of this clause (D), is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or other Investment permitted hereunder and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or other Investment permitted hereunder, (x) restrictions applicable to any Subsidiary that is a Non-Wholly-Owned Subsidiary of the Company or any Joint Venture of the Company or a Restricted Subsidiary as a result of an Investment pursuant to Section 7.03; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Company and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment (but solely to the extent any are in effect at such time), (xi) any agreement with Export Development Canada entered into by the Company or any of its Restricted Subsidiaries in connection with Export Development Canada’s provision of credit support for letters of credit issued for the account of the Company or any of its Restricted Subsidiaries; provided, that the terms of such agreements shall be on terms consistent with, and, in any event, shall be no more restrictive than, those in existence on the Closing Date, (xii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (xiii) in the case of clause (c) above, the restrictions contained in the Ottawa Capitalized Lease as in effect on the original date thereof and any renewals, replacements, refinancings or extensions thereof, so long as such restrictions are not broader than those contained in the Ottawa Capitalized Lease as in effect on the original date thereof, (xiv) customary restrictions (as reasonably determined by the Company) in the definitive documentation governing any Permitted Receivables Facility, including any Permitted Foreign Receivables Facility and (xv) any agreement evidencing Secured Other Letters of Credit Obligations.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Sanctions. Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Restricted Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions except to the extent licensed or otherwise authorized under the laws of the United States or Canada, or in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arrangers, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise).

7.12 Prohibition on Division/Series Transactions. Notwithstanding anything to the contrary in this ARTICLE VII or any other provision in this Agreement or any other Loan Document, the Borrowers (solely with respect to itself) shall not enter into (or agree to enter into) any Division/Series Transaction without the prior written consent of the Lenders.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP or with the consent of the Administrative Agent (which consent will not be unreasonably withheld, conditioned or delayed), or (b) fiscal year; provided that the Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.14 Prepayments, Etc. of Indebtedness. Make (or give any notice in respect of) any voluntary or optional payment or prepayment on or voluntary redemption, repurchase or acquisition for value of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Junior Restricted Payment Indebtedness (including, without limitation, in the case of Permitted Convertible Notes, any election to settle any such Permitted Convertible Note in cash upon conversion of such Permitted Convertible Note prior to maturity thereof and the payment of such cash to effect settlement); provided, however:

(a) the Company may make any payment or prepayment on, or redemption, repurchase or acquisition for value of, any Permitted Convertible Notes through the exercise of any call option in respect thereof that is settled in Company Common Stock or, in respect of any fractional shares to be issued, in cash,

(b) so long as no Event of Default then exists or would result therefrom, the Company may make any payment or prepayment on, or redemption, repurchase or acquisition for value of, any Junior Restricted Payment Indebtedness in an aggregate amount not to exceed, at any time on or after the Closing Date, when taken together with all Dividends paid pursuant to Section 7.06(k) on or after the Closing Date, the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA (as of the date of the making of such payment or prepayment, redemption or acquisition for value)

(c) [reserved];

(d) the Company may make additional payments or prepayments on, or redemptions, repurchase or acquisitions for value of, any Junior Restricted Payment Indebtedness (x) to the extent made with Company Common Stock or Qualified Preferred Stock (whether pursuant to any conversion thereof or otherwise) or (y) so long as no Event of Default then exists or would result therefrom, to the extent made with the proceeds from (1) the substantially concurrent incurrence or issuance of any Junior Restricted Payment Indebtedness or (2) an incurrence or issuance of Indebtedness pursuant to Section 7.02(l);

(e) so long as no Event of Default then exists or would result therefrom, the Company may make any payment or prepayment on, or redemption, repurchase or acquisition for value of, any Junior Restricted Payment Indebtedness so long as the aggregate principal amount of Loans outstanding immediately after the respective payment or prepayment on, or redemption, repurchase or acquisition for value does not exceed the greater of $50,000,000 and 13.00% of LTM Consolidated EBITDA; and

(f) other additional payments or prepayments on, or redemptions, repurchase or acquisitions for value of, any Junior Restricted Payment Indebtedness so long the Payment Conditions are satisfied.

In addition to the foregoing, upon notice from the Administrative Agent, the Company will not, and will not permit any of the other Loan Parties to repay or prepay any Intercompany Loan owed by any such Loan party to a Restricted Subsidiary of the Company that is not a Loan Party at any time that an Event of Default exists and is continuing.

7.15 Amendment, Etc. of Indebtedness and Organizational Documents.

(a) Amend, modify, change or waive any term or provision of any Permitted Convertible Notes Document in a manner which is either adverse to the interests of the Lenders in any material respect or would be in a form that would not otherwise be permitted to be entered into or incurred at such time in accordance with Section 7.02(l) or Section 7.02(n); provided that (the Company may amend the provisions of any Permitted Convertible Notes Document governing the method of settlement of any Permitted Convertible Note to permit under such Permitted Convertible Notes Document settlement of such Permitted Convertible Note in cash, stock, or a combination thereof at the Borrower’s election;

(b) Other than in connection with the incurrence of any Refinancing Indebtedness (the terms of which shall be governed by Section 7.03(w)), amend, modify, change or waive any term or provision of any Permitted Additional Indebtedness Document evidencing Permitted Additional Indebtedness that is unsecured or secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations to the extent that such Permitted Additional Indebtedness Document in the amended, modified or changed form would not be able to be entered into or incurred at such time in accordance with Sections 7.01(t) (in the case of any such Indebtedness that is unsecured or secured by a Lien on the Collateral that is junior to the Liens securing the Obligations), 7.02(n) (in the case of any such Indebtedness incurred pursuant to such clause) and 7.02(s) (in the case of any such Indebtedness incurred pursuant to such clause) (provided that any such amendment, modification, change or waiver with respect to any such Indebtedness permitted pursuant to Section 7.02(n) or 7.02(s), as applicable, that does not increase the aggregate principal amount of such Indebtedness and does not decrease the scheduled maturity of such Indebtedness shall not be subject to compliance with the provisions of Section 7.02(n)(ii) and (viii) or Section 7.02(s)(ii) and (viii), as applicable, at the time of such amendment, modification, change or waiver) or, in the case of any Permitted Additional Secured Acquisition Indebtedness Document or Permitted Additional Secured Indebtedness Document evidencing Permitted Additional Indebtedness that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations, also to the extent not permitted at such time in accordance with the terms of the Intercreditor Agreement or Other Intercreditor Agreement, as applicable;

(c) Other than any Permitted Convertible Notes Document (the amendment, modification or waiver of which shall be governed by clause (a) of this Section 7.15), amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent) or any other Organizational Documents, as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (c) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (it being understood that any of the foregoing that provides for reasonable and customary “anti-takeover” and “poison pill” arrangements approved by the board of directors of the Company shall in no event be considered adverse to the interests of the Lenders in any respect so long as such arrangements do not require the Company or any of its Restricted Subsidiaries to take any action that would otherwise be in violation of this Agreement or any other Loan Document); and

(d) Amend, modify or change in any manner any term or condition of the Term Loan Documents except to the extent permitted by the Intercreditor Agreement.

7.16 Anti-Corruption Laws. Use the proceeds of any Credit Extension for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) or any other applicable anti-corruption laws in other jurisdictions.

7.17 Consolidated Fixed Charge Coverage Ratio. During each FCCR Compliance Period, the Company shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such FCCR Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such FCCR Compliance Period to be less than 1.00:1.00 or (iii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending during such FCCR Compliance Period to be less than 1.00:1.00.

7.18 Canadian Pension Plans. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company or any other Loan Party shall maintain or contribute to, or have any unsatisfied obligation to contribute to, or liability under, any active or terminated Canadian Defined Benefit Plan.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Company or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.02(a) (and any such failure shall continue for five (5) Business Days (or, during a Dominion Period, three (3) Business Days)), 6.03(a), 6.05(a) (solely in the case of the existence of the Borrowers), 6.10, 6.12, 6.19(d), 6.23 or ARTICLE VII (other than with respect to tax Liens in the ordinary course of business not meeting the requirements of Section 7.01(c)); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) five days, in the case of Section 6.01 or (ii) 30 days after the earlier of receipt of notice to such Loan Party or the knowledge of such Loan Party, in the case of any other covenant or agreement not specified in Section 8.01(a) or (b) above; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment beyond the applicable grace period, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (it being understood and agreed that such event does not include the occurrence of any customary non-default mandatory prepayment event permitted by this Agreement), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount and such Loan Party or such Restricted Subsidiary has not paid all amounts owing under such Swap Contract on the date provided for therein; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or indemnities as to which the insurer or indemnitor has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, and such judgment or order shall for a period of 60 consecutive days not be satisfied, vacated, discharged or stayed or bonded pending an appeal; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company to the Pension Plan, Multiemployer Plan or the PBGC that has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that has had, or could reasonably be expected to have, a Material Adverse Effect, (iii) any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made that has had, or could reasonably be expected to have, a Material Adverse Effect or (iv) a Canadian Pension Plan Event shall have occurred that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect against any Loan Party party to such Loan Document (or, in the case of the Intercreditor Agreement, against any party thereto); or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of Payment in Full), or purports to unilaterally revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and provided in the Intercreditor Agreement (subject to Liens permitted by Section 7.01), on any material portion of the Collateral purported to be covered thereby, except to the extent that any such perfection or priority is not required pursuant to the requirements of the applicable Collateral Document; provided that, notwithstanding the foregoing, any failure to maintain such perfection that results directly from the failure of the Administrative Agent to (i) maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents or (ii) file UCC continuation statements (which, in either case, does not arise from a breach by a Loan Party of its obligations under the Loan Documents) shall not constitute a Default under this clause (l); or

(m) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in excess of the Threshold Amount(the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrowers or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuers or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15(a) and any applicable Intercreditor Agreement, Secured Other Letters of Credit Intercreditor Agreement or Other Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the U.S. Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the U.S. Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and fees in respect of Secured Other Letters of Credit) payable to the Lenders, the L/C Issuers and the ABL Secured Other Letters of Credit Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under ARTICLE III), ratably among them in proportion to the respective amounts described in this clause payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the U.S. Obligations constituting principal and accrued and unpaid interest on any U.S. Overadvances, U.S. Protective Advances and U.S. Swing Line Loans.

Fourth, to payment of that portion of the U.S. Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans (other than U.S. Swing Line Loans), L/C Borrowings and other U.S. Obligations arising under the Loan Documents and accrued and unpaid fees in respect of Secured Other Letters of Credit and interest on drawings under any Secured Other Letters of Credit issued by an ABL Secured Other Letters of Credit Issuer, ratably among the Lenders, the L/C Issuers and the ABL Secured Other Letters of Credit Issuers, in proportion to the respective amounts described in this clause payable to them;

Fifth, to the Administrative Agent ratably for the account of the applicable L/C Issuers and ABL Secured Other Letters of Credit Issuers, to (i) at the discretion of the Administrative Agent, Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit constituting U.S. Obligations to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.16(a) and (ii) cash collateralize that portion of the Secured Other Letters of Credit Obligations owing to an ABL Secured Other Letters of Credit Issuer comprised of the aggregate undrawn amount of Secured Other Letters of Credit constituting U.S. Obligations up to the amount of Secured Other Letters of Credit Reserves existing therefor;

Sixth, to payment of (a) that portion of the U.S. Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) Secured Bank Product Obligations constituting U.S. Obligations arising under Noticed Swap Contracts (including Cash Collateralization thereof) up to the amount of Reserves existing therefor and (c) that portion of the U.S. Obligations constituting unpaid principal of drawings under any Secured Other Letters of Credit issued by an ABL Secured Other Letters of Credit Issuer up to the amount of Secured Other Letters of Credit Reserves existing therefor, ratably among the Lenders, the L/C Issuers, the Secured Bank Product Provider and the ABL Secured Other Letters of Credit Issuers in proportion to the respective amounts described in this clause held by them;

Seventh, to the payment of all the Canadian Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date in accordance with, and in the order set forth in, items First through Sixth of Section 8.03(b);

Eighth, to all other Secured Bank Product Obligations constituting U.S. Obligations; and

Ninth, to the payment of all the Canadian Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date in accordance with, and in the order set forth in, item Seventh of Section 8.03(b);

Last, the balance, if any, after all of the U.S. Obligations and Canadian Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

(b) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Canadian Obligations shall, subject to the provisions of Section 2.15(a) and any applicable Intercreditor Agreement, Secured Other Letters of Credit Intercreditor Agreement or Other Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and fees in respect of Secured Other Letters of Credit) payable to the Lenders, the L/C Issuers and the ABL Secured Other Letters of Credit Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under ARTICLE III), ratably among them in proportion to the respective amounts described in this clause payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Canadian Obligations constituting principal and accrued and unpaid interest on any Canadian Overadvances, Canadian Protective Advances and Canadian Swing Line Loans.

Fourth, to payment of that portion of the Canadian Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans (other than Canadian Swing Line Loans), L/C Borrowings and other Canadian Obligations arising under the Loan Documents and accrued and unpaid fees in respect of Secured Other Letters of Credit and interest on drawings under any Secured Other Letters of Credit issued by an ABL Secured Other Letters of Credit Issuer, ratably among the Lenders, the L/C Issuers and the ABL Secured Other Letters of Credit Issuers, in proportion to the respective amounts described in this clause payable to them;

Fifth, to the Administrative Agent ratably for the account of the applicable L/C Issuers and ABL Secured Other Letters of Credit Issuers, to (i) at the discretion of the Administrative Agent, Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit constituting Canadian Obligations to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.16(a) and (ii) cash collateralize that portion of the Secured Other Letters of Credit Obligations owing to an ABL Secured Other Letters of Credit Issuer comprised of the aggregate undrawn amount of Secured Other Letters of Credit constituting Canadian Obligations up to the amount of Secured Other Letters of Credit Reserves existing therefor;

Sixth, to payment of (a) that portion of the Canadian Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) Secured Bank Product Obligations constituting Canadian Obligations arising under Noticed Swap Contracts (including Cash Collateralization thereof) up to the amount of Reserves existing therefor and (c) that portion of the Canadian Obligations constituting unpaid principal of drawings under any Secured Other Letters of Credit issued by an ABL Secured Other Letters of Credit Issuer up to the amount of Secured Other Letters of Credit Reserves existing therefor, ratably among the Lenders, the L/C Issuers, the Secured Bank Product Provider and ABL Secured Other Letters of Credit Issuers in proportion to the respective amounts described in this clause held by them;

Seventh, to all other Secured Bank Product Obligations constituting Canadian Obligations;

Last, the balance, if any, after all of the Canadian Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

(c) Subject to Sections 2.16(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth in Sections (a) and (b) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(d) Notwithstanding the foregoing, Secured Bank Product Obligations and Secured Other Letters of Credit Obligations owing to an ABL Secured Other Letters of Credit Issuer shall be excluded from the application described in this Section 8.03 if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Bank Product Provider or ABL Secured Other Letters of Credit Issuer, as the case may be. Each Secured Bank Product Provider and ABL Secured Other Letters of Credit Issuer not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 9.06 and 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Secured Product Provider) and the L/C Issuers hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and the L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as mandatary (agent) of the Administrative Agent pursuant to the terms hereof or of the Collateral Documents, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Administrative Agent under any related deed of hypothec. The Administrative Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this ARTICLE IX also constitute the substitution of the Administrative Agent as hypothecary representative as aforesaid.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi)the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers unless an Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g) (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with the consent of the Borrowers unless an Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g) (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.16(c). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17(c). Upon the appointment by the Borrowers of a successor L/C Issuer or the Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or the Swing Line Lender, as applicable, (b) the retiring L/C Issuer and the Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.16(i), 2.16(j), 2.07(a) and 10.04(a)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07(a) and 10.04(a).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition or proposal affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. Without limiting the provision of Section 9.09, each of the Lenders (including in its capacities as a potential Secured Product Provider) and the L/C Issuers irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees,

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, (iv) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under any Guaranty otherwise in accordance with the Loan Documents, (v) upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party) of any Collateral constituting Securitization Assets in connection with a Permitted Receivables Facility, (vi) as otherwise may be expressly provided in the relevant Collateral Documents, the last sentence of each of Sections 7.01 and 7.05 or in the Intercreditor Agreement, any Secured Other Letters of Credit Intercreditor Agreement or any Other Intercreditor Agreement or (vii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to automatically release any Loan Party (other than the Company) (and the pledge of any equity interests in such Loan Party) from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents (or (x) in the case of a release of a Guarantor from its obligations under any Guaranty, such Guarantor becomes an Excluded Subsidiary and (y) in the case of the release of the pledge of any equity interests in such Guarantor, such Guarantor becomes an Excluded Subsidiary under clause (a), (f), (g), or (h) of the definition thereof); and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and Section 7.01(x).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party (other than the Company) from its obligations under the Loan Documents pursuant to this Section 9.10. In each case as specified in this Section 9.10 the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to return any Collateral, which is the subject of such release and in the possession of the Administrative Agent or its agent, to the Borrowers, or to subordinate its interest in such item, or to release such Loan Party (other than the Company) from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

In the case of any such Disposition of any property constituting Collateral in a transaction permitted pursuant to Section 7.05, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any Person.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Lender ERISA Representations.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

9.12 Bank Product Providers and ABL Secured Other Letters of Credit Issuers. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, each Lender, on behalf of any Secured Bank Product Provider and any ABL Secured Other Letters of Credit Issuer, agrees that no such Secured Bank Product Provider or ABL Secured Other Letters of Credit Issuer that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE IX to the contrary, each Lender, on behalf of any Secured Bank Product Provider and any ABL Secured Other Letters of Credit Issuer, agrees that the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Bank Product Obligations or Secured Other Letters of Credit Obligations owing to ABL Secured Other Letters of Credit Issuers unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Bank Product Provider or ABL Secured Other Letters of Credit Issuer, as the case may be. Each Lender, on behalf of any Secured Bank Product Provider and any ABL Secured Other Letters of Credit Issuer, hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement, a Secured Other Letters of Credit Intercreditor Agreement or an Other Intercreditor Agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon such Secured Bank Product Provider or ABL Secured Other Letters of Credit Issuer, as applicable.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), without the written consent of each Lender;

(b) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Facility without the written consent of the Required Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default, a waiver of any obligation of the Borrowers to pay interest at the Default Rate, or the waiver (or amendment to the terms) of any mandatory prepayment or mandatory reduction of any Commitments shall, in any case, not constitute such an extension or increase);

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment (it being understood that the waiver (or amendment to the terms) of any mandatory prepayment of the Loans or any component definitions thereof or any obligation of a Borrower to pay interest at the Default Rate shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Total Secured Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory reduction of any Commitments, any Default or Event of Default or the definition of “Excess Availability”, or component definition thereof, or the termination of any Reserves that, in any such case, has the effect of reducing the Applicable Rate, in each case, shall not constitute such a reduction);

(f) change (i) Section 8.03 (except as contemplated by Section 2.13 in connection with the institution of an Incremental Foreign Revolving Facility), (ii) Section 2.11 or (iii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.03(b) or 2.04, respectively, in any manner that materially and adversely affects the Lenders under the Revolving Facility without the written consent of any Lender affected thereby;

(g) change any provision of this Section 10.01 (except as contemplated by Section 2.13 in connection with the institution of an Incremental Foreign Revolving Facility) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) other than in connection with a transaction permitted under Section 7.04 or 7.05 or otherwise as provided in Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from any Guaranty is permitted pursuant to Section 6.12(f) or 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(k) make any modification to the definitions of “Borrowing Base”, “Canadian Borrowing Base”, “Total Borrowing Base” or “U.S. Borrowing Base” (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent) which would result in an increase in such Borrowing Base without the written consent of the Supermajority Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line under this Agreement or any other Loan Document and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) (x) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision and (y) in connection with the incurrence of any Incremental Revolving Commitments and Incremental Foreign Revolving Facility, including the addition of a separate “class” or “tranche” of Lenders and customary “collection allocation mechanism”; provided that the Administrative Agent shall post such amendment to the Lenders (which may be posted to the approved Platform) reasonably promptly after the effectiveness thereof.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 10.01, Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Company without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (i) in order to comply with local law or advice of local counsel, (ii) in order to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents or (iii) in connection with the incurrence of any Incremental Revolving Commitments, Incremental Foreign Revolving Facility or, subject to the Intercreditor Agreement or the Other Intercreditor Agreement, other secured Indebtedness permitted under Section 7.02.

Notwithstanding any provision herein to the contrary, no real property shall be taken as Collateral unless the Lenders receive 45 days’ advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to such Lender. At any time that any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to all Lenders.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to ARTICLE II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party (or its representatives) or breach in bad faith of such Agent Party’s obligations under this Agreement or any other Loan Document.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (a), (a) and (a) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of (w) one counsel to the Administrative Agent (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty), (x) one counsel to the Lenders (plus one local counsel in each applicable jurisdiction and one specialty counsel in each applicable specialty), and (y) in the case of an actual conflict of interest, one additional counsel for each group of similarly situated affected persons, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel, limited to one counsel for the Indemnitees taken as a whole, one local counsel in each applicable jurisdiction, one specialty counsel in each applicable specialty and, solely in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction for each group of similarly situated affected Indemnitees, taken as a whole), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, as a result of, or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that the indemnification provided for in this Section 10.04(b) shall not apply to the extent that such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct, (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from a material breach in bad faith of such Indemnitee’s obligations under this Agreement or (z) arises out of disputes solely between and among Indemnitees (other than any dispute involving an Indemnitee acting in its capacity or fulfilling its role as Administrative Agent, Arranger, agent or similar role) that do not arise out of or in connection with any act or omission of a Loan Party or any of their Affiliates. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such

Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (i) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after receipt of a reasonably detailed invoice therefor.

(f) Survival. The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, monitor or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b) or (ii) by way of participation in accordance with the provisions of Section 10.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (i) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(A) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit facilities provided pursuant to Section 10.01 in connection with the implementation of Incremental Revolving Commitment or an Incremental Foreign Revolving Facility on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(A) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Facility (such consent, in any case, not to be unreasonably withheld, delayed or conditioned).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01(a), 3.04(a), 3.05 and 10.04(a) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (i) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that, to the extent the consent of such Lender to such amendment, waiver or other modification under this Agreement is required by the first proviso to Section 10.01, such Lender will not, without the consent of the Participant, agree to such amendment, waiver or other modification. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01(a), 3.04(a) and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01(a) or 3.04(a), with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 and Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and .stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer/the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer/the Swing Line Lender may, (i) upon 30 days’ notice to the Administrative Agent, the Borrowers and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the applicable L/C Issuer/the Swing Line Lender as an L/C Issuer or Swing Line Lender, as the case may be. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.16(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or

Canadian Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of, and not disclose to any Person, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties who need to know such Information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and are subject to customary confidentiality obligations of professional practice or agree to treat the Information as confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case such Person shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify the Borrowers, to the extent practicable and lawfully permitted to do so, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case such Person shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify the Borrowers, to the extent practicable and lawfully permitted to do so, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers that is not, to such Person’s knowledge, in breach of contractual or fiduciary confidentiality obligations owing to the Company or any of its Subsidiaries.

For purposes of this Section, “Information” shall mean all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15(a) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until Payment in Full.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06(a)), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01(a) and 3.04(a)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04(a) or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06(a).

10.14 Governing Law; Jurisdiction; Etc. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN

PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) NON-U.S. LOAN PARTY SERVICE OF PROCESS. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH NON-U.S. LOAN PARTY: (i) IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LOAN DOCUMENT AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY SUCH NON-U.S. LOAN PARTY OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. EACH NON-U.S. LOAN PARTY EXPRESSLY AGREES AND CONSENTS TO THE PROVISIONS OF THIS SECTION 10.14(d).

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to each Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18 USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with applicable “know your customer” requirements under the Patriot Act (including the Beneficial Ownership Regulation), the AML Legislation or other anti-money laundering laws.

10.19 Intercreditor Agreement.

(a) Each Lender hereby understands, acknowledges and agrees that Liens have been, and may hereafter by, created on the Collateral pursuant to (i) the Permitted Additional Secured Indebtedness Documents, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement or Other Intercreditor Agreement, as applicable and (ii) the Secured Other Letters of Credit issued by a Pari Passu Secured Other Letters of Credit Issuer, which Liens shall be subject to the terms and conditions of the Secured Other Letters of Credit Intercreditor Agreement. Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender under this Agreement after the date hereof) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement, any Other Intercreditor Agreement and any Secured Other Letters of Credit Intercreditor Agreement, in each case, on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement, Other Intercreditor Agreement or Secured Other Letters of Credit Intercreditor Agreement. In addition, each Lender and the Administrative Agent acknowledge and agree that (a) the rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are subject to the Intercreditor Agreement, Other Intercreditor Agreement or Secured Other Letters of Credit Intercreditor Agreement, as applicable, and (b) in the event of any conflict, the provisions of the Intercreditor

Agreement, Other Intercreditor Agreement or Secured Other Letters of Credit Intercreditor Agreement, as applicable, shall control. The Administrative Agent is hereby further authorized to enter into Other Intercreditor Agreements and Secured Other Letters of Credit Intercreditor Agreements consistent with the terms of this Agreement, and each Lender agrees to be bound by the terms thereof.

(b) In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein or in any other Loan Document, so long as the Term Loan Documents are in effect and any Term Loan Obligations are outstanding, to the extent that any Loan Party is required to give physical possession over, grant “control” of, or take any other action in respect of, any Term Loan Priority Collateral (as defined in the Intercreditor Agreement) with respect to the Administrative Agent under this Agreement or the other Loan Documents, such requirement shall be satisfied if such action is taken with respect to the Term Loan Agent; provided that, in the case of any requirement to grant “control” over any deposit account or securities account established for the proceeds of any disposition of Term Loan Priority Collateral (as defined in the Intercreditor Agreement), such Loan Party shall use commercially reasonable efforts to enter into “4-party” control agreements, in form and substance reasonably satisfactory to the Administrative Agent, with the Term Loan Agent and the Administrative Agent with respect to such Collateral to the extent such control agreements are not prohibited by the Term Loan Documents. To the extent that any covenants, representations or warranties set forth in this Agreement or any other Loan Document are untrue or incorrect solely as a result of the delivery to, or grant of possession or control to, the Term Loan Agent in accordance with this Section 10.19, such covenant, representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement or such other Loan Document.

10.20 Borrower Agent. Each Borrower hereby designates the Company as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, L/C Issuers or any Lender. The Company hereby accepts such appointment. The Administrative Agent and Lenders shall be entitled to rely upon any notice or communication (including any notice of borrowing) delivered by or to the Company on behalf of any Borrower. Each of the Administrative Agent, L/C Issuers and Lenders shall have the right, in its discretion, to deal exclusively with Company for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by the Company shall be binding upon and enforceable against such Borrower

10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23 Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:

(a) all U.S. Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Revolving Loans, Letters of Credit issued for the account of any U.S. Borrower and all other U.S. Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other U.S. Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Obligations as described above, all such U.S. Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the U.S. Guaranty, provided that the obligations of a U.S. Borrower with respect to the U.S. Obligations as described above shall not be limited by any provision of the U.S. Guaranty entered into by such U.S. Borrower; and

(b) all Canadian Obligations to repay principal of, interest on, and all other amounts with respect to, all Canadian Revolving Loans, Letters of Credit issued for the account of any Canadian Borrower and all other Canadian Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Canadian Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the Canadian Borrowers. In addition to the direct (and joint and several) obligations of the Canadian Borrowers with respect to Canadian Obligations as described above, all such Canadian Obligations shall be guaranteed pursuant to, and in accordance with the terms of, each of the U.S. Guaranty and the Canadian Guarantee. Notwithstanding any other provision contained in this Agreement or any other Loan Document, with respect to any Canadian Loan Party, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the obligations of each Canadian Loan Party under this Agreement or any other Loan Document, to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

10.24 Limitation on Canadian Obligations. Notwithstanding anything to the contrary herein or in any other Loan Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Loan Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any direct U.S. Obligation under this Agreement or under any of the other Loan Documents. All provisions contained in any Loan Document shall be interpreted consistently with this Section 10.24 to the extent possible, and where such other provisions conflict with the provisions of this Section 10.24, the provisions of this Section 10.24 shall govern.

10.25 Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(a) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Party or any authorized signatories of the Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Address:

7035 Ridge Road	CIENA CORPORATION
Hanover, Maryland 21076
Attention: Treasurer’s Office	By:	/s/ Jiong Liu
Facsimile:		Name: Jiong Liu
Title: Vice President and Treasurer
with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile:

c/o Ciena Corporation	CIENA COMMUNICATIONS, INC.
7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office	By:	/s/ Jiong Liu
Facsimile:		Name: Jiong Liu
Title: Vice President and Treasurer
with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile:

c/o Ciena Corporation	CIENA CANADA, INC.
7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office	By:	/s/ Jiong Liu
Facsimile:		Name: Jiong Liu
Title: Vice President and Treasurer
with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile:

Signature Page to Ciena Corporation ABL Credit Agreement

c/o Ciena Corporation	CIENA GOVERNMENT SOLUTIONS, INC.
7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office	By:	/s/ Jiong Liu
Facsimile:		Name: Jiong Liu
Title: Vice President and Treasurer
with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile:

Signature Page to Ciena Corporation ABL Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ John M. Olsen
Name: John M. Olsen
Title: Senior Vice President

Signature Page to Ciena Corporation ABL Credit Agreement

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender

By:	/s/ John M. Olsen
Name: John M. Olsen
Title: Senior Vice President

Signature Page to Ciena Corporation ABL Credit Agreement

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

Signature Page to Ciena Corporation ABL Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Paul M. Angland
Name: Paul M. Angland
Title: Director

Signature Page to Ciena Corporation ABL Credit Agreement

JPMORGAN CHASE BANK N.A., as a Lender

By:	/s/ Daglas Panchal
Name: Daglas Panchal
Title: Executive Director

Signature Page to Ciena Corporation ABL Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender

By:	/s/ Michael Tam
Name: MICHAEL TAM
Title: AUTHORIZED OFFICER

Signature Page to Ciena Corporation ABL Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ David L. Smith
Name: David L. Smith
Title: Vice President and Director

Signature Page to Ciena Corporation ABL Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ Trevor Tysick
Name: Trevor Tysick
Title: Authorized Signatory

Signature Page to Ciena Corporation ABL Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Cory R. Moore
Name: Cory R. Moore
Title: Authorized Signatory

Signature Page to Ciena Corporation ABL Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an L/C Issuer

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

Signature Page to Ciena Corporation ABL Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Signature Page to Ciena Corporation ABL Credit Agreement